           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 31, 2003


                               2,800,000 SHARES

                        [JARDEN CORPORATION LOGO OMITTED]



                                 COMMON STOCK


                                $37.00 PER SHARE

--------------------------------------------------------------------------------
Jarden Corporation is offering 2,800,000 shares of common stock.

Our shares of common stock are listed on the New York Stock Exchange under the symbol "JAH." On September 25, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $37.25 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 9 OF THE ACCOMPANYING PROSPECTUS AND THE REPORTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF RISKS ASSOCIATED WITH OWNING OUR COMMON STOCK.


                                                    PER SHARE     TOTAL
                                                    ---------     -----
       Price to the public .....................    $37.00        $103,600,000
       Underwriting discount ...................    $ 1.85        $  5,180,000
       Proceeds to Jarden Corporation ..........    $35.15        $ 98,420,000


We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 420,000 additional shares from us within 30 days following the date of this prospectus supplement to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          Joint Book Running Managers


CIBC WORLD MARKETS                                BANC OF AMERICA SECURITIES LLC

                              --------------------

SUNTRUST ROBINSON HUMPHREY                               WILLIAM BLAIR & COMPANY



          The date of this Prospectus Supplement is September 25, 2003

                                [PHOTO OMITTED]




We are a leading provider of niche, branded consumer products used in and around the home.



                                                              JARDEN CORPORATION

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT



                                                                                            PAGE
                                                                                           -----
Prospectus Supplement Summary ............................................................ S-1
Risk Factors ............................................................................. S-11
 Reductions, cancellations, or delays in customer purchases could adversely affect our profitability ......................................................................... S-11
 We may experience difficulty in integrating acquired businesses, which may interrupt our business operations ................................................................... S-11
 Our business could be adversely affected because of risks associated with international operations .............................................................. S-11
 Claims made against us based on product liability could have a material adverse effect on our business .......................................................................... S-11
 Our failure to successfully protect our intellectual property rights could have a material adverse effect on our business................................................ S-12
 Our significant indebtedness could adversely affect our financial health and prevent us from fulfilling our debt obligations .................................................. S-12
Forward-Looking Statements ............................................................... S-14
Use of Proceeds .......................................................................... S-15
Price Range of Common Stock and Dividend Policy .......................................... S-15
Capitalization ........................................................................... S-16
Selected Financial Data .................................................................. S-17
Management's Discussion and Analysis of Financial Condition and Results of Operations .... S-19
Unaudited Pro Forma Condensed Consolidated Financial Statements .......................... S-27
Business ................................................................................. S-33
Management ............................................................................... S-44
Security Ownership of Certain Beneficial Owners and Management ........................... S-47
Underwriting ............................................................................. S-49
Experts .................................................................................. S-51
Legal Matters ............................................................................ S-51


PROSPECTUS

Summary ..................................................................................     1
Incorporation of Certain Documents By Reference ..........................................     2
The Company ..............................................................................     3
Risk Factors .............................................................................     9
 Reductions, cancellations, or delays in customer purchases would adversely affect our
   profitability .........................................................................     9
 We may be adversely affected by the trend towards retail trade consolidation ............     9
 Sales of some of our products are seasonal and weather related ..........................     9
 We depend on suppliers in Asia ..........................................................     9
 Competition in our industries may hinder our ability to execute our business strategy,
   achieve profitability, or maintain relationships with existing customers ..............    10
 If we fail to develop new or expand existing customer relationships, our ability to grow
   our business will be impaired .........................................................    11
 We cannot be certain that our product innovations and marketing successes will continue .    11
 We may experience difficulty in integrating acquired businesses, which may interrupt our
   business operations ...................................................................    11
 Our operations are subject to a number of Federal, state and local environmental
  regulations ............................................................................    11
 We may be adversely affected by remediation obligations mandated by applicable
   environmental laws ....................................................................    11
 We depend upon key personnel ............................................................    12
 We enter into contracts with the United States government and other governments .........    12

 Our operating results can be adversely affected by changes in the cost or availability of
   raw materials .........................................................................   12
 Our business could be adversely affected because of risks which are particular to
   international operations ..............................................................   12
 Our performance can fluctuate with the financial condition of the retail industry .......   13
 Claims made against us based on product liability could have a material adverse effect on
   our business ..........................................................................   13
 We depend on our patents and proprietary rights .........................................   13
 We depend on a single manufacturing facility for certain essential products .............   13
 Certain of our employees are represented by labor unions ................................   14
 Our significant indebtedness could adversely affect our financial health and prevent us
   from fulfilling our obligations under our debt ........................................   14
 We will require a significant amount of cash to service our indebtedness. Our ability to
   generate cash depends on many factors beyond our control ..............................   14
 The indenture related to the debt securities, our 9 3/4% senior subordinated notes due
   2012, and our senior credit facility contain various covenants which limit our
   management's discretion in the operation of our business ..............................   15
 We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture related to our 9 3/4% senior subordinated notes
   due 2012 .... .........................................................................   15
 Delaware law and our rights plan may limit possible takeovers ...........................   15
 The market price for our common stock is volatile .......................................   16
 We may issue a substantial amount of our common stock in connection with future
   acquisitions and the sale of those shares could adversely affect our stock price ......   16
 Our stock price may be adversely affected if our stockholders sell substantial amounts of our common stock, or our preferred stock or warrants convertible into our common
   stock, in the public market following the offering ....................................   16
 Since we have broad discretion in how we use the net proceeds from this offering, we may
   use such proceeds in ways with which you disagree .....................................   17
 Your right to receive payments on the debt securities is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the debt securities are junior to all of the guarantors' existing senior indebtedness and
   possibly to all their future borrowings ...............................................   17
 Since the debt securities are unsecured, your right to enforce remedies is limited by
   the rights of holders of secured debt .................................................   17
 Not all of our subsidiaries will guarantee our obligations under the debt securities, and the assets of the non-guarantor subsidiaries may not be available to make payments
   on the debt securities ................................................................   17
 A public market for the debt securities may not develop .................................   18
 Federal and state statutes allow courts, under specific circumstances, to void
   guarantees and require security holders to return payments received from guarantors ...   18
Forward Looking Statements ...............................................................   20
Use of Proceeds ..........................................................................   21
Ratio of Earnings to Fixed Charges .......................................................   21
Description of the Debt Securities .......................................................   22
Description of Capital Stock .............................................................   27
Description of Warrants ..................................................................   27
Description of Senior Indebtedness .......................................................   28
Plan of Distribution .....................................................................   32
Where You Can Find More Information ......................................................   33
Experts ..................................................................................   33
Legal Matters ............................................................................   34

                                 INDUSTRY DATA

In this prospectus supplement and the accompanying prospectus, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.


                       ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information, some of which may not apply to this offering, and this prospectus supplement describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.


You should rely only upon the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.


Our owned and licensed trademarks, service marks and trade names include Ball (Registered Trademark) , Bernardin (Registered Trademark) , Crawford (Registered Trademark) , Diamond (Registered Trademark) , FoodSaver (Registered Trademark) , Forster (Registered Trademark) , Golden Harvest (Registered Trademark) , Lady Dianne (Registered Trademark) , Kerr (Registered Trademark) , Lehigh (Registered Trademark) , Leslie-Locke (Registered Trademark) , Shake-A-Pick (Registered Trademark) , and Storehorse (Registered Trademark) . This prospectus also contains trademarks, service marks, copyrights and trade names of other companies.

                         PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and audited consolidated financial statements and the notes thereto contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Because this is only a summary, it may not contain all of the information important to you or that you should consider before making an investment decision. Therefore, we urge you to read this prospectus supplement, the accompanying prospectus and the documents to which we have referred you. Unless the context otherwise requires, "Jarden," "we," "us," "our" and similar terms refer to Jarden Corporation and its subsidiaries, "Tilia" refers to the business of Tilia International, Inc. and its subsidiaries, "Diamond" refers to the business of Diamond Brands International, Inc. and its subsidiaries, and "Lehigh" refers to the business of Lehigh Consumer Products Corporation and its subsidiary.


                                  OUR COMPANY

We are a leading provider of niche consumer products used in and around the home, under well-known brand names including Ball (Registered Trademark) , Bernardin (Registered Trademark) , Crawford (Registered Trademark) , Diamond (Registered Trademark) , FoodSaver (Registered Trademark) , Forster (Registered Trademark) , Kerr (Registered Trademark) , Lehigh (Registered Trademark) and Leslie-Locke (Registered Trademark) . In North America, we are the market leader in several targeted categories, including branded retail plastic cutlery, home canning, home vacuum packaging, kitchen matches, rope, cord and twine and toothpicks. Many of our products are affordable, consumable and fundamental household staples, resulting in recurring revenues. Our highly recognized brands, innovative products and multi-channel distribution strategy, together with our strategic acquisitions, have resulted in significant growth in revenue and profitability. In the year ended December 31, 2002, we generated $635.4 million, $104.8 million and $52.1 million in net sales, operating income and net income, respectively on a pro forma basis, after taking into effect our acquisitions of Tilia, Diamond and Lehigh as though they were effective as of January 1, 2002.

We have achieved leading market positions by selling branded consumer products through a variety of distribution channels, including club, department store, drug, grocery, hardware, home improvement, mass merchant and specialty retailers, as well as direct to consumers. By leveraging our strong brand portfolio, category management expertise and superior customer service, we have established and continue to maintain long-term relationships with leading retailers within these channels. We have long-standing relationships with each of our top ten customers. For example, we have serviced Wal-Mart and Home Depot since their openings in 1962 and 1978, respectively, and are currently category manager at Wal-Mart for home canning-related products and at Home Depot for cordage. Moreover, several of our leading brands, such as Diamond (Registered Trademark) kitchen matches and Ball (Registered Trademark) jars, have been in continuous use for over 100 years. We continue to expand our existing customer relationships and attract customers by introducing new product line extensions and entering new product categories.

We operate three primary business segments, comprised of branded consumables, consumer solutions and plastic consumables.

Branded Consumables. We manufacture or source, market and distribute a broad line of branded consumer products that includes craft items, food preparation kits, home canning jars, jar closures, kitchen matches, plastic cutlery, rope, cord and twine, storage and workshop accessories, toothpicks and other accessories marketed under the Ball (Registered Trademark) , Bernardin (Registered Trademark) , Crawford (Registered Trademark) , Diamond (Registered Trademark) , Forster (Registered Trademark) , Kerr (Registered Trademark) , Lehigh (Registered Trademark) and Leslie-Locke (Registered Trademark) brand names. We deliver our branded consumable products to over 3,100 customers nationwide. On September 2, 2003, we acquired all of the issued and outstanding stock of Lehigh Consumer Products Corporation ("Lehigh"), the largest supplier of rope, cord and twine for the U.S. consumer marketplace and a leader in innovative storage and organization products for the home and garage as well as products in the security door and fencing market.

Consumer Solutions. We source, market and distribute an array of home vacuum packaging machines under the market leading FoodSaver (Registered Trademark) brand name, as well as other products that service the needs of the consumer in the kitchen. We believe that the FoodSaver (Registered Trademark) vacuum packaging system is superior to more conventional means of food packaging, including freezer and storage bags and plastic containers, in preventing dehydration, rancidity, mold, freezer burn and hardening of food. The original FoodSaver (Registered Trademark) product was successfully launched through infomercials and has since expanded its distribution channels to be based primarily on retail customers. In addition to machines, we market and distribute an expanding line of proprietary bags and bag rolls for use with FoodSaver (Registered Trademark) machines, which represents a recurring revenue source, along with accessories including canisters, jar sealers and wine stoppers.

Plastic Consumables. We manufacture, market and distribute a wide variety of consumer and medical plastic products for customers and our other primary segments. These products include closures, contact lens packaging, plastic cutlery, refrigerator door liners, shotgun shell casings, surgical devices and syringes. Many of these products are consumable in nature or represent components of consumer products.

In addition to the three primary business segments described above, our other business consists primarily of our zinc strip business, which is the largest producer of zinc strip and fabricated products in the United States.


                            COMPETITIVE STRENGTHS

We believe that the following competitive strengths serve as a foundation for our growth strategy:

Market Leadership Positions. In North America, we are a leader in several targeted categories including, among others, branded retail plastic cutlery, home canning, home vacuum packaging, kitchen matches, rope, cord and twine and toothpicks. We believe that the specialized nature of our niche categories and our leading market shares therein provide us with competitive advantages in terms of demand from major retailers and enhanced brand awareness. We created the home vacuum packaging category at most of our retailers and actively work with them to promote the FoodSaver (Registered Trademark) brand and home vacuum packaging to consumers. In addition, our branded consumables business is either the named category manager, sole supplier or one of a select few vendors to the dominant retailers in many of its product lines.

Strong Brand Name Recognition. We have built a portfolio of leading consumer brands, which assists us in gaining retail shelf space and introducing new products. The Ball (Registered Trademark) brand has been in continuous use for over 100 years and is internationally recognized within the home food preservation market. In the United States, we believe Kerr (Registered Trademark) is also a widely-recognized home canning brand while Bernardin (Registered Trademark) is the leading home canning brand in Canada. We believe Diamond (Registered Trademark) , Forster (Registered Trademark) and FoodSaver (Registered Trademark) are the leading brands in their principal markets and are well recognized by consumers. We believe our strong brand recognition and consumer awareness, coupled with the long-standing quality of our products, results in significant customer loyalty.

Comprehensive Product Offering. We provide retailers a comprehensive portfolio of niche consumer products across multiple categories, which adds diversity to our revenues and cash flows. Within these categories, we service the needs of a wide range of consumers and satisfy their different tastes, preferences and budgets. In home canning, we offer a range of branded products to serve the value, mid-tier and premium price points, selling more than 300 stock keeping units. We offer kitchen matches, plastic cutlery and toothpicks of various counts, sizes and durability. FoodSaver's (Registered Trademark) current offerings are well positioned to take advantage of a "good, better, best" strategy in order to target consumers with various levels of price sensitivity and product sophistication. We also offer rope, cord and twine products, storage and workshop accessories and metal security doors and fencing covering more than 1,500 stock keeping units. We believe our ability to serve retailers with a broad array of branded products and introduce new products will continue to allow us to penetrate existing customers.

Long-Term Customer Relationships. We have established and continue to maintain strong relationships with our retail customers based, in part, on our portfolio of leading brands, superior customer service and product innovation. We are the named category manager for various products at key retailers, including Wal-Mart, Home Depot and Lowe's, and are the leading supplier for other products for which there is no named category manager. In addition, we have maintained relationships for more than 10 years with virtually all of our key customers. We provide marketing, technical and service support to our retail customers by assisting with category management, in-store merchandising and customized packaging. We also offer end users a broad array of services including product warranties, toll-free customer service numbers and web sites featuring extensive customer service information.

Expertise in Successfully Identifying and Executing Complementary
Acquisitions. We believe we have expertise in identifying and acquiring businesses or brands that complement our existing product portfolio. We utilize a systematic, disciplined acquisition strategy to identify candidates that can provide category leading product offerings to be sold through our existing distribution channels or new distribution channels for our existing products. This expertise has resulted in several important recent strategic acquisitions of complementary businesses and brands such as Tilia, Diamond and Lehigh, which have helped build our portfolio of niche consumer products used in and around the home and strengthened our distribution channels. Moreover, we have developed an operating infrastructure with the proven capability to successfully integrate acquisitions. We believe that our acquisition expertise uniquely positions us to take advantage of future opportunities to acquire complementary businesses or brands.

Recurring Revenue Stream. We derive recurring and, we believe, annually stable sales from many of our leading products due to their affordability and position as fundamental staples within many households. Our jar closures, kitchen matches, plastic cutlery, rope, cord and twine and toothpicks exemplify these traits. Moreover, we believe that as the installed base of FoodSaver (Registered Trademark) appliances increases, our patented disposable storage bags and related accessories used with the FoodSaver (Registered Trademark) appliances will constitute an increasing percentage of revenues. In 2000, revenues from the sale of storage bags generated 18% of our consumer solutions segment net sales compared to approximately 27% for 2002.

Low Cost Manufacturing. We believe we excel at manufacturing programs involving high volumes with superior efficiencies, low cost and exceptional quality. We have organized the production runs of our branded consumable product lines to minimize the number of manufacturing functions and the frequency of material handling. We also utilize, where practical, a flexible process which uses cellular manufacturing to allow a continuous flow of parts with minimal set up time. Our efficient and automated plastic cutlery manufacturing operations enable us to produce, count and package plastic cutlery ready for retail distribution with minimal labor costs.

We also utilize an efficient outsourced manufacturing network of suppliers for certain of our branded consumables and consumer solutions products. Many of these relationships are long-term, affording us increased flexibility and stability in our operations. Appliances, bags and accessories are sourced from several facilities throughout Asia and the United States. This diverse network allows us to maintain multiple sources of quality products while keeping price points competitive and provides us with quick response, special order service and low-cost, high-volume production capacity. We believe our service levels, including fill rates, are attractive as compared to our competitors.

Proprietary and Patented Technology. We believe we have proprietary expertise in the design, development and manufacture of certain of our products supported by patented technology, affording us a competitive advantage and enabling us to maintain our market leading positions. We maintain patents on our FoodSaver (Registered Trademark) home vacuum packaging systems and on the bags used for vacuum sealing. This patent protection and our well-developed manufacturing relationships have enabled us to become the market leader within the home vacuum packaging category. For our home canning products, we have developed a proprietary two-piece closure system incorporating a plastisol sealant that differentiates our jar lids from those of competitors. We also have several innovative new products in development for which patents are pending, including the next generation of home vacuum packaging bags and systems.

Proven and Incentivized Management Team. Our management team has a proven track record of successful management with positive operating and shareholder results. Our management team is led by Martin E. Franklin, our Chairman and Chief Executive Officer, and Ian G.H. Ashken, our Vice Chairman and Chief Financial Officer, both of whom joined Jarden in 2001 and who collectively beneficially own approximately 7% of our common stock. We have also recently hired James E. Lillie to the newly created position of Chief Operating Officer to oversee day-to-day operations and operational integration. Each of our operating businesses is managed by professionals with an average of over 20 years of experience. Senior operating managers also participate in our equity incentive programs, and cash incentive compensation is primarily based on attaining selected financial performance targets.


                                GROWTH STRATEGY

Our objective is to increase revenue, cash flow and profitability while increasing our position as a leading manufacturer, marketer and distributor of niche, branded consumer products. Our strategy for achieving these objectives includes the following key elements:

Further Penetrate Existing Distribution Channels. We will seek to further penetrate existing distribution channels to drive organic growth by capitalizing on our strong existing customer relationships and attracting new customers. We intend to further penetrate existing customers by continuing to
(i) provide quality products, (ii) efficiently and consistently fulfill logistical requirements and volume demands, (iii) provide comprehensive product support from design to after-market customer service and (iv) cross-sell our branded consumables and consumer solutions products and accessories to our extensive combined customer base. As a result of our 2002 cross-selling initiatives, FoodSaver (Registered Trademark) products are now being sold through the grocery and hardware channels, where we previously sold primarily branded consumable products. Similarly, we believe there is potential to introduce our home canning products into leading home improvement retailers as a result of the Lehigh acquisition. We intend to attract new customers through our portfolio of leading brands, innovative products and superior customer service.

Introduce New Products. To drive organic growth from our existing businesses, we intend to continue to leverage our strong brand names, customer relationships and proven capacity for innovation to expand product offerings in each of our major product categories. For example, our branded consumables business is targeting several new product introductions, with a recent focus on all-in-one Ball (Registered Trademark) home canning-related kits that provide consumers a simpler and more convenient experience. In 2002, we successfully introduced jelly and salsa kits and have introduced several additional kits in 2003. Other product line extensions in branded consumables include innovative packaging solutions that meet specific consumer needs and drive profitability such as the recently introduced Shake-A-Pick (Registered Trademark) , an individual toothpick dispenser. In addition, we have historically been able to cycle out old home improvement products and replace them with newer versions, enabling us to avoid price reductions and maintain attractive margins. Such changes include packaging and coloration modifications and redesigning products to improve functionality for garage storage solutions.

Pursue Strategic Acquisitions. We anticipate that the fragmented nature of the niche consumer products market will continue to provide significant opportunities for growth through strategic acquisitions of complementary businesses. Our acquisition strategy will continue to focus on businesses or brands with product offerings that provide expansion into related categories and can be marketed through our existing distribution channels or provide us with new distribution channels for our existing products, thereby increasing marketing and distribution efficiencies. Furthermore, we seek acquisition candidates with attractive margins, strong cash flow characteristics, category leading positions and products that generate recurring revenue. Our acquisitions of Tilia, Diamond and Lehigh are examples of our ability to implement this acquisition strategy. We anticipate that future acquisitions will be financed through a combination of operating cash flow, debt and equity, including the proceeds of this offering. We are continuing to pursue several tuck-in acquisitions, all of which, if consummated, would have an aggregate purchase price of approximately $40 million. No assurances can be given that any such potential acquisition will be consummated or, if any such acquisition is consummated, as to the terms of such acquisition, including price.


Expand Internationally. Historically, we have focused primarily on North American sales while establishing a limited sales presence internationally. In 2002, sales outside of North America represented less than 2% of sales. We intend to expand our international sales primarily by developing distribution channels for certain of our existing products and by pursuing strategic acquisitions of foreign businesses with established complementary distribution channels. We are in the early stages of implementing our proven North American home vacuum packaging product introduction strategy in Asia and Europe, where we have recently entered into limited distribution agreements for our FoodSaver (Registered Trademark) products. In these markets, we intend to follow the successful strategy we implemented in North America by initially utilizing direct to consumer sales, including infomercials, to build consumer awareness and generate retail demand. Once a critical mass of consumer sales and interest has been established, we intend to launch FoodSaver (Registered Trademark) products through traditional retail channels.



                             THE LEHIGH ACQUISITION

On September 2, 2003, we acquired Lehigh, the largest supplier of rope, cord and twine for the U.S. consumer marketplace and a leader in innovative storage and organization products for the home and garage as well as products in the security door and fencing market. Lehigh's customers include North America's largest and rapidly growing warehouse home centers and mass merchants. For the year ended December 31, 2002, Lehigh had revenues and operating income of $128.1 million and $18.9 million, respectively.


We acquired Lehigh for cash consideration (excluding transaction costs) of $155.0 million at closing (the "Lehigh Acquisition"). In addition, the Lehigh Acquisition includes an earn-out provision with a potential payment in cash or our registered common stock of up to $25.0 million payable in 2006, provided that certain earnings performance targets are met. If paid, we expect to capitalize the cost of the earn-out.


Strategically, Lehigh complements our existing consumer products businesses. The acquisition is consistent with our strategy of acquiring branded consumer products businesses with leading market positions in niche markets for products used in and around the home, attractive operating margins and strong management. The Lehigh acquisition (i) is expected to be accretive to earnings per share, (ii) provides cross-selling opportunities to our established retail customer base, (iii) adds complementary distribution channels to our strong domestic distribution network and (iv) has the potential to create cost synergies.


The mailing address and telephone number of our principal executive offices are 555 Theodore Fremd Avenue, Suite B-302, Rye, NY 10580 and (914) 967-9400, respectively.

                                  THE OFFERING


Common stock offered by Jarden
Corporation......................................   2,800,000 shares

Common stock to be outstanding
after this offering..............................   17,408,654 shares(1)

Over-allotment option............................   420,000 shares

Use of proceeds..................................   We intend to use the net
                                                    proceeds from the sale of
                                                    these equity securities for
                                                    working capital and general
                                                    corporate purposes,
                                                    including, but not limited
                                                    to, potential future
                                                    acquisitions and debt
                                                    repayment. If any of the
                                                    proceeds are not used on or
                                                    before February 29, 2004, we
                                                    currently intend to use such
                                                    remaining proceeds to repay
                                                    a portion of our senior term
                                                    credit facility.

NYSE Market Symbol...............................   JAH

Risk Factors.....................................   You should carefully
                                                    consider the information set
                                                    forth in "Risk Factors" and
                                                    all other information
                                                    included in this prospectus
                                                    supplement and the
                                                    accompanying prospectus
                                                    before investing in our
                                                    common stock.

(1) The total number of shares of common stock outstanding after the offering is based on 14,608,654 shares of common stock outstanding on September 24, 2003. This number excludes:

     o 1,693,159 shares of common stock reserved for issuance upon the exercise of options outstanding as of September 24, 2003, at a weighted average exercise price of $18.26 per share; and

     o 1,796,069 shares of common stock reserved for future issuance under our 2003 stock incentive plan and 2003 employee stock purchase plan.

The total number of shares outstanding includes 385,260 shares of common stock issued as restricted stock awards which have not vested as of September 24, 2003.

The total number of shares outstanding after the offering also assumes no exercise of the underwriters' over-allotment option.

Pursuant to our restated certificate of incorporation, as amended, we have 50,000,000 shares of common stock authorized.

                            SUMMARY FINANCIAL DATA

The following table sets forth our summary historical financial data for the years ended December 31, 2000, 2001 and 2002, which has been derived from our audited consolidated financial statements and related notes for the respective fiscal years, and our summary historical financial data for the six months ended June 30, 2002 and 2003, which has been derived from our unaudited consolidated financial statements and the related notes. Our results of operations for the interim periods are not indicative of the results that may be expected for the entire year. You should read the information in this table together with our financial statements and other financial information incorporated by reference into this prospectus.

Our financial data was significantly affected by our acquisitions of Diamond in February 2003 and Tilia in April 2002 and the disposition of our underperforming thermoformed plastics operations in November 2001. Future financial data is likely to be significantly affected by our acquisition of Lehigh on September 2, 2003. As a result, our historical financial data is not necessarily comparable between periods, or to prior periods and may not be indicative of future performance.

The summary unaudited pro forma data for the year ended December 31, 2002 and the six months ended June 30, 2003 has been derived from, and should be read in conjunction with, the unaudited pro forma consolidated financial information included in this prospectus. The unaudited pro forma statement of operations data reflects the Tilia, Diamond and Lehigh acquisitions as if they had occurred at January 1, 2002. The unaudited pro forma balance sheet data reflects the Lehigh acquisition as if it had occurred at June 30, 2003. The pro forma as adjusted balance sheet data at June 30, 2003 gives further effect to our sale of 2,800,000 shares of common stock in this offering, at the public offering price of $37 per share after deducting estimated underwriting discounts and commissions and offering expenses, and the application of proceeds from this offering. The unaudited pro forma financial information may not be indicative of our financial condition or results of operations that actually would have occurred had the Tilia, Diamond and Lehigh acquisitions been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.

                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------
                                                                                       PRO FORMA
                                                2000         2001          2002           2002
                                           ------------- ------------- ------------- -------------
                                                    (in thousands, except per share data)
INCOME STATEMENT DATA:
Net sales ................................   $ 356,123    $  304,276     $ 367,104     $ 635,361
Gross profit .............................      81,875        71,642       150,475       235,236
Special charges and reorganization
 expenses, net ...........................         380         4,978            --         4,565
Loss on divestiture of assets and
 product lines ...........................          --       122,887            --            --
Operating income (loss) ..................      18,982      (113,928)       65,109       104,777
Net income (loss) ........................       4,922       (85,429)       36,309        52,085
Diluted earnings (loss) per share ........   $    0.39    $    (6.71)    $    2.52     $    3.62
Diluted earnings (loss) per share,
 excluding one-time tax reversal (1)         $    0.39    $    (6.71)    $    2.22     $    3.31
Diluted weighted average shares
 outstanding .............................      12,766        12,726        14,392        14,392
OTHER FINANCIAL DATA:
EBITDA (2) ...............................   $  40,552    $  (95,284)    $  75,110     $ 121,994
Cash flows from operating activities (3) .      19,144        39,857        69,551
Depreciation and amortization ............      21,311        18,797        10,001        17,217
Capital expenditures .....................      13,637         9,707         9,277        12,417
BALANCE SHEET DATA:
Cash and cash equivalents ................   $   3,303    $    6,376     $  56,779
Working capital ..........................      22,975         8,035       101,557
Total assets .............................     310,429       162,234       366,765
Total debt ...............................     137,060        84,875       216,955
Total stockholders' equity ...............     118,221        35,129        76,764



                                              AS OF AND FOR THE SIX MONTHS ENDED
                                                           JUNE 30,
                                           -----------------------------------------
                                                                         PRO FORMA
                                                2002         2003           2003
                                           ------------- ------------- -------------
                                             (in thousands, except per share data)
INCOME STATEMENT DATA:
Net sales ................................   $ 152,177     $ 228,114     $ 302,583
Gross profit .............................      54,657        87,850       109,660
Special charges and reorganization
 expenses, net ...........................          --            --         1,536
Loss on divestiture of assets and
 product lines ...........................          --            --            --
Operating income (loss) ..................      21,849        31,544        42,966
Net income (loss) ........................      15,280        14,181        18,725
Diluted earnings (loss) per share ........   $    1.09     $    0.96     $    1.27
Diluted earnings (loss) per share,
 excluding one-time tax reversal (1)         $    0.74     $    0.96     $    1.27
Diluted weighted average shares
 outstanding .............................      14,058        14,727        14,727
OTHER FINANCIAL DATA:
EBITDA (2) ...............................   $  26,638     $  38,774     $  51,706
Cash flows from operating activities (3)..      47,153        15,193
Depreciation and amortization ............       4,789         7,230         8,740
Capital expenditures .....................       3,070         4,569         4,980
BALANCE SHEET DATA:
Cash and cash equivalents ................   $  38,618     $   4,704     $   4,834
Working capital ..........................      69,676        71,482        95,743
Total assets .............................     337,668       440,746       610,991
Total debt ...............................     213,601       254,286       414,286
Total stockholders' equity ...............      58,204        96,384        96,384


                                       PRO FORMA
                                      AS ADJUSTED
                                     ------------
Cash and cash equivalents ..........   $102,504
Total debt .........................    414,286
Total stockholders' equity .........    194,054

(1) For the year ended December 31, 2002 and the six months ended June 30, 2002, the income tax provision included a one-time reversal of a tax valuation allowance resulting primarily from significant tax refunds received related to the 2001 tax year. Excluding the release of this valuation allowance, our effective tax rate would have been 39.2% for the year ended December 31, 2002 and 38.4% for the six months ended June 30, 2002. A reconciliation of our net income and related diluted earnings per share excluding this release is presented below:


                                                                                  FOR THE                 FOR THE
                                                                                YEAR ENDED               SIX MONTHS
                                                                               DECEMBER 31,            ENDED JUNE 30,
                                                                        ---------------------------   ---------------
                                                                                         PRO FORMA
                                                                            2002           2002             2002
                                                                        ------------   ------------   ---------------
                                                                        (dollars in thousands, except per share data)
Income before taxes .................................................     $ 52,498       $ 78,444        $ 16,864
Income tax provision, excluding one-time tax reversal ...............       20,579         30,750           6,479
                                                                          --------       --------        --------
Net income, excluding one-time tax reversal .........................     $ 31,919       $ 47,694        $ 10,385
                                                                          ========       ========        ========
Diluted earnings per share, excluding one-time tax reversal .........     $   2.22       $   3.31        $   0.74

(2) For the year ended December 31, 2001, EBITDA includes a $122,887 loss on divestiture of assets and product lines. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus because it is a basis upon which our management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. A reconciliation of the calculation of EBITDA is presented below:






                                    FOR THE YEAR ENDED DECEMBER 31,         FOR THE SIX MONTHS ENDED JUNE 30,
                            ----------------------------------------------- ---------------------------------
                                                                 PRO FORMA                         PRO FORMA
                               2000        2001         2002        2002       2002       2003       2003
                            --------- -------------- ---------- ----------- ---------- ---------- ----------
                                                         (dollars in thousands)
Net income (loss) .........  $ 4,922    $  (85,429)   $36,309    $ 52,085    $15,280    $14,181    $18,725
Interest expense, net .....   11,917        11,791     12,611      26,333      4,985      8,219     12,168
Income tax provision
 (benefit) ................    2,402       (40,443)    16,189      26,359      1,584      9,144     12,073
Depreciation and
 amortization .............   21,311        18,797     10,001      17,217      4,789      7,230      8,740
                             -------    ----------    -------    --------    -------    -------    -------
EBITDA ....................  $40,552    $  (95,284)   $75,110    $121,994    $26,638    $38,774    $51,706
                             =======    ==========    =======    ========    =======    =======    =======

(3) For the year ended December 31, 2002, cash flows from operations included $38.6 million of income tax refunds resulting primarily from the 2001 loss on divestiture of assets.

                       SUMMARY FINANCIAL DATA OF LEHIGH


The following table sets forth Lehigh's summary financial data for the years ended December 31, 2000, 2001 and 2002 which has been derived from Lehigh's audited consolidated financial statements. The following table also sets forth Lehigh's summary historical financial data for the six months ended June 30, 2002 and 2003 which has been derived from Lehigh's interim unaudited consolidated financial statements. This summary financial data is not necessarily indicative of the results of future operations and should be read in conjunction with the audited consolidated financial statements of Lehigh as of and for the year ended December 31, 2002 and the unaudited interim condensed financial statements of Lehigh for the six months ended June 30, 2003 incorporated by reference herein. The financial statements of Lehigh as of and for the years ended December 31, 2000 and 2001 are not included herein. This summary financial data should also be read in conjunction with the unaudited pro forma condensed consolidated financial data of Jarden included herein.




                                                                                    SIX MONTHS ENDED JUNE
                                                 YEAR ENDED DECEMBER 31,                     30,
                                          --------------------------------------   -----------------------
                                           2000 (1)        2001          2002         2002         2003
                                          ----------   -----------   -----------   ----------   ----------
                                                               (dollars in thousands)
INCOME STATEMENT DATA:
Net sales .............................    $96,296      $123,477      $128,128      $65,349      $67,655
Gross profit ..........................     26,679        35,741        38,424       18,325       20,193
Operating income (2) ..................     10,392        13,153        18,892        9,506       11,168
Net income ............................      5,821         9,981        16,638        8,487       10,563
OTHER FINANCIAL DATA:
Depreciation and amortization .........    $ 4,250      $  6,716      $  2,164      $ 1,203      $   975
Capital expenditures ..................      1,002           537           454          231          211

----------
(1) On January 31, 2000, Lehigh acquired all of the stock of M&K Industries, Inc. On February 16, 2000, Lehigh acquired the net assets of Ultra-Hold Corporation. On September 29, 2000, Lehigh acquired certain assets of Leslie Locke Corporation. The acquisitions were accounted for using the purchase method and as such, the results of operations of the acquired businesses were included from the date of acquisition. Accordingly, the consolidated results are not necessarily comparable to the other periods presented.


(2) Operating income as presented above excludes other expense of $153, $140 and $380 for the years ended December 31, 2000, 2001 and 2002, respectively.

                                  RISK FACTORS

Investing in our securities involves risks, including the risks described in this prospectus supplement, the accompanying prospectus, and in the other documents that are incorporated herein by reference. You should carefully consider the risk factors together with all of the other information and data included in this prospectus supplement, the accompanying prospectus and the documents that are incorporated herein by reference before you decide to acquire any securities. If any of the events described in the section captioned "Risk Factors" contained in this prospectus supplement and the accompanying prospectus or in the events described in the documents incorporated herein by reference actually occur, our business, financial condition or results of operation may suffer.


REDUCTIONS, CANCELLATIONS, OR DELAYS IN CUSTOMER PURCHASES COULD ADVERSELY AFFECT OUR PROFITABILITY.

Our customers generally do not enter into long-term contracts or commitments with us. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, or delay purchases for a number of reasons beyond our control. Significant or numerous cancellations, reductions, or delays in purchases by customers could have a material adverse effect on our business, results of operations and financial condition. In addition, because many of our costs are fixed, a reduction in customer demand could have an adverse effect on our gross profit and operating income.

On a historical basis in 2002, one customer, Wal-Mart, accounted for 18.7% of our consolidated net sales. On a pro forma basis, giving effect to the Tilia, Diamond and Lehigh acquisitions, Wal-Mart accounted for 18.9% of our 2002 consolidated net sales and Home Depot accounted for 13.0% of our 2002 consolidated net sales. A significant reduction in purchases from either of these customers could have a material adverse effect on our business, results of operations and financial condition.


WE MAY EXPERIENCE DIFFICULTY IN INTEGRATING ACQUIRED BUSINESSES, WHICH MAY INTERRUPT OUR BUSINESS OPERATIONS.

We have achieved growth through the acquisition of companies, including the recent acquisition of Lehigh. There can be no assurance that we will be able to integrate successfully the Lehigh business into our existing business without substantial costs, delays or other operational or financial difficulties. Additionally, the failure of Lehigh's business to achieve expected results, diversion of our management's attention, and failure to retain key Lehigh personnel, could have a material adverse effect on our business, results of operations and financial condition.


OUR BUSINESS COULD BE ADVERSELY AFFECTED BECAUSE OF RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

Although not currently material to our operations, we anticipate that international sales will be a growth area for our business. International operations, including manufacturing and sourcing operations (and the international operations of our customers), are subject to inherent risks which could adversely affect us, including, among other things:

     o    fluctuations in the value of currencies;

     o unexpected changes in and the burdens and costs of compliance with a variety of foreign laws;

     o    political and economic instability;

     o    increases in duties and taxation; and

     o reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.


CLAIMS MADE AGAINST US BASED ON PRODUCT LIABILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

As a producer and marketer of consumer products, we are subject to the risk of claims for product liability. We maintain product liability insurance, but there is a risk that our coverage will not be sufficient to insure against all claims which may be brought against us, or that we will not be able to maintain that coverage or obtain additional insurance covering existing or new products. If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could have a material adverse effect on our business, results of operations and financial condition.


Additionally, certain of the products manufactured and sold by Lehigh are used in applications where the failure to use such products for their intended purposes, the failure to use them properly, or their malfunction, generally could result in greater injury than our other products.


OUR FAILURE TO SUCCESSFULLY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


Our success with our proprietary products depends, in part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. Furthermore, the patents we maintain on the bags used for vacuum sealing expire in 2005 and the patents we maintain on our home vacuum packaging systems expire in 2009. We are currently applying for patents on new bags and vacuum packaging systems that we recently acquired.


Our Tilia subsidiaries, Tilia, Inc. and Tilia International, Inc., have filed a complaint with the International Trade Commission against Applica Consumer Products, Inc., Applica, Inc., The Rival Company, The Holmes Group, Inc. and ZeroPack Co. Ltd., to enjoin the importation into the U.S. of certain competitive home vacuum packaging products that we believe infringes on our patented technology. If the International Trade Commission fails to issue an injunction blocking the importation of these products, we believe that our consumer solutions business may be irreparably harmed by (i) being forced to sell products at reduced margins and (ii) having the entire market for home vacuum packaging products disrupted by the introduction of low quality products, and that we could suffer a material adverse effect on our business, results of operations and financial condition.


OUR SIGNIFICANT INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS.


We have a significant amount of indebtedness which could:

     o make it more difficult for us to satisfy our obligations with respect to the debt securities;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and

     o    limit, among other things, our ability to borrow additional funds.

The following table sets forth our total debt, total stockholders' equity, total capitalization and ratio of debt to total capitalization on a pro forma basis giving effect to the Tilia, Diamond and Lehigh acquisitions and our amended and restated senior credit facility:

                                                       JUNE 30, 2003
                                                  -----------------------
                                                        (unaudited)
                                                   (dollars in thousands)
Total debt ....................................          $ 414,286
Total stockholders' equity ....................             96,384
                                                         ---------
Total capitalization ..........................          $ 510,670
                                                         =========
Ratio of debt to total capitalization .........                 81%


The terms of our amended and restated senior credit facility, the April 24, 2002 indenture, as supplemented, governing our 9 3/4% senior subordinated notes due 2012, and the January 29, 2003 indenture, as supplemented, governing our 9 3/4% senior subordinated notes due 2012, allow us to issue and incur additional debt upon satisfaction of certain conditions. If new debt is added to current debt levels, the related risks described above could increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Lehigh Acquisition and Related Financing, Financial Condition, Liquidity and Capital Resources" included in this prospectus supplement and Item 5, "Amendment and Restatement of Existing Credit Facility", of our Form 8-K, filed on September 5, 2003.

                          FORWARD-LOOKING STATEMENTS

Certain statements we make in this prospectus supplement, the accompanying prospectus, and other written or oral statements by us or our authorized officers on our behalf, may constitute "forward- looking statements" within the meaning of the Federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industry and economies in which we operate and other information that is not historical information. Words or phrases such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we cannot assure you that our expectations, beliefs and projections will be realized.


Before you invest in our common stock or debt securities, you should be aware that the occurrence of the events described under the caption "Risk Factors" contained in this prospectus supplement and in the accompanying prospectus and otherwise discussed elsewhere in this prospectus supplement, the accompanying prospectus, or in materials incorporated in this prospectus by reference to our other filings with the Securities and Exchange Commission, could have a material adverse effect on our business, financial condition and results of operations.


The data included in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources or our estimates based on management's knowledge and experience in the markets in which we operate. Our estimates have been based on information provided by customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. As a result, you should be aware that market, ranking and other similar data included in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable.

                                USE OF PROCEEDS

We intend to use the net proceeds from the sale of these equity securities for working capital and general corporate purposes, including, but not limited to, potential future acquisitions and debt repayment. If any of the proceeds are not used on or before February 29, 2004, we currently intend to use such remaining proceeds to repay a portion of our senior term credit facility.



                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the New York Stock Exchange under the symbol "JAH." The table below sets forth the high and low prices of our common stock as reported on the New York Stock Exchange for the periods indicated.

                                                          HIGH          LOW
                                                       ----------   ----------
2001
 First Quarter .....................................    $  7.56      $  6.15
 Second Quarter ....................................       8.07         5.82
 Third Quarter .....................................       6.51         5.35
 Fourth Quarter ....................................       8.02         5.65

2002
 First Quarter .....................................    $ 15.00      $  7.57
 Second Quarter ....................................      19.96        13.25
 Third Quarter .....................................      27.46        18.35
 Fourth Quarter ....................................      27.70        20.00

2003
 First Quarter .....................................    $ 28.25      $ 21.86
 Second Quarter ....................................      32.68        25.45
 Third Quarter (through September 25, 2003) ........      40.26        26.50


We intend to retain earnings to finance our future growth, and we have no current plans to pay cash dividends to our stockholders. The payment of any future cash dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our future earnings, our capital requirements, and our general financial condition. We are currently limited in our ability to pay dividends on our common stock by our senior credit facility and the indentures under which our senior subordinated notes are issued.

                                CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2003, on an actual basis, a pro forma basis and an as adjusted basis. The pro forma information gives effect to the acquisition of Lehigh on September 2, 2003, including the related financing. The as adjusted information gives further effect to the common stock offering contemplated herein at the offering price of $37 and after deducting estimated underwriting discounts and commissions and offering expenses.


This table should be read in conjunction with "Use of Proceeds" and "Selected Financial Data." It should also be read in conjunction with our unaudited pro forma condensed consolidated financial statements and our audited and unaudited financial statements, including the related notes, included in and incorporated by reference into this prospectus.


                                                          AS OF JUNE 30, 2003
                                                ---------------------------------------
                                                  ACTUAL      PRO FORMA     AS ADJUSTED
                                                ----------   -----------   ------------
                                                        (dollars in thousands)
Cash and cash equivalents ...................    $  4,704     $  4,834       $102,504
                                                 ========     ========       ========
Debt, including current installments:
 Senior credit facility:
   Revolving credit facility ................    $  6,300     $ 16,300       $ 16,300
   Term loans ...............................      54,473      204,473        204,473
 Senior subordinated notes due 2012 .........     179,844      179,844        179,844
 Subordinated seller note due 2004 ..........       5,294        5,294          5,294
 Interest rate swap liabilities .............       8,375        8,375          8,375
                                                 --------     --------       --------
    Total debt ..............................     254,286      414,286        414,286
Total stockholders' equity ..................      96,384       96,384        194,054
                                                 --------     --------       --------
    Total capitalization ....................    $350,670     $510,670       $608,340
                                                 ========     ========       ========

                            SELECTED FINANCIAL DATA

The following table sets forth our selected financial data as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003. The selected financial data set forth below for the five years ended December 31, 2002 have been derived from our audited consolidated financial statements and related notes thereto where applicable for the respective periods presented. The selected financial data as of and for the six months ended June 30, 2002 and 2003 has been derived from our unaudited consolidated financial statements and related notes thereto where applicable for the respective periods presented. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our consolidated financial statements and notes thereto contained in, or incorporated by reference into, this prospectus. These historical results are not necessarily indicative of the results to be expected in the future. The results of Tilia and Diamond are included from April 1, 2002 and February 1, 2003, respectively. The results of Lehigh are not included in any of the historical periods presented.



                                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------------------------
                                                1998 (1)     1999 (2)     2000 (3)      2001 (4)      2002 (5)
                                              ------------ ------------ ------------ ------------- -------------
                                                         (dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales ...................................$258,210     $356,525     $356,123      $ 304,276    $367,104
Costs and expenses
 Cost of sales .............................. 187,295      256,201      274,248        232,634     216,629
 Selling, general and administrative
  expenses ..................................  38,052       54,923       56,109         52,552      85,366
 Goodwill amortization ......................   1,399        4,605        6,404          5,153          --
 Special charges and reorganization
  expenses, net (7) .........................   1,260        2,314          380          4,978          --
 Loss (gain) on divestiture of assets and
  product lines .............................      --      (19,678)          --        122,887          --
                                              --------     --------     --------     ---------     --------
Operating income (loss) .....................  30,204       58,160       18,982       (113,928)     65,109
Interest expense, net .......................   1,822        8,395       11,917         11,791      12,611
Loss from early extinguishment of
 debt (8) ...................................      --        1,663           --             --          --
Income tax provision (benefit) (9) ..........  10,785       18,823        2,402        (40,443)     16,189
Minority interest in gain (loss) of
 consolidated subsidiary ....................      --           --         (259)           153          --
                                              --------     --------     --------     ---------     --------
Income (loss) from continuing operations.....  17,597       29,279        4,922        (85,429)     36,309
Loss from discontinued operations ...........  (1,870)         (87)          --             --          --
                                              --------     --------     --------     ---------     --------
Net income (loss) ........................... $15,727      $29,192      $ 4,922      $ (85,429)    $36,309
                                              ========     ========     ========     =========     ========
Basic earnings (loss) per share (10):
Income (loss) from continuing operations..... $  1.24      $  2.18      $  0.39      $   (6.71)    $  2.60
Loss from discontinued operations ...........   ( .13)       ( .01)          --             --          --
                                              --------     --------     --------     ---------     --------
                                              $  1.11      $  2.17      $  0.39      $   (6.71)    $  2.60
                                              ========     ========     ========     =========     ========
Diluted earnings (loss) per share (10):
Income (loss) from continuing operations..... $  1.22      $  2.15      $  0.39      $   (6.71)    $  2.52
Loss from discontinued operations ...........   ( .13)       ( .01)          --             --          --
                                              --------     --------     --------     ---------     --------
                                              $  1.09      $  2.14      $  0.39      $   (6.71)    $  2.52
                                              ========     ========     ========     =========     ========
OTHER FINANCIAL DATA:
EBITDA (11) ................................. $40,752      $74,194      $40,552      $ (95,284)    $75,110
Cash flows from operating activities (12)....  27,388       22,324       19,144         39,857      69,551
Depreciation and amortization ...............  10,548       17,697       21,311         18,797      10,001
Capital expenditures ........................  11,909       16,628       13,637          9,707       9,277
BALANCE SHEET DATA:
Cash and cash equivalents ................... $21,454      $17,394      $ 3,303      $   6,376     $56,779
Working capital .............................  46,923       54,611       22,975          8,035     101,557
Total assets ................................ 166,974      340,364      310,429        162,234     366,765
Total debt ..................................  25,715      140,761      137,060         84,875     216,955
Total stockholders' equity ..................  94,893      123,025      118,221         35,129      76,764



                                                   AS OF AND FOR THE
                                                   SIX MONTHS ENDED
                                                       JUNE 30,
                                              ---------------------------
                                                 2002 (5)      2003 (6)
                                              ------------- -------------
STATEMENT OF OPERATIONS DATA:
Net sales ...................................$152,177      $228,114
Costs and expenses
 Cost of sales ..............................  97,520       140,264
 Selling, general and administrative
  expenses ..................................  32,808        56,306
 Goodwill amortization ......................      --            --
 Special charges and reorganization
  expenses, net (7) .........................      --            --
 Loss (gain) on divestiture of assets and
  product lines .............................      --            --
                                              --------      --------
Operating income (loss) .....................  21,849        31,544
Interest expense, net .......................   4,985         8,219
Loss from early extinguishment of
 debt (8) ...................................      --            --
Income tax provision (benefit) (9) ..........   1,584         9,144
Minority interest in gain (loss) of
 consolidated subsidiary ....................      --            --
                                              --------      --------
Income (loss) from continuing operations.....  15,280        14,181
Loss from discontinued operations ...........      --            --
                                              --------      --------
Net income (loss) ........................... $15,280       $14,181
                                              ========      ========
Basic earnings (loss) per share (10):
Income (loss) from continuing operations..... $  1.11       $  1.00
Loss from discontinued operations ...........      --            --
                                              --------      --------
                                              $  1.11       $  1.00
                                              ========      ========
Diluted earnings (loss) per share (10):
Income (loss) from continuing operations..... $  1.09       $  0.96
Loss from discontinued operations ...........      --            --
                                              --------      --------
                                              $  1.09       $  0.96
                                              ========      ========
OTHER FINANCIAL DATA:
EBITDA (11) ................................. $26,638       $38,774
Cash flows from operating activities (12)....  47,153        15,193
Depreciation and amortization ...............   4,789         7,230
Capital expenditures ........................   3,070         4,569
BALANCE SHEET DATA:
Cash and cash equivalents ................... $38,618       $ 4,704
Working capital .............................  69,676        71,482
Total assets ................................ 337,668       440,746
Total debt .................................. 213,601       254,286
Total stockholders' equity ..................  58,204        96,384

----------
(1) 1998 includes a $1.3 million pretax charge to exit a plastic injection molding facility.

(2) 1999 includes a $19.7 million pretax gain on the sale of the plastic packaging product line and a $2.3 million pretax charge to exit a plastic thermoforming facility.

(3) 2000 includes $1.6 million of pretax income associated with the reduction in long-term performance-based compensation, $1.4 million in pretax litigation charges, net of recoveries and $0.6 million of pretax costs to evaluate strategic options.

(4) 2001 includes a $121.1 million pretax loss on the November 2001 sale of thermoforming assets, a $2.3 million pretax charge associated with corporate restructuring, a $1.4 million pretax loss on the November 2001 sale of our interest in Microlin, LLC, $2.6 million of pretax separation costs related to the management reorganization, $1.4 million of pretax costs to evaluate strategic options, $1.4 million of pretax costs to exit facilities, a $2.4 million pretax charge for stock option compensation, $4.1 million of pretax income associated with the discharge of deferred compensation obligations and a $1.0 million pretax gain related to an insurance recovery.

(5)   The results of Tilia are included from April 1, 2002.

(6)   The results of Diamond are included from February 1, 2003.

(7) Special charges and reorganization expenses, net were comprised of costs to evaluate strategic options, discharge of deferred compensation obligations, separation costs for former officers, stock option compensation, corporate restructuring costs, costs to exit facilities, reduction of long-term performance based compensation, litigation charges and items related to our divested thermoforming operations.

(8) Pursuant to our adoption of SFAS No. 145, results for the year ended December 31, 1999 have been restated to give effect to the reclassification of a charge of $1.6 million ($1.0 million, net of taxes) arising from the early extinguishment of debt previously presented as an extraordinary item.

(9) 2002 includes a net release of a $4.4 million tax valuation allowance. Adjusting for the net release of the valuation allowance, our diluted earnings per share for 2002 would have been $2.22.

(10) All earnings per share amounts have been adjusted to give effect to a 2-for-1 split of our outstanding shares of common stock that was effected during the second quarter of 2002.

(11) For the year ended December 31, 2001, EBITDA includes a $122.9 million loss on divestiture of assets and product lines. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus because it is a basis upon which our management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. A reconciliation of the calculation of EBITDA is presented below:

                                                                                                    FOR THE SIX MONTHS
                                                      FOR THE YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                         --------------------------------------------------------- --------------------
                                          1998 (1)   1999 (2)   2000 (3)     2001 (4)    2002 (5)   2002 (5)   2003 (6)
                                         ---------- ---------- ---------- ------------- ---------- ---------- ---------
                                                                     (dollars in thousands)
Income (loss) from continuing
 operations ............................  $17,597    $29,279    $ 4,922    $  (85,429)   $36,309    $15,280    $14,181
Interest expense, net ..................    1,822      8,395     11,917        11,791     12,611      4,985      8,219
Income tax provision (benefit) .........   10,785     18,823      2,402       (40,443)    16,189      1,584      9,144
Depreciation and amortization ..........   10,548     17,697     21,311        18,797     10,001      4,789      7,230
                                          -------    -------    -------    ----------    -------    -------    -------
EBITDA .................................  $40,752    $74,194    $40,552    $  (95,284)   $75,110    $26,638    $38,774
                                          =======    =======    =======    ==========    =======    =======    =======


(12) For the year ended December 31, 2002, cash flows from operations included $38.6 million of income tax refunds resulting primarily from the 2001 loss on divestiture of assets.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our Selected Financial Data as well as our consolidated financial statements and notes thereto incorporated by reference herein.

Jarden is a leading provider of niche consumer products used in and around the home, under well-known brand names including Ball (Registered Trademark) , Bernardin (Registered Trademark) , Crawford (Registered Trademark) , Diamond (Registered Trademark) , FoodSaver (Registered Trademark) , Forster (Registered Trademark) , Kerr (Registered Trademark) , Lehigh (Registered Trademark) and Leslie-Locke (Registered Trademark) . In North America, we are the market leader in several categories, including branded retail plastic cutlery, home canning, home vacuum packaging, kitchen matches, rope, cord and twine and toothpicks. We also manufacture zinc strip and a wide array of plastic products for third party consumer product and medical companies, as well as our own businesses.

We have grown by actively acquiring new brands and expanding sales of our existing brands. Our strategy to achieve future growth is to acquire new brands, sustain profitable internal growth and expand our international business.

On February 7, 2003, we completed our acquisition of the business of Diamond Brands International, Inc. and its subsidiaries ("Diamond"), a manufacturer and distributor of kitchen matches, toothpicks and retail plastic cutlery under the Diamond (Registered Trademark) and Forster (Registered Trademark) trademarks, pursuant to an asset purchase agreement ("Diamond Acquisition"). The Diamond Acquisition was entered into as part of our plan to pursue growth in branded consumer products. The purchase price of this transaction was approximately $92 million, including transaction costs and a deferred payment in the amount of $5.8 million paid in cash on August 7, 2003. We used cash on hand and draw downs under our debt facilities to finance the transaction. The acquired plastic manufacturing operation is included in the plastic consumables segment in 2003 and the acquired wood manufacturing operation and branded product distribution business is included in the branded consumables segment in 2003. In the second quarter of 2003, the Company completed its acquisition of O.W.D., Incorporated and Tupper Lake Plastics, Incorporated (collectively "OWD").

On April 24, 2002, we completed our acquisition of the business of Tilia International, Inc. and its subsidiaries (collectively "Tilia"), pursuant to an asset purchase agreement (the "Tilia Acquisition"). We acquired the business of Tilia for approximately $145 million in cash and $15 million in seller debt financing. In addition, the Tilia Acquisition includes an earn-out provision with a potential payment in cash or our common stock, at our sole discretion, of up to $25 million payable in 2005, provided that certain earnings performance targets are met.

Effective November 26, 2001, we sold the assets of our Triangle, TriEnda and Synergy World plastic thermoforming operations ("TPD Assets") to Wilbert, Inc. for $21.0 million in cash, a non-interest bearing one-year note ("Wilbert Note") as well as the assumption of certain identified liabilities. The carrying amount on the Wilbert Note of $1.6 million was repaid on November 25, 2002. In connection with this sale, we recorded a pre-tax loss of approximately $121.1 million in 2001. The proceeds from the sale were used to pay down the Company's term debt under its old credit agreement.

Effective November 1, 2001, we sold our majority interest in Microlin, LLC ("Microlin"), a developer of proprietary battery and fluid delivery technology, for $1,000 in cash plus contingent consideration based upon future performance through December 31, 2012 and the cancellation of future funding requirements. We recorded a pretax loss of $1.4 million in 2001 related to the sale.

On September 24, 2001, our board of directors appointed Martin E. Franklin as our Chairman and Chief Executive Officer and Ian G.H. Ashken as our Vice Chairman, Chief Financial Officer and Secretary. Following this appointment we undertook a new business and management strategy to concentrate on niche, branded consumer products. During 2002, we revised our business segment information to report four business segments: branded consumables, consumer solutions, plastic consumables and other. Prior periods have been reclassified to conform to the current segment definitions.

THE LEHIGH ACQUISITION AND RELATED FINANCING

On September 2, 2003, we acquired Lehigh, the largest supplier of rope, cord and twine for the U.S. consumer marketplace and a leader in innovative storage and organization products for the home and garage as well as products in the security door and fencing market. Lehigh's customers include North America's largest and rapidly growing warehouse home centers and mass merchants. For the year ended December 31, 2002, Lehigh had revenues and operating income of $128.1 million and $18.9 million, respectively.

We acquired Lehigh for cash consideration (excluding transaction costs) of $155.0 million at closing (the "Lehigh Acquisition"). In addition, the Lehigh Acquisition includes an earn-out provision with a potential payment in cash or our registered common stock of up to $25.0 million payable in 2006, provided that certain earnings performance targets are met. If paid, we expect to capitalize the cost of the earn-out.

In connection with the Lehigh Acquisition, we amended and restated our existing senior credit facility. Our amended and restated senior credit facility provides for a senior credit facility of up to $280.0 million of senior secured loans, consisting of a $70.0 million five-year revolving credit facility, a $60.0 million five-year term loan facility, and a new $150.0 million five-year term loan facility. The revolving credit facility continues to have a $15.0 million letters of credit sublimit and a $10.0 million swing line loans sublimit. On September 2, 2003, we drew down the full amount of the new $150.0 million term loan facility, which funds were used principally to pay the cash consideration for the Lehigh Acquisition.

RESULTS OF OPERATIONS -- COMPARISON OF SIX MONTHS ENDED JUNE 30, 2003 TO SIX MONTHS ENDED JUNE 30, 2002

We reported net sales of $228.1 million in the first six months of 2003, a 49.9% increase from net sales of $152.2 million in the first six months of 2002.

In the first six months of 2003, our branded consumables segment reported net sales of $100.4 million compared to $63.5 million in the first six months of 2002. This increase of 58.0% was principally a result of the Diamond Acquisition, effective February 1, 2003. In addition, the acquisition of OWD in the second quarter of 2003 contributed to this increase. Partially offsetting these effects was a decrease in net sales for the remainder of this segment primarily due to a weaker retail environment in the first half of 2003.

In the first six months of 2003, our consumer solutions segment reported net sales of $75.4 million compared to $31.3 million in net sales for the first six months of 2002. This increase of 140.7% was principally the result of this segment being acquired effective April 2002 and, therefore, net sales for the first six months of 2003 reflects sales for the full six month period but net sales for the first six months of 2002 reflects sales for only a part of the six month period. Additionally, it is a result of increased U.S. retail sales and international sales for this segment in the second quarter of 2003 compared to the second quarter of 2002.

In the first six months of 2003, our plastic consumables segment reported net sales of $50.2 million compared to $37.1 million in the first six months of 2002. The principal reason for this increase of 35.5% was intercompany sales generated by the addition of the plastic manufacturing business acquired in the Diamond Acquisition. In addition, the intercompany sales resulting from the OWD acquisition in the second quarter of 2003 also contributed to this increase. Partially offsetting these effects was a decline in net sales caused by a contractual sales price reduction to a large customer.

In the first six months of 2003, our other segment reported net sales of $17.9 million compared to $20.7 million in the first six months of 2002. The principal reason for this decrease of 13.8% was a reduction in our low denomination international coinage business due to less demand from a major customer.

We reported operating income of $31.5 million in the first six months of 2003 compared to operating income of $21.8 million in the first six months of 2002. The principal reason for this increase of

$9.7 million, or 44.4%, was the addition of the consumer solutions business effective April 2002. Additionally, the branded consumables segment's operating earnings increased by $3.3 million from the first six months of 2002 to the first six months of 2003, due to the addition of the Diamond product lines, partially offset by a decrease in operating earnings caused by a decrease in net sales for the remainder of this segment as discussed above. Partially offsetting these effects was a decrease in our other business segment's operating earnings from $3.7 million in the first six months of 2002 to $2.9 million in the first six months of 2003 due to the effect of its lower net sales. Operating income in the first six months of 2003 for our plastic consumables segment was comparable with the same period in the prior year for the same factors as discussed above under the net sales explanation.

Gross margin percentages on a consolidated basis increased to 38.5% in the first six months of 2003 from 35.9% in the first six months of 2002. This increase is principally the result of including the higher gross margins of the acquired consumer solutions business for the full six month period in 2003 but only part of the six month period in 2002.

Selling, general and administrative expenses increased to $56.3 million in the first six months of 2003 from $32.8 million in the first six months of 2002, or, as a percentage of net sales, increased to 24.7% in the first six months of 2003 from 21.6% in the first six months of 2002. This increase was principally due to the acquisition of the consumer solutions business and the additional selling, general and administrative expenses related to the new product lines in the branded consumables segment, primarily resulting from the Diamond Acquisition.

Net interest expense increased to $8.2 million for the first six months of 2003 compared to $5.0 million in the same period last year. This increase resulted from higher levels of outstanding debt in 2003 compared to the same period in 2002, principally due to the financing of the Tilia Acquisition and the Diamond Acquisition and the issuance of $30 million of notes under our shelf registration statement. Our weighted average interest rate in the first six months of 2003 was comparable to the first six months of 2002.

Our effective tax rate for the first six months of 2003 was 39.2% compared to an effective tax rate of 9.4% in the first six months of 2002. At December 31, 2001, we had federal net operating losses that were recorded as a deferred tax asset with a valuation allowance of $5.4 million. Due to the impact of the Job Creation Act and the tax refunds that we received as a result, a net $4.9 million of this valuation allowance was released in the first six months of 2002 resulting in an income tax provision of $1.6 million. Excluding the release of this valuation allowance our effective tax rate was approximately 38.4% in the first six months of 2002. Our net income for the first six months of 2002 would have been $10.4 million or $0.74 per diluted share if this valuation allowance release was excluded.

                                                                                        SIX MONTH
                                                                                       PERIOD ENDED
                                                                                      JUNE 30, 2002
                                                                                 -----------------------
                                                                                  (dollars in thousands,
                                                                                  except per share data)
Income before taxes ..........................................................          $ 16,864
Income tax provision, excluding net release of tax valuation allowance .......             6,479
                                                                                        --------
Net income, excluding net release of tax valuation allowance .................          $ 10,385
                                                                                        ========
Diluted earnings per share, excluding net release of tax valuation allowance .          $   0.74

RESULTS OF OPERATIONS -- COMPARING 2002 TO 2001

We reported net sales of $367.1 million in 2002, an increase of 20.6% from net sales of $304.3 million in 2001. From April 1, 2002 until December 31, 2002, our consumer solutions segment, which consists of the newly acquired Tilia business, generated net sales of $145.3 million. Our branded consumables segment reported net sales of $111.2 million in 2002 compared to $119.9 million in 2001. Net sales were $8.7 million or 7.3% lower than 2001, principally due to severe drought weather conditions during summer 2002 in the South, Southeast and West Central regions of the United States. Our plastic consumables segment reported net sales of $70.6 million in 2002 compared to $139.9 million in 2001. The principal cause of the $69.3 million decrease was the divestiture of the TPD Assets and Microlin, which accounted for $63.3 million of such change (after adjusting for $1.2 million of intercompany sales to these businesses). The remaining $6.0 million is principally due to lower tooling sales and a contractual sales price reduction to a significant customer. In the other segment, net sales decreased to $41.0 million in 2002 from $45.5 million in 2001, primarily due to reduced sales to the United States Mint in connection with its inventory reduction program for all coinage.

We reported operating income of $65.1 million for 2002. These results compare to an operating loss of $113.9 million for 2001, which included special charges and reorganization expenses of $5.0 million and a loss on divestitures of assets and product lines of $122.9 million. All of our segments generated increases in operating income in 2002 from 2001, with the exception of the other segment, which had a small decrease but still maintained a constant operating income percentage of net sales in 2002. From April 1, 2002 until December 31, 2002, our consumer solutions segment, which consists of the newly acquired Tilia business, generated operating income of $31.7 million. Operating income for our branded consumables and plastic consumables segments increased by $4.7 million and $14.4 million, respectively, in 2002 compared to 2001. The other factors that contributed to these favorable operating income results are discussed in the following two paragraphs.

Gross margin percentages on a consolidated basis increased to 41.0% in 2002 from 23.5% in 2001, reflecting the higher gross margins of the acquired home vacuum packaging business in 2002, the lower gross margins of the TPD Assets and Microlin businesses which were disposed in 2001, a $1.5 million charge for slow moving inventory in the branded consumables segment in 2001 and cost efficiency increases in our plastic consumables segment. These increases were partially offset by lower gross margins in the branded consumables segment caused by the lower sales volume.

Selling, general and administrative expenses increased to $85.4 million in 2002 from $52.6 million in 2001, or, as a percentage of net sales increased to 23.3% in 2002 from 17.3% in 2001. This increase was principally due to the acquisition of the home vacuum packaging business, which accounted for an additional $46.3 million of selling, general and administrative expenses, and because of company-wide increased performance-based compensation expenses related to our strong financial performance in 2002. Partially offsetting this were decreases in selling, general and administrative expenses in our branded consumables, plastic consumables and other segments. Expenses within the branded consumables segment decreased due to lower selling expenses associated with the decrease in net sales discussed above. Expenses within our plastic consumables segment decreased primarily due to the divestiture of TPD Assets and Microlin, which accounted for $11.7 million of this decline, and lower expenses in the remaining business of the segment.

We incurred net special charges and reorganization expenses of $5.0 million in 2001, consisting of $0.8 million in costs to exit facilities, $2.4 million in stock option compensation, $2.3 million in corporate restructuring costs, $2.6 million in separation costs for former executive officers and $1.4 million of costs to evaluate strategic options, partially offset by $4.1 million in pre-tax income related to the discharge of certain deferred compensation obligations and $0.4 million of income for items related to the divested TPD Assets.

As a result of the adoption of SFAS No. 142, we did not record goodwill amortization in 2002. Goodwill amortization of approximately $5.2 million had been recorded in 2001.

Net interest expense in 2002 was $12.6 million compared to $11.8 million for 2001, primarily due to the additional indebtedness assumed pursuant to the Tilia Acquisition, partially offset by the write-off in 2001 of $1.5 million of previously deferred debt issuance costs in November 2001 in conjunction with the amendment to our credit facility effected in connection with the TPD Assets sale. During 2002, we had a lower weighted average interest rate than the prior year, which was more than offset by higher average borrowings outstanding.

Our effective tax rate was 30.8% in 2002 compared to 32.2% in 2001. At December 31, 2001, we had federal net operating losses that were recorded as a deferred tax asset with a valuation allowance of

$5.4 million. Due to the impact of the Job Creation Act and the tax refunds that we received as a result, a net $4.4 million of this valuation allowance was released in 2002 resulting in an income tax provision of $16.2 million. Our net income for 2002 would have been $31.9 million or $2.22 diluted earnings per share if this valuation allowance release was excluded.

Excluding the release of this valuation allowance, our effective tax rate was approximately 39.2% in 2002. The effective tax rate in 2001 was lower than the statutory federal rate due to the valuation allowance described above.

RESULTS OF OPERATIONS -- COMPARING 2001 TO 2000

We reported consolidated net sales of $304.3 million in 2001, a decrease of 14.5% from net sales of $356.1 million in 2000. Net sales of the branded consumables segment were $119.9 million in 2001 compared to $119.1 million in 2000. Increased sales in the United States were offset by decreased sales in Canada due to unfavorable weather conditions and customers carrying higher levels of inventory over from 2000. Net sales within the plastic consumables segment were $139.9 million in 2001 compared to $179.3 million in 2000. The decrease of $39.4 million or 22.0% was due primarily to (i) lower demand for industrial thermoformed parts (part of the divested TPD Assets) in the heavy truck and material handling markets, and (ii) the fact that 2001 did not include December sales for the divested TPD Assets. Net sales of the other segment decreased to $45.5 million in 2001 from $58.8 million in 2000. This decrease of $13.3 million or 22.6% resulted from lower demand in all of our zinc product lines.

Our operating loss for 2001 was $113.9 million, including special charges and reorganization expenses of $5.0 million and a total loss on divestitures of assets and product lines of $122.9 million. These results compare to operating income for 2000 of $19.0 million. The factors that contributed to these results are discussed in the following two paragraphs.

Gross margin percentages increased to 23.5% in 2001 from 23.0% in 2000. Gross margin percentages increased for branded consumables due primarily to cost efficiencies which continued during 2001 as the benefits of the segment's SAP system implementation continued to be realized. The plastic consumables segment gross margin percentages declined from 16% in 2000 to 13% in 2001. This decrease in gross margin percentage was due primarily to (i) lower sales of plastic thermoformed parts (part of the divested TPD Assets) resulting in diminished operating efficiencies, and (ii) lower sales volumes causing fixed overhead costs to be allocated to less sales of injection molded plastic parts. There was an increase in the other segment's gross margin percentages from 28% in 2000 to 29% in 2001.

Selling, general and administrative expenses decreased 6.2% to $52.6 million in 2001 from $56.1 million in 2000, or, as a percentage of sales increased to 17.3% in 2001 from 15.8% in 2000. Branded consumables expenses decreased primarily due to lower expenses associated with sales and marketing, warehousing and shipping. Expenses within the plastic consumables segment decreased primarily as a result of the cost savings realized due to a third quarter 2000 realignment and consolidation of our divested TPD Assets and the fact that 2001 did not include December expenses for the divested TPD Assets. Excluding the TPD Assets, selling, general and administrative expenses in the remainder of the plastic consumables segment and the other segment remained relatively constant.

Goodwill amortization decreased from $6.4 million in 2000 to $5.2 million in 2001 due primarily to our November 2001 sale of the TPD Assets included in the plastic consumables segment.

We incurred net special charges and reorganization expenses of $5.0 million in 2001, consisting of
$0.8 million in costs to exit facilities, $2.4 million in stock option compensation, $2.3 million in corporate restructuring costs, $2.6 million in separation costs for former executive officers and $1.4 million of costs to evaluate strategic options, partially offset by $4.1 million in pre-tax income related to the discharge of certain deferred compensation obligations and $0.4 million of income for items related to the divested TPD Assets.

Net interest expense in 2001 was $11.8 million compared to $11.9 million for 2000. The effects of lower average borrowings outstanding and lower interest rates during 2001 were offset by the write-off of $1.5 million of previously deferred debt issuance costs in November 2001 in conjunction with the amendment to our credit facility effected in connection with the sale of TPD Assets. Our effective interest rate for the year ended December 31, 2001 was 7.7%. As a result of decreasing interest rates during 2001, our interest rate swaps, which were at a fixed interest rate of 5.7%, resulted in additional interest expense to us during the year ended December 31, 2001.

Our effective tax rate was 32.2% for 2001 compared to 34.0% for 2000. The effective rate for 2001 is lower than the statutory federal rate primarily because it includes a valuation allowance for tax benefits associated with the loss on the sale of the TPD Assets. The effective rate for 2000 reflects the recognition of a tax benefit from exiting the Central European home canning test market.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

During the first six months of 2003, the following changes were made to our capital structure:

     o we issued $30 million of notes (the "New Notes") at a price of 106.5% of face value. Gross proceeds were approximately $32 million;

     o in conjunction with the timing of the issuance of the New Notes, we entered into a $30 million interest rate swap to receive a fixed rate of interest and pay a variable rate of interest based upon London Interbank Offered Rate ("LIBOR");

     o we issued an aggregate of 200,000 restricted shares of common stock to certain officers;

     o approximately $4.9 million in loans to certain officers were repaid in full using shares of our common stock;

     o we entered into a $37 million interest rate swap to receive a floating rate of interest and pay a fixed rate of interest;

     o we received $3.2 million of cash proceeds, including $1 million of accrued interest, for unwinding our $75 million interest rate swap and contemporaneously replacing it with a new $75 million interest rate swap;

     o in connection with the Diamond Acquisition, we increased our term loan facility by $10 million and our revolving credit facility by $20 million; and

     o    we repaid $10 million of seller debt financing.

Specifically, on May 8, 2003, pursuant to an indenture dated January 29, 2003, as supplemented by a first supplemental indenture, dated May 8, 2003, we issued $30 million of New Notes under our shelf registration statement. The net proceeds of the offering were used to reduce the outstanding revolver balances under our senior credit facility. The New Notes were issued at a price of 106.5% of face value.

The New Notes will mature on May 1, 2012, however, on or after May 1, 2007, we may redeem all or part of the New Notes at any time at a redemption price ranging from 100% to 104.875% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any. Prior to May 1, 2005, we may redeem up to 35% of the aggregate principal amount of the New Notes with the net cash proceeds from certain public equity offerings at a redemption price of 109.75% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any. Interest on the New Notes accrues at the rate of 9.75% per annum and is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2003.

On May 6, 2003, we entered into a $30 million interest rate swap ("New Swap") to receive a fixed rate of interest and pay a variable rate of interest based upon LIBOR. The New Swap is a swap against our 9 3/4% senior subordinated notes issued under an indenture dated April 24, 2002 ("Notes").

As disclosed in our 2003 Proxy Statement, our board of directors approved, on February 6, 2003, the granting of additional restricted shares of common stock to Messrs. Franklin and Ashken. Accordingly, during the second quarter of 2003, restricted shares of common stock in the aggregate amounts of 150,000 shares and 50,000 shares were issued to Martin E. Franklin, our Chairman and

Chief Executive Officer, and Ian G.H. Ashken, our Vice Chairman, Chief Financial Officer and Secretary, respectively, under our 2003 Stock Incentive Plan. These shares were issued out of our treasury stock account. The restrictions on these shares shall lapse upon our common stock achieving a set price of $40, or on a change of control.

During 2002, Messrs. Franklin and Ashken exercised 600,000 and 300,000 non-qualified stock options, respectively, which had been granted under our 2001 Stock Option Plan. These shares were issued out of our treasury stock account. The exercises were accomplished via loans from us under our Executive Loan Program. The principal amounts of the loans were $3.3 million and $1.6 million, respectively, and bore interest at 4.125% per annum. The loans were due on January 23, 2007 and were classified within the stockholders' equity section. The loans could be repaid in cash, shares of our common stock, or a combination thereof. In February 2003, Mr. Ashken surrendered to us shares of our common stock to repay $0.3 million of his loan. On April 29, 2003, Messrs. Franklin and Ashken each surrendered to us shares of our common stock to repay in full all remaining principal amounts and accrued interest owed under their respective loans. We will not make any additional loans under the Executive Loan Program.

Effective April 2, 2003, we entered into an interest rate swap that converted $37 million of floating rate interest payments under our term loan facility for a fixed obligation that carries an interest rate, including applicable margin, of 4% per annum. The swap has interest payment dates that are the same as the term loan facility and it matures on September 30, 2004. The swap is considered to be a cash flow hedge and is also considered to be an effective hedge against changes in the fair value of our floating-rate debt obligation for both tax and accounting purposes. Gains and losses related to the effective portion of the interest rate swap are reported as a component of other comprehensive income and will be reclassified into earnings in the same period that the hedged transaction affects earnings.

In March 2003, we unwound a $75 million interest rate swap to receive a fixed rate of interest and pay a variable rate of interest based upon LIBOR and contemporaneously entered into a new $75 million interest rate swap ("Replacement Swap"). Like the swap that it replaced, the Replacement Swap is a swap against our Notes. The Replacement Swap has a maturity date that is the same as the Notes. Interest is payable semi-annually in arrears on May 1 and November 1. We accrue interest on the swap at an effective rate of 7.03%.

In return for unwinding the swap, we received $3.2 million of cash proceeds. Of this amount, approximately $1 million of such proceeds related to accrued interest that was owed to us at such time. The remaining $2.2 million of proceeds is being amortized over the remaining life of the Notes as a credit to interest expense and the unamortized balances are included in our Consolidated Balance Sheet as an increase to the value of the long-term debt.

Pursuant to the Diamond Acquisition, in February 2003, we amended our senior secured credit facility ("Credit Agreement") increasing our term loan facility by $10 million and our revolving loan facility by $20 million.

We repaid seller debt financing, incurred in connection with the Tilia Acquisition, in the principal amount of $10 million on March 31, 2003.

In January 2003, we filed a shelf registration statement, which was declared effective by the Securities and Exchange Commission on January 31, 2003. This shelf registration statement is intended to facilitate our access to growth capital for future acquisitions and allows us to sell over time up to $150 million of common stock, preferred stock, warrants, debt securities, or any combination of these securities in one or more separate offerings in amounts, at prices and on terms to be determined at the time of the sale. The $30 million of New Notes issued in May 2003 were issued under our shelf registration statement, leaving $120 million available under this registration statement.

As of June 30, 2003, we had $54.5 million outstanding under the term loan facility of the Credit Agreement and $6.3 million outstanding under the revolving credit facility of the Credit Agreement. Net availability under the revolving credit agreement was approximately $50.9 million as of June 30, 2003, after deducting $12.8 million of issued letters of credit. We are required to pay commitment fees on the unused balance of the revolving credit facility.

As of June 30, 2003, our long-term debt included approximately $8.4 million of non-debt balances arising from interest rate swap transactions that we had entered into.


Working capital decreased to approximately $71.5 million at June 30, 2003 from approximately $101.6 million at December 31, 2002 due primarily to the use of cash on hand and draw downs under our Credit Agreement to finance our acquisitions. This was partially offset by the working capital from the acquisitions.


Cash flow from operations in the first six months of 2002 included $38.5 million in tax refunds. Excluding the effect of tax refunds, we generated cash flow from operations of $14.8 million in the first six months of 2003, compared to $8.7 million in the first six months of 2002.


Capital expenditures were $4.6 million in the first six months of 2003 compared to $3.1 million for the first six months of 2002 and are largely related to maintaining facilities, tooling projects, improving manufacturing efficiencies, new information systems and a portion of the costs of the installation of new packaging lines for the branded consumables segment. As of June 30, 2003, we have capital expenditure commitments in the aggregate for all of our segments of approximately $7.2 million, of which $1.9 million relates to the completion of the new packaging lines for the branded consumables segment and $3.0 million relates to the installation of a new management information system for the consumer solutions segment. Additionally, as of June 30, 2003, our other segment had forward buy contracts for the remainder of 2003 to purchase zinc ingots in the aggregate amount of approximately $1.8 million, which are expected to be used in operations in 2003.


We believe that cash generated from our operations and our availability under our Credit Agreement are adequate to satisfy our working capital and capital expenditure requirements for the foreseeable future. However, we may raise additional capital from time to time to take advantage of favorable conditions in the capital markets or in connection with our corporate development activities.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma financial information as of and for the year ended December 31, 2002 has been derived from our audited consolidated financial statements as of and for such period. The following unaudited pro forma financial information as of and for the six months ended June 30, 2003 has been derived from our unaudited interim consolidated financial statements as of and for such period. The unaudited pro forma condensed consolidated financial statements give effect to (collectively, the "Transactions"):

     i. the April 2002 acquisition (the "Tilia Acquisition") of substantially all of the assets of Tilia International, Inc. and its subsidiaries ("Tilia") including the related refinancing of our senior credit facility and the offering of 9 3/4% senior subordinated notes;

     ii. the February 2003 acquisition (the "Diamond Acquisition") of substantially all of the assets of Diamond Brands International, Inc. and its subsidiaries ("Diamond") including the related financing; and

     iii. the September 2003 acquisition (the "Lehigh Acquisition") of Lehigh Consumer Products Corporation and its subsidiary ("Lehigh") including the related amendment and restatement of our senior credit facility and issuance of an additional $150 million of term debt thereunder.


The unaudited pro forma financial information is not necessarily indicative of our results of operations or financial position had the events reflected herein actually been consummated at the assumed dates, nor is it necessarily indicative of our results of operations or financial position for any future period. The unaudited pro forma financial information should be read in conjunction with the Jarden consolidated financial statements with the related notes incorporated by reference herein and the Lehigh and Diamond consolidated financial statements with the related notes incorporated by reference herein.


The pro forma adjustments related to the purchase price allocation of the Lehigh and Diamond Acquisitions are preliminary and are subject to revision as additional information becomes available. Revisions to the preliminary purchase price allocation of the Lehigh and Diamond Acquisitions may have a significant impact on the unaudited pro forma information.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 2003




                                                                                LEHIGH
                                                                             ACQUISITION
                                                   JARDEN                     PRO FORMA      PRO FORMA
                                                AS REPORTED      LEHIGH      ADJUSTMENTS     COMBINED
                                               -------------   ----------   -------------   ----------
                                                               (dollars in thousands)
ASSETS
Current assets
 Cash and cash equivalents .................      $  4,704      $   130                      $  4,834
 Accounts receivable, net ..................        56,136       30,570       $   (246)A       86,460
 Inventories, net ..........................        82,666       14,494                        97,160
 Deferred taxes on income ..................        11,055                                     11,055
 Other current assets ......................         6,009        1,058                         7,067
                                                  --------      -------       --------       --------
   Total current assets ....................       160,570       46,252           (246)       206,576
Property, plant and equipment, net .........        71,353       13,439         (6,702)B       84,090
                                                                                 6,000 C
Intangibles, net ...........................       192,962       39,580         68,020 D      300,562
Other assets ...............................        15,861          402          3,500 E       19,763
                                                  --------      -------     ----------       --------
Total assets ...............................      $440,746      $99,673       $ 70,572       $610,991
                                                  ========      =======     ==========       ========
LIABILITIES AND EQUITY
Current liabilities
 Short-term debt and current portion of
   long-term debt ..........................      $ 20,673      $ 3,557       $ (3,557)F     $ 32,173
                                                                                10,000 G
                                                                                 1,500 G
 Accounts payable ..........................        26,119        3,395                        29,514
 Other current liabilities .................        42,296       14,978         (8,128)H       49,146
                                                  --------      -------     ----------       --------
   Total current liabilities ...............        89,088       21,930           (185)       110,833
                                                  --------      -------     ----------       --------
Noncurrent liabilities .....................
 Long-term debt ............................       233,613       17,138        (17,138)F      382,113
                                                                               148,500 G
 Deferred taxes on income ..................         7,617                                      7,617
 Other noncurrent liabilities ..............        14,044        1,457         (1,457)I       14,044
                                                  --------      -------     ----------       --------
   Total noncurrent liabilities                    255,274       18,595        129,905        403,774
Equity .....................................        96,384       59,148        (59,148)J       96,384
                                                  --------      -------     ----------       --------
Total liabilities and equity ...............      $440,746      $99,673       $ 70,572       $610,991
                                                  ========      =======     ==========       ========

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003



                                                        DIAMOND                                 LEHIGH
                                                      ACQUISITION    SUB-TOTAL               ACQUISITION
                              JARDEN                   PRO FORMA     PRO FORMA                PRO FORMA     PRO FORMA
                           AS REPORTED   DIAMOND(1)   ADJUSTMENTS     COMBINED     LEHIGH    ADJUSTMENTS     COMBINED
                          ------------- ------------ ------------- ------------- ---------- ------------- -------------
                                                  (dollars in thousands, except per share data)
Net sales ...............   $ 228,114    $   6,814                   $ 234,928    $67,655                   $ 302,583
Costs and expenses:
Cost of sales ...........     140,264        4,649     $119K           145,032     47,462     $  429P         192,923
Selling, general and
 administrative
 expenses ...............      56,306          884                      57,190      9,025        489 Q         65,158
                                                                                                 (96)R
                                                                                                (250)S
                                                                                             (1,200)T
Reorganization
 costs (2) ..............                    1,536                       1,536                                  1,536
                            ---------    ---------     ----          ---------    -------   --------        ---------
Operating income
 (loss) .................      31,544         (255)    (119)            31,170     11,168        628           42,966
Interest expense
 (income), net ..........       8,219          921     (921)L            8,423        734      3,395 U         12,168
                                                        155 M                                   (734)W
                                                         49 N                                    350 X
                            ---------    ---------   ----------      ---------    -------   ----------      ---------
Income (loss) before
 taxes ..................      23,325       (1,176)     598             22,747     10,434     (2,383)          30,798
Income tax provision
 (benefit) ..............       9,144                  (227)O            8,917       (129)     3,285 O         12,073
                            ---------    ---------   ------          ---------    -------   ----------      ---------
Net income (loss) .......   $  14,181    $  (1,176)   $ 825          $  13,830    $10,563   $ (5,668)       $  18,725
                            =========    =========   ======          =========    =======   ========        =========
Basic earnings per
 share ..................   $    1.00                                $    0.97                              $    1.31
Diluted earnings per
 share ..................   $    0.96                                $    0.94                              $    1.27
Weighted average
 shares outstanding:
Basic ...................      14,242                                   14,242                                 14,242
Diluted .................      14,727                                   14,727                                 14,727
Other data:
Depreciation and
 amortization ...........   $   7,230    $      83     $119K          $  7,432    $   975    $   429P        $  8,740
                                                                                                 (96)R

----------
(1) The results for Diamond represent Diamond's unaudited actual results for the month ended January 31, 2003, which are not included in Jarden's results.


(2) On May 22, 2001, Diamond filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Accordingly, its expenses related to the bankruptcy are included in "Reorganization Costs."

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002



                                                                            TILIA
                                                                             AND
                                                                           DIAMOND                                  LEHIGH
                                                                         ACQUISITION     SUBTOTAL                ACQUISITION
                                      JARDEN                              PRO FORMA     PRO FORMA                 PRO FORMA
                                   AS REPORTED   TILIA (1)    DIAMOND    ADJUSTMENTS     COMBINED      LEHIGH    ADJUSTMENTS
                                  ------------- ----------- ----------- ------------- ------------- ----------- -------------
                                                         (dollars in thousands, except per share data)
  Net sales .....................   $ 367,104     $38,525   $101,604                    $ 507,233   $128,128
  Costs and expenses:
  Cost of sales .................     216,629      19,343     72,163      $1,429K         309,564     89,704      $  857P
  Selling, general and
   administrative expenses.......      85,366      13,468     10,033         172 Y        109,039     19,532         978 Q
                                                                                                                    (500)S
                                                                                                                    (198)R
                                                                                                                  (3,337)T
                                                                                                                     380 U
  Reorganization costs (2) ......                              4,565                        4,565
                                    ---------     -------   --------    --------        ---------   --------    --------
  Operating income
   (loss) .......................      65,109       5,714     14,843      (1,601)          84,065     18,892       1,820
  Other expense .................                                                                        380        (380)U
  Interest expense, net .........      12,611         (52)     9,182      (1,232)Z         17,895      1,874       7,738 V
                                                                          (9,182)L
                                                                           4,344 AA                               (1,874)W
                                                                           1,525 M
                                                                             474 N
                                                                             225 BB                                  700 X
                                    ---------     -------   --------    ----------      ---------   --------    ----------
  Income (loss) before taxes.....      52,498       5,766      5,661       2,245           66,170     16,638      (4,364)
  Income tax provision (3) ......      16,189       1,801                  3,558 O         21,548                  4,811 O
                                    ---------     -------   --------    ----------      ---------   --------    ----------
  Net income (loss) .............   $  36,309     $ 3,965   $  5,661     $(1,313)       $  44,622   $ 16,638     $(9,175)
                                    =========     =======   ========    ========        =========   ========    ========
  Basic earnings per share ......   $    2.60                                           $    3.20
  Diluted earnings
   per share ....................   $    2.52                                           $    3.10
  Weighted average shares
   outstanding:
  Basic .........................      13,940                                              13,940
  Diluted .......................      14,392                                              14,392
  Other data:
  Depreciation and
   amortization .................   $  10,001     $   471   $  2,321     $   172Y       $  14,394   $  2,164     $   857P
                                                                           1,429 K                                  (198)R



                                    PRO FORMA
                                     COMBINED
                                  -------------
  Net sales .....................   $ 635,361
  Costs and expenses:
  Cost of sales .................     400,125
  Selling, general and
   administrative expenses.......     125,894




  Reorganization costs (2) ......       4,565
                                    ---------
  Operating income
   (loss) .......................     104,777
  Other expense .................
  Interest expense, net .........      26,333





                                    ---------
  Income (loss) before taxes.....      78,444
  Income tax provision (3) ......      26,359
                                    ---------
  Net income (loss) .............   $  52,085
                                    =========
  Basic earnings per share ......   $    3.74
  Diluted earnings
   per share ....................   $    3.62
  Weighted average shares
   outstanding:
  Basic .........................      13,940
  Diluted .......................      14,392
  Other data:
  Depreciation and
   amortization .................   $  17,217


----------
(1) Amounts in the Tilia column represent Tilia's actual results for the three months ended March 31, 2002, which are not included in Jarden's reported results.

(2) On May 22, 2001, Diamond filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Accordingly, its expenses related to the bankruptcy are included in "Reorganization Costs."

(3) The income tax provision of Jarden for the year ended December 31, 2002 includes a net release of a $4.4 million tax valuation allowance. The actual effective tax rate for the year (excluding the net release) was 39.2%.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

                            (dollars in thousands)

Balance sheet adjustments:

   (a) Adjustment to reflect the elimination of a receivable from Lehigh's parent company not purchased in the Lehigh Acquisition.

   (b) Adjustment to reflect the elimination of the net book value of Lehigh's Macungie, Pennsylvania land and building not purchased in the Lehigh Acquisition. Pursuant to the terms of the Lehigh Acquisition, Lehigh entered into a ten (10) year lease with the Seller for the property. See Note (q).

   (c) Adjustment to reflect the estimated step-up in fair value of Lehigh's manufacturing related machinery and equipment.

   (d) Adjustment to reflect the estimated step-up in fair value of intangible assets (trademarks and goodwill) to be recorded with the Lehigh acquisition.

   (e) Adjustment to capitalize the debt issuance costs associated with the new senior term debt issued to fund the cash purchase price of the Lehigh Acquisition. The costs will be amortized over the term of the debt (5 years).

   (f) Adjustment to reflect the elimination of debt which Jarden is not assuming in the Lehigh Acquisition.

   (g) Adjustment to reflect borrowings on Jarden's senior credit facility used to fund the Lehigh Acquisition ($10,000 of Revolving Credit Facility, $1,500 of short-term portion of Term Loan B and $148,500 of long-term portion of Term Loan B).

   (h) Adjustment to reflect the elimination of the stockholder appreciation rights plan liability which Jarden is not assuming in the Lehigh Acquisition.

   (i) Adjustment to reflect the elimination of the interest rate swap liability which Jarden is not assuming in the Lehigh Acquisition.


   (j) Adjustment to reflect the elimination of the existing stockholders' equity of Lehigh.


Statements of operations adjustments:

   (k) Adjustment to reflect depreciation expense on the estimated step up in valuation of Diamond's manufacturing related machinery and equipment amortized over an estimated useful life of seven (7) years.

   (l) Adjustment to reflect the elimination of Diamond's historical interest expense.

   (m) Adjustment to reflect interest expense on the drawdown of Jarden's revolving credit facility and the issuance of term debt in order to fund a portion of the cash purchase price of the Diamond Acquisition based upon Jarden's effective borrowing rate on its senior credit facility. The effect of a 1/8% change in interest rates would be $35 per year.

   (n) Adjustment to reflect the elimination of Jarden's interest income related to cash on hand used to fund a portion of the cash purchase price of the Diamond Acquisition.

   (o) Adjustment to reflect an effective tax rate of 39.2% on the pre-tax results of the acquired business and related adjustments based on Jarden's effective tax rate for the period.

   (p) Adjustment to reflect the depreciation expense on the estimated step up in valuation of Lehigh's manufacturing related machinery and equipment amortized over an estimated useful life of seven
              (7) years. See note (c).

   (q) Adjustment to reflect rental expense for the Macungie, Pennsylvania property not purchased with the Lehigh acquisition, but leased from the seller by Jarden in conjunction with the Lehigh Acquisition. See note (b).

   (r) Adjustment to reflect the elimination of historical depreciation of the building not purchased in the Lehigh Acquisition. See note
              (b).

   (s) Adjustment to reflect the elimination of Lehigh's historical management fee expense charged from its former parent. The management fee contract was terminated in conjunction with the Lehigh Acquisition.

   (t) Adjustment to reflect the elimination of the historical stockholders' appreciation rights plan expense. See note (h).

   (u) Adjustment to reflect the reclassification of Lehigh's other expense to selling, general and administrative expenses to conform to Jarden's presentation.

   (v)        Adjustment to reflect pro forma interest expense relating to:

              i. the $10 million borrowing under Jarden's revolving credit facility to partially fund the purchase price of the Lehigh acquisition, based upon Jarden's effective borrowing rate for its senior credit facility.

              ii. the $150 million term loan issued to fund the purchase price of the Lehigh Acquisition, based upon Jarden's effective borrowing rate for its senior credit facility. The effect of a 1/8% change in interest rates would be $200 per year

   (w) Adjustment to reflect the elimination of Lehigh's historical interest expense.

   (x) Adjustment to reflect amortization of debt issue costs for new senior term loan issued in conjunction with the Lehigh Acquisition.

   (y) Adjustment to reflect amortization of identifiable intangible assets recorded with the Tilia acquisition.

   (z) Adjustment to reflect the elimination of Jarden's historical interest expense prior to the Tilia acquisition for the first quarter of 2002.

   (aa)       Adjustment to reflect pro forma interest expense relating to:

              i. the new senior credit facility issued in conjunction with the Tilia Acquisition at 5%, based upon Jarden's effective borrowing rate on its senior credit facilities for first quarter 2002;

              ii. the interest bearing subordinated seller note issued in conjunction with the Tilia Acquisition at 5% based upon Jarden's effective borrowing rate on its senior credit facilities for first quarter 2002; and

              iii. the 9 3/4% Senior Subordinated Notes due 2012 issued in conjunction with the Tilia Acquisition.

   (bb) Adjustment to reflect the amortization of debt issue costs for both the new senior credit facility and the Senior Subordinated Notes due 2012 issued in conjunction with the Tilia Acquisition.

                                   BUSINESS


OUR COMPANY

We are a leading provider of niche consumer products used in and around the home, under well-known brand names including Ball (Registered Trademark) , Bernardin (Registered Trademark) , Crawford (Registered Trademark) , Diamond (Registered Trademark) , FoodSaver (Registered Trademark) , Forster (Registered Trademark) , Kerr (Registered Trademark) , Lehigh (Registered Trademark) and Leslie-Locke (Registered Trademark) . In North America, we are the market leader in several targeted categories, including branded retail plastic cutlery, home canning, home vacuum packaging, kitchen matches, rope, cord and twine and toothpicks. Many of our products are affordable, consumable and fundamental household staples, resulting in recurring revenues. Our highly recognized brands, innovative products and multi-channel distribution strategy, together with our strategic acquisitions, have resulted in significant growth in revenue and profitability. In the year ended December 31, 2002, we generated $635.4 million, $104.8 million and $52.1 million in net sales, operating income and net income, respectively on a pro forma basis, after taking into effect our acquisitions of Tilia, Diamond and Lehigh as though they were effective as of January 1, 2002.

We have achieved leading market positions by selling branded consumer products through a variety of distribution channels, including club, department store, drug, grocery, hardware, home improvement, mass merchant and specialty retailers, as well as direct to consumers. By leveraging our strong brand portfolio, category management expertise and superior customer service, we have established and continue to maintain long-term relationships with leading retailers within these channels. We have long-standing relationships with each of our top ten customers. For example, we have serviced Wal-Mart and Home Depot since their openings in 1962 and 1978, respectively, and are currently category manager at Wal-Mart for home canning-related products and at Home Depot for cordage. Moreover, several of our leading brands, such as Diamond (Registered Trademark) kitchen matches and Ball (Registered Trademark) jars, have been in continuous use for over 100 years. We continue to expand our existing customer relationships and attract customers by introducing new product line extensions and entering new product categories.

We operate three primary business segments, comprised of branded consumables, consumer solutions and plastic consumables.

Branded Consumables. We manufacture or source, market and distribute a broad line of branded consumer products that includes craft items, food preparation kits, home canning jars, jar closures, kitchen matches, plastic cutlery, rope, cord and twine, storage and workshop accessories, toothpicks and other accessories marketed under the Ball (Registered Trademark) , Bernardin (Registered Trademark) Crawford (Registered Trademark) , Diamond (Registered Trademark) , Forster (Registered Trademark) , Kerr (Registered Trademark) , Lehigh (Registered Trademark) and Leslie-Locke (Registered Trademark) brand names. We deliver our branded consumable products to over 3,100 customers nationwide. On September 2, 2003, we acquired all of the issued and outstanding stock of Lehigh Consumer Products Corporation ("Lehigh"), the largest supplier of rope, cord and twine for the U.S. consumer marketplace and a leader in innovative storage and organization products for the home and garage as well as products in the security door and fencing market.

Consumer Solutions. We source, market and distribute an array of home vacuum packaging machines under the market leading FoodSaver (Registered Trademark) brand name, as well as other products that service the needs of the consumer in the kitchen. We believe that the FoodSaver (Registered Trademark) vacuum packaging system is superior to more conventional means of food packaging, including freezer and storage bags and plastic containers, in preventing dehydration, rancidity, mold, freezer burn and hardening of food. The original FoodSaver (Registered Trademark) product was successfully launched through infomercials and has since expanded its distribution channels to be based primarily on retail customers. In addition to machines, we market and distribute an expanding line of proprietary bags and bag rolls for use with FoodSaver (Registered Trademark) machines, which represents a recurring revenue source, along with accessories including canisters, jar sealers and wine stoppers.

Plastic Consumables. We manufacture, market and distribute a wide variety of consumer and medical plastic products for customers and our other primary segments. These products include closures, contact lens packaging, plastic cutlery, refrigerator door liners, shotgun shell casings, surgical devices and syringes. Many of these products are consumable in nature or represent components of consumer products.

In addition to the three primary business segments described above, our other business consists primarily of our zinc strip business, which is the largest producer of zinc strip and fabricated products in the United States.

COMPETITIVE STRENGTHS

We believe that the following competitive strengths serve as a foundation for our growth strategy:

Market Leadership Positions. In North America, we are a leader in several targeted categories including, among others, branded retail plastic cutlery, home canning, home vacuum packaging, kitchen matches, rope, cord and twine and toothpicks. We believe that the specialized nature of our niche categories and our leading market shares therein provide us with competitive advantages in terms of demand from major retailers and enhanced brand awareness. We created the home vacuum packaging category at most of our retailers and actively work with them to promote the FoodSaver (Registered Trademark) brand and home vacuum packaging to consumers. In addition, our branded consumables business is either the named category manager, sole supplier or one of a select few vendors to the dominant retailers in many of its product lines.

Strong Brand Name Recognition. We have built a portfolio of leading consumer brands, which assists us in gaining retail shelf space and introducing new products. The Ball (Registered Trademark) brand has been in continuous use for over 100 years and is internationally recognized within the home food preservation market. In the United States, we believe Kerr (Registered Trademark) is also a widely-recognized home canning brand while Bernardin (Registered Trademark) is the leading home canning brand in Canada. We believe Diamond (Registered Trademark) , Forster (Registered Trademark) and FoodSaver (Registered Trademark) are the leading brands in their principal markets and are well recognized by consumers. We believe our strong brand recognition and consumer awareness, coupled with the long-standing quality of our products, results in significant customer loyalty.

Comprehensive Product Offering. We provide retailers a comprehensive portfolio of niche consumer products across multiple categories, which adds diversity to our revenue and cash flows. Within these categories, we service the needs of a wide range of consumers and satisfy their different tastes, preferences and budgets. In home canning, we offer a range of branded products to serve the value, mid-tier and premium price points, selling more than 300 stock keeping units. We offer kitchen matches, plastic cutlery and toothpicks of various counts, sizes and durability. FoodSaver's (Registered Trademark) current offerings are well positioned to take advantage of a "good, better, best" strategy in order to target consumers with various levels of price sensitivity and product sophistication. We also offer rope, cord and twine products, storage and workshop accessories and metal security doors and fencing covering more than 1,500 stock keeping units. We believe our ability to serve retailers with a broad array of branded products and introduce new products will continue to allow us to penetrate existing customers.

Long-Term Customer Relationships. We have established and continue to maintain strong relationships with our retail customers based, in part, on our portfolio of leading brands, superior customer service and product innovation. We are the named category manager for various products at key retailers, including Wal-Mart, Home Depot and Lowe's, and are the leading supplier for other products for which there is no named category manager. In addition, we have maintained relationships for more than 10 years with virtually all of our key customers. We provide marketing, technical and service support to our retail customers by assisting with category management, in-store merchandising and customized packaging. We also offer end users a broad array of services including product warranties, toll-free customer service numbers and web sites featuring extensive customer service information.

Expertise in Successfully Identifying and Executing Complementary
Acquisitions. We believe we have expertise in identifying and acquiring businesses or brands that complement our existing product portfolio. We utilize a systematic, disciplined acquisition strategy to identify candidates that can provide category leading product offerings to be sold through our existing distribution channels or new distribution channels for our existing products. This expertise has resulted in several important recent strategic acquisitions of complementary businesses and brands such as Tilia, Diamond, and Lehigh, which have helped build our portfolio of niche consumer products used in and around the home and strengthened our distribution channels. Moreover, we have developed an operating infrastructure with the proven capability to successfully integrate acquisitions. We believe that our acquisition expertise uniquely positions us to take advantage of future opportunities to acquire complementary businesses or brands.

Recurring Revenue Stream. We derive recurring and, we believe, annually stable sales from many of our leading products due to their affordability and position as fundamental staples within many households. Our jar closures, kitchen matches, plastic cutlery, rope, cord and twine and toothpicks exemplify these traits. Moreover, we believe that as the installed base of FoodSaver (Registered Trademark) appliances increases, our patented disposable storage bags and related accessories used with the FoodSaver (Registered Trademark) appliances will constitute an increasing percentage of revenues. In 2000, revenues from the sale of storage bags generated 18% of our consumer solutions segment net sales compared to approximately 27% for 2002.

Low Cost Manufacturing. We believe we excel at manufacturing programs involving high volumes with superior efficiencies, low cost and exceptional quality. We have organized the production runs of our branded consumable product lines to minimize the number of manufacturing functions and the frequency of material handling. We also utilize, where practical, a flexible process which uses cellular manufacturing to allow a continuous flow of parts with minimal set up time. Our efficient and automated plastic cutlery manufacturing operations enable us to produce, count and package plastic cutlery ready for retail distribution with minimal labor costs.

We also utilize an efficient outsourced manufacturing network of suppliers for certain of our branded consumables and consumer solutions products. Many of these relationships are long-term, affording us increased flexibility and stability in our operations. Appliances, bags and accessories are sourced from several facilities throughout Asia and the United States. This diverse network allows us to maintain multiple sources of quality products while keeping price points competitive and provides us with quick response, special order service, and low-cost, high-volume production capacity. We believe our service levels, including fill rates, are attractive as compared to our competitors.

Proprietary and Patented Technology. We believe we have proprietary expertise in the design, development and manufacture of certain of our products supported by patented technology, affording us a competitive advantage and enabling us to maintain our market leading positions. We maintain patents on our FoodSaver (Registered Trademark) home vacuum packaging systems and on the bags used for vacuum sealing. This patent protection and our well-developed manufacturing relationships have enabled us to become the market leader within the home vacuum packaging category. For our home canning products, we have developed a proprietary two-piece closure system incorporating a plastisol sealant that differentiates our jar lids from those of competitors. We also have several innovative new products in development for which patents are pending, including the next generation of home vacuum packaging bags and systems.

Proven and Incentivized Management Team. Our management team has a proven track record of successful management with positive operating and shareholder results. Our management team is led by Martin E. Franklin, our Chairman and Chief Executive Officer, and Ian G.H. Ashken, our Vice Chairman and Chief Financial Officer, both of whom joined Jarden in 2001 and who collectively beneficially own approximately 7% of our common stock. We have also recently hired James E. Lillie to the newly created position of Chief Operating Officer to oversee day-to-day operations and operational integration. Each of our operating businesses is managed by professionals with an average of over 20 years of experience. Senior operating managers also participate in our equity incentive programs, and cash incentive compensation is primarily based on attaining selected financial performance targets.

GROWTH STRATEGY

Our objective is to increase revenue, cash flow and profitability while increasing our position as a leading manufacturer, marketer and distributor of niche, branded consumer products. Our strategy for achieving these objectives includes the following key elements:

Further Penetrate Existing Distribution Channels. We will seek to further penetrate existing distribution channels to drive organic growth by capitalizing on our strong existing customer relationships and attracting new customers. We intend to further penetrate existing customers by continuing to (i) provide quality products, (ii) efficiently and consistently fulfill logistical requirements and volume demands, (iii) provide comprehensive product support from design to after-market customer service and (iv) cross-sell our branded consumables and consumer solutions products and accessories to our extensive combined customer base. As a result of our 2002 cross-selling initiatives, FoodSaver (Registered Trademark) products are now being sold through the grocery and hardware channels, where we previously sold primarily branded consumable products. Similarly, we believe there is potential to introduce our home canning products into leading home improvement retailers as a result of the Lehigh acquisition. We intend to attract new customers through our portfolio of leading brands, innovative products and superior customer service.

Introduce New Products. To drive organic growth from our existing businesses, we intend to continue to leverage our strong brand names, customer relationships and proven capacity for innovation to expand product offerings in each of our major product categories. For example, our branded consumables business is targeting several new product introductions, with a recent focus on all-in-one Ball (Registered Trademark) home canning-related kits that provide consumers a simpler and more convenient experience. In 2002, we successfully introduced jelly and salsa kits and have introduced several additional kits in 2003. Other product line extensions in branded consumables include innovative packaging solutions that meet specific consumer needs and drive profitability such as the recently introduced Shake-A-Pick (Registered Trademark) , an individual toothpick dispenser. In addition, we have historically been able to cycle out old home improvement products and replace them with newer versions, enabling us to avoid price reductions and maintain attractive margins. Such changes include packaging and coloration modifications and redesigning products to improve functionality for garage storage solutions.

Pursue Strategic Acquisitions. We anticipate that the fragmented nature of the niche consumer products market will continue to provide significant opportunities for growth through strategic acquisitions of complementary businesses. Our acquisition strategy will continue to focus on businesses or brands with product offerings that provide expansion into related categories and can be marketed through our existing distribution channels or provide us with new distribution channels for our existing products, thereby increasing marketing and distribution efficiencies. Furthermore, we seek acquisition candidates with attractive margins, strong cash flow characteristics, category leading positions and products that generate recurring revenue. Our acquisitions of Tilia, Diamond and Lehigh are examples of our ability to implement this acquisition strategy. We anticipate that future acquisitions will be financed through a combination of operating cash flow, debt and equity, including the proceeds of this offering. We are continuing pursuing several tuck-in acquisitions, all of which, if consummated, would have an aggregate purchase price of approximately $40 million. No assurances can be given that any such potential acquisition will be consummated or, if any such acquisition is consummated, as to the terms of such acquisition, including price.

Expand Internationally. Historically, we have focused primarily on North American sales while establishing a limited sales presence internationally. In 2002, sales outside of North America represented less than 2% of sales. We intend to expand our international sales primarily by developing distribution channels for certain of our existing products and by pursuing strategic acquisitions of foreign businesses with established complementary distribution channels. We are in the early stages of implementing our proven North American home vacuum packaging product introduction strategy in Asia and Europe, where we have recently entered into limited distribution agreements for our FoodSaver (Registered Trademark) products. In these markets, we intend to follow the successful strategy we implemented in North America by initially utilizing direct to consumer sales, including infomercials, to build consumer awareness and generate retail demand. Once a critical mass of consumer sales and interest has been established, we intend to launch FoodSaver (Registered Trademark) products through traditional retail channels.


THE LEHIGH ACQUISITION

On September 2, 2003, we acquired Lehigh, the largest supplier of rope, cord and twine for the U.S. consumer marketplace and a leader in innovative storage and organization products for the home and garage as well as products in the security door and fencing market. Its customers include North

America's largest and rapidly growing warehouse home centers and mass merchants. For the year ended December 31, 2002, Lehigh had revenue and operating income of $128.1 million and $18.9 million, respectively.

We acquired Lehigh for cash consideration of $155 million (excluding transaction costs) at closing (the "Lehigh Acquisition"). In addition, the Lehigh Acquisition includes an earn-out provision with a potential payment in cash or our registered common stock of up to $25 million payable in 2006, provided that certain earnings performance targets are met. If paid, we expect to capitalize the cost of the earn-out.

Strategically, Lehigh complements our existing consumer products businesses. The acquisition is consistent with our strategy of acquiring branded consumer products businesses with leading market positions in niche markets for products used in and around the home, attractive operating margins and strong management. The Lehigh acquisition (i) is expected to be accretive to earnings per share, (ii) provides cross-selling opportunities to our established retail customer base, (iii) adds complementary distribution channels to our strong domestic distribution network and (iv) has the potential to create cost synergies.


BRANDED CONSUMABLES

On February 7, 2003, we acquired substantially all of the assets of Diamond and on September 2, 2003 we acquired Lehigh. The discussion below incorporates these acquired businesses.

We manufacture, market and distribute a broad line of branded products that includes craft items, food preparation kits, home canning jars, jar closures, kitchen matches, plastic cutlery, rope, cord and twine, storage and workshop accessories, toothpicks and other accessories. We distribute our branded consumable products through approximately 3,100 customers.

We sell a variety of branded consumable products detailed in the chart below:



Selected Owned and Licensed Brands                                                 Selected Products
---------------------------------------------------------------------------------- ------------------------------------------
Ball (Registered Trademark) , Bernardin (Registered Trademark)                     Home canning jars in various sizes,
and Kerr (Registered Trademark)                                                    consumable decorative and functional lids,
                                                                                   food preparation kits, home canning accessories

Diamond (Registered Trademark)  and Forster (Registered Trademark)                 Kitchen matches, plastic cutlery,
                                                                                   toothpicks, clothespins, wood craft items,
                                                                                   fire starters, book matches, straws

Lehigh (Registered Trademark)  and Crawford (Registered Trademark)                 Ropes in synthetic and natural fiber,
                                                                                   clotheslines and related hardware, twines,
                                                                                   rubber tie downs

Storehorse (Registered Trademark)  and Crawford (Registered Trademark)             Metal and plastic sawhorses, power tool
                                                                                   stands, multi-purpose workbenches, garage
                                                                                   storage organizers, tool racks, brackets,
                                                                                   pegboard hooks

Leslie-Locke (Registered Trademark)                                                Security screen doors, security door line
                                                                                   extensions, tubular steel window guards,
                                                                                   ornamental fencing, panels with posts,
                                                                                   gates

Customers

We have long-standing relationships with a diverse group of retail, wholesale and institutional customers in North America. We sell through a wide variety of retail formats, including grocery stores, mass merchants, department stores, value retailers, home improvement stores and craft stores. Our principal branded consumable customers include Albertson's, Dollar General, Home Depot, Kroger, Lowe's and Wal-Mart, among others.

Sales and Marketing

Our branded consumables sales efforts are led by our internal sales force, who manage house accounts and oversee food brokerage firms and independent manufacturer representatives. Regional sales managers are organized by geographic area and are responsible for customer relations management, pricing and distribution strategies, and sales generation. Our marketing and sales departments work closely together to develop these pricing and distribution strategies and to design packaging and develop product line extensions and new products. Some of our marketing initiatives include in-store coupons, strategically located display cases and the new "ultimate package" for home canning jars.

We have employed a two-tier marketing strategy for our line of home canning and plastic cutlery products. The Ball (Registered Trademark) , Kerr (Registered Trademark) , Diamond (Registered Trademark) and Forster (Registered
Trademark) brand names are marketed as premium and specialty products. However, for the more price-conscious consumer, we have positioned our Golden Harvest (Registered Trademark) and Lady Dianne (Registered Trademark) as value-priced brands. In doing so, we have been able to minimize the cannibalization from our family of products by lower-priced, discount store brands.

To service our home improvement customers, we utilize an internal sales, marketing and customer service staff supported by a network of outside sales representatives. Responsibility for key accounts and product lines is divided amongst managers, who are primarily responsible for building and maintaining relationships with leading customers such as Home Depot and Lowe's. Our internal staff provides customer service, marketing and new product service to customers. The sales and marketing staff is supplemented by independent sales rep organizations, which provide in-store merchandising services and assist the store personnel with stocking, promotional programs and shelf set maintenance.


Distribution and Fulfillment

We distribute the majority of our branded consumable products through five primary in-house distribution centers and a number of third party warehouses throughout North America. Whenever possible, we utilize highly automated packaging equipment, allowing us to maintain our efficient and effective logistics and freight management processes. We also work with outsourced providers for the delivery of our products in order to ensure that as many shipments as possible are processed as full truckloads, saving significant freight costs.


Manufacturing

We manufacture the metal closures for our home canning jars at our Muncie, Indiana facility. Lithographed tin plated steel sheet is cut and formed to produce the lids and bands. Liquid plastisol, which we formulate, is applied to lids, forming an airtight seal, which is necessary for safe and effective home canning. Finished products are packaged for integration with glass jars or sold in multi-packs as replacement lids.

We manufacture kitchen matches, toothpicks, clothespins and craft items at our Minnesota location. The plant purchases local wood that we convert into veneer, from which we saw, stamp and mold the various wood shapes. The shapes are dried and polished to prepare them for packing. The kitchen match products are put though a secondary manufacturing process to apply the match head and prepare it for packing and shipping to our customers.

We manufacture home improvement products utilizing U.S., Mexican and Asian-based manufacturing. North American manufacturing is utilized for shorter runs, new products and special orders, and we operate facilities in Macungie, Pennsylvania; Compton, California; and Merida, Mexico. The Asian component of our home improvement manufacturing platform is comprised of several long-standing sourcing relationships. We have strategic alliances with two Chinese contract manufacturers that have proven to be reliable sources of high-quality products. The combination of flexible, short-run North American operations and low-cost Asian sourcing has allowed us to provide our customers with high quality and low-cost products at industry-leading fill rates.


Raw Materials

Most of our glass canning jars are supplied under a seven-year supply agreement from Anchor Glass. Such glass materials are also available from other sources at competitive prices. The tin plate, nylon, metal and resin used in the manufacture of our branded consumables are supplied by multiple vendors and are currently available from a variety of sources at competitive prices. Our wood is also supplied by multiple vendors and is readily available to our wood manufacturing plants from local suppliers.

Historically, the raw materials and components that are necessary for the manufacture of our products have been available in the quantities that we require.


Intellectual Property

We believe that none of our active trademarks or patents are essential to the successful operation of our business as a whole. However, one or more trademarks or patents may be material in relation to individual products or product lines such as our rights to use the Ball (Registered Trademark) , Bernardin (Registered Trademark) , Crawford (Registered Trademark) , Diamond (Registered Trademark) , Forster (Registered Trademark) , Kerr (Registered Trademark) , Lehigh (Registered Trademark) , Leslie-Locke (Registered Trademark) and Storehorse (Registered Trademark) brand names in connection with the sale of our branded consumables.

Pursuant to the terms of the 1993 distribution agreement with Ball Corporation ("Ball"), we were granted a license to use the Ball (Registered Trademark) brand name for our branded consumables. In the event of a change of control of Jarden which has not received the approval of a majority of our board of directors or causes us to be controlled or majority owned by a competitor of Ball, Ball has the option to terminate our license to use the Ball (Registered Trademark) brand name. Pursuant to the terms of an agreement with Kerr Group, Inc. ("Kerr"), we have a perpetual exclusive, worldwide license to use the Kerr (Registered Trademark) brand name for our branded consumables. However, in the event of a change of control of Jarden which has not received the approval of a majority of our board of directors, Kerr has the option to terminate our license to use the Kerr (Registered Trademark) brand name.


Competition

We are the leading provider of branded retail plastic cutlery, home canning products, kitchen matches, rope, cord and twine and toothpicks in North America. We have direct competitors in most of our niche markets. In addition to direct competitors, we compete with companies who specialize in other food preservation mediums such as freezing and dehydration. The market for plastic cutlery is extremely price sensitive and our competitors include Far East and domestic suppliers.


Seasonality

Sales of our home canning products generally reflect the pattern of the growing season and retail sales of our plastic cutlery are concentrated in the summer months and holiday periods. Sales of our home improvement products are concentrated in the summer months. Sales of these products may be negatively impacted by unfavorable weather conditions and other market trends. Periods of drought, for example, may adversely affect the supply and price of fruit, vegetables, and other foods available for home canning.


CONSUMER SOLUTIONS

We source, market and distribute an array of home vacuum packaging machines under the market leading FoodSaver (Registered Trademark) brand name. We believe that the FoodSaver (Registered Trademark) vacuum packaging system is superior to more conventional means of food packaging, including freezer and storage bags and plastic containers, in preventing dehydration, rancidity, mold, freezer burn and hardening of food. The original FoodSaver (Registered Trademark) product was successfully launched through infomercials and has since expanded its distribution channels to be based primarily on retail customers. In addition to machines, we market and distribute an expanding line of proprietary bags and bag rolls for use with FoodSaver (Registered Trademark) machines which represent a recurring revenue source, along with accessories including canisters, jar sealers, and wine stoppers.

We acquired our home vacuum packaging business effective April 1, 2002.

Customers

We sell through a diverse group of leading wholesale and retail customers in North America and distributors in selected international markets. We have successfully penetrated several traditional retail channels including mass merchants, warehouse clubs and specialty retailers and also sell through direct-to-consumer channels, primarily infomercials. Our leading customers in this segment include Bed Bath and Beyond, Costco, Kohl's, Target and Wal-Mart.

Sales and Marketing

Our consumer solutions sales efforts are led by our internal sales force, who manage house accounts and oversee independent manufacturer representatives. We also sell directly to the consumer through television infomercials, the Internet and other direct to consumer promotions. In addition to generating direct sales, the infomercials serve as an advertising tool creating awareness and demand at retail stores for the product line. Our marketing and sales departments work closely together to develop customized product line and pricing strategies to meet our customers' specialized needs. Our marketing department is implementing a strategy to drive sustained growth over the next few years. Advertising and brand-building programs will extend beyond infomercials. We believe that new product innovation will increasingly capitalize on consumer segmentation opportunities in vacuum packaging and in other food preservation categories. We believe that our retail position will be reinforced by channel marketing initiatives that optimize category volume and profitability for retailers. We intend to expand direct marketing activities to reinforce the brand loyalty and usage rates for bags and accessories.

Distribution and Fulfillment

We utilize a number of independent warehouses in the United States and an owned warehouse in Canada to distribute our consumer solutions products.

Manufacturing

Our research and development department designs and engineers home vacuum packaging products in the United States, sets strict engineering specifications for the third-party manufacturers and ensures our proprietary manufacturing expertise despite outsourced production. We maintain ownership over all critical production molds. In order to ensure the quality and consistency of our products manufactured by third party manufacturers in Asia, we employ a team of inspectors who inspect the products we purchase on site at the factories and ensures compliance with our strict quality standards. Appliances are currently sourced through three facilities in China; bags and rolls are currently sourced through suppliers in Korea and the United States; and accessories are sourced from Taiwan, China and the United States.

Intellectual Property

We own the rights to the FoodSaver (Registered Trademark) brand for use in home vacuum packaging machines, bags and related products and believe there is significant value in this trademark. Additionally, we hold patents throughout many primary worldwide markets on the design of the FoodSaver (Registered Trademark) machine, the related bags and several of the machine components. The key elements of the patented bags are a unique waffle pattern that facilitates air removal, an oxygen barrier layer that prevents air from entering the bag and a heat resistant outer layer to allow easy sealing without burn-through. We have pending patent applications for continually advancing bag and vacuum packaging technologies.

Competition

Our FoodSaver (Registered Trademark) appliances and bags compete with marketers of "conventional" food storage solutions, such as non-vacuum plastic bags and containers. In addition, our competitors include other manufacturers of home sealing appliances that heat- or vacuum- seal bags, however, as household penetration of home vacuum packaging systems increases, we expect that more competitors will enter the market. There are also several companies that manufacture industrial and commercial vacuum packaging products, but we do not believe that these manufacturers have attempted to enter the household marketplace.

Seasonality

Sales of our FoodSaver (Registered Trademark) appliances generally are strongest in the fourth quarter preceding the holiday season and may be negatively impacted by unfavorable retail conditions and other market trends.

PLASTIC CONSUMABLES

We manufacture, market and distribute a wide variety of plastic products including closures, contact lens packaging, plastic cutlery, refrigerator door liners, shotgun shell casings, surgical devices and syringes. Many of these products are consumable in nature or represent components of consumer products.


On February 7, 2003, in conjunction with the acquisition of the business of Diamond, this segment began manufacturing plastic cutlery. In 2001 and prior periods, this segment included the results of our underperforming thermoformed plastics operations, which was sold effective November 26, 2001.

Customers

We sell primarily to major companies in the healthcare and consumer products industries. Our leading customers include CIBA Vision, Johnson & Johnson, Scotts, Whirlpool and Winchester. We also supply plastic products and parts to both our branded consumables (plastic cutlery and closures) and consumer solutions (plastic containers) segments.

Sales and Marketing

Our internal sales force and marketing department focus their efforts in those markets that require high levels of precision, quality and engineering expertise. There is potential for continued growth in all product lines, especially in the healthcare market, where our quality, service and "clean room" molding operations are critical competitive factors.

Manufacturing

We manufacture our plastic consumable products at six owned U.S. facilities and one leased U.K. facility. The injection-molding process involves converting plastic resin pellets to a fluid state through elevated temperature and pressure, at which point the resin is injected into a mold where it is then formed into a finished part. Molded parts are usually small, intricate components that are produced using multi-cavity tooling. Post-molding operations employ robotics and automation for assembly and packaging. The thermoforming process is an operation in which plastic sheet, which we extrude from plastic resin pellets, is converted into a formed product using precision molds and the application of heat. After the product is formed, the process of removing the excess material, or trimming, is generally performed by automated equipment programmed to execute the appropriate steps to produce the finished part to the customer's specifications.

Raw Materials

We purchase resin from regular commercial sources of supply and, in most cases, multiple sources. The supply and demand for plastic resins is subject to cyclical and other market factors. With the majority of our manufacturing customers, we have the ability to pass-through price increases with an increase in our selling price. This pass-through pricing is not applicable to plastic cutlery, which we supply to our branded consumables segment.

OTHER

In addition to the three primary business segments described above, our other business consists primarily of our zinc strip business, which is the largest producer of zinc strip and fabricated products in the United States. We are the sole source supplier of copper plated zinc penny blanks to the United States Mint.

GOVERNMENT CONTRACTS

We enter into contracts with the United States Government, which contain termination provisions customary for government contracts. The United States Government retains the right to terminate such contracts at its convenience. However, if the contract is terminated, we are entitled to be reimbursed for allowable costs and profits to the date of termination relating to authorized work performed to such date. The United States Government contracts are also subject to reduction or modification in the event of changes in government requirements or budgetary constraints. Since entering into a contract with us in 1981, the United States Government has not terminated the penny blank supply arrangement.

ENVIRONMENTAL MATTERS


Our operations are subject to Federal, state and local environmental and health and safety laws and regulations, including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes. We believe that we are in material compliance with such laws and regulations. Further, the cost of maintaining compliance has not, and we believe, in the future, will not, have a material adverse effect on our business, results of operations or financial condition. Due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital or operating expenditures will not be required in order to comply with applicable environmental laws and regulations.


In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. We have attempted to limit our exposure to such liabilities through contractual indemnities and other mechanisms. We do not believe that any of our existing remediation obligations, including at third-party sites where we have been named a potentially responsible party, will have a material adverse effect upon our business, results of operations or financial condition.


EMPLOYEES


We employ approximately 2,300 people. Approximately 400 union workers are covered by four collective bargaining agreements at three of our United States facilities. These agreements expire at our jar closure facility (Muncie, Indiana) in October 2006, at our kitchen match and toothpick manufacturing facility (Cloquet, Minnesota) in February 2006, and at our metals facility (Greeneville, Tennessee) in October 2003.


We have not experienced a work stoppage during the past five years. Management believes that its relationships with our employees and collective bargaining unions are satisfactory.

PROPERTIES


Our properties are well maintained, considered adequate and being utilized for their intended purposes. Information regarding the approximate size of our principal manufacturing, warehousing and office facilities is provided below:


                                                                            APPROXIMATE
LOCATION                       TYPE OF USE         BUSINESS SEGMENT        SQUARE FEET     OWNED/LEASED
----------------------------   -----------------   ---------------------   -------------   -------------
Cloquet, Minnesota             Manufacturing       Branded Consumables     290,000         Owned
Macungie, Pennsylvania         Manufacturing /     Branded Consumables     270,000         Leased
                               Warehousing
Muncie, Indiana                Manufacturing       Branded Consumables     173,000         Owned
Compton, California            Manufacturing /     Branded Consumables     172,000         Leased
                               Warehouse
Kansas City, Missouri          Warehousing         Branded Consumables     150,000         Leased
Wilton, Maine                  Warehousing         Branded Consumables     150,000         Owned
Merida, Mexico                 Manufacturing       Branded Consumables     120,000         Owned
Tupper Lake, New York          Manufacturing       Plastic Consumables     159,000         Owned
Fort Smith, Arkansas           Manufacturing /     Plastic Consumables     140,000         Owned
                               Warehousing
East Wilton, Maine             Manufacturing       Plastic Consumables     85,000          Owned
Reedsville, Pennsylvania       Manufacturing /     Plastic Consumables     73,000          Owned
                               Warehousing
Greenville, South Carolina     Manufacturing /     Plastic Consumables     48,000          Owned
                               Warehousing
Springfield, Missouri          Manufacturing /     Plastic Consumables     43,000          Owned
                               Warehousing
Greeneville, Tennessee         Manufacturing /     Other                   320,000         Owned
                               Warehousing
San Francisco, California      Offices             Consumer Solutions      49,000          Leased
Rye, New York                  Corporate           -------                 4,700           Leased
                               offices

                                  MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth the name, age and position of our directors, executive officers and key employees.




NAME                             AGE    POSITION
-----------------------------   -----   ------------------------------------------------------
Martin E. Franklin ..........    38     Chairman and Chief Executive Officer
Ian G.H. Ashken .............    43     Vice Chairman and Chief Financial Officer
James E. Lillie .............    42     Chief Operating Officer
Desiree DeStefano ...........    36     Senior Vice President
J. David Tolbert ............    42     Vice President, Human Resources and Administration
Michael Whitcomb ............    46     Chief Marketing Officer and Vice President, Marketing
Rene-Pierre Azria ...........    47     Director
Douglas W. Huemme ...........    62     Director
Richard L. Molen ............    63     Director
Lynda W. Popwell ............    58     Director
Irwin Simon .................    45     Director
Robert L. Wood ..............    49     Director

Our directors are classified with respect to the period they hold office into three classes, as nearly equal in number as possible. Each director serves a three-year term from the date of the annual meeting at which such director was elected.


MARTIN E. FRANKLIN
Chairman and Chief Executive Officer
Mr. Franklin is our Chairman and Chief Executive Officer. Mr. Franklin was appointed to our Board of Directors on June 25, 2001 and became Chairman and Chief Executive Officer effective September 24, 2001. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Mr. Franklin was the Chairman of the Board of Directors of Bolle Inc. from February 1997 until February 2000. Mr. Franklin has previously held positions as Chairman and Chief Executive Officer of Lumen Technologies, Inc. from May 1996 to December 1998, and Benson Eyecare Corporation from October 1992 to May 1996. Since January 2002, Mr. Franklin has served as the Chairman of the Board and a director of Find/SVP, Inc., a Nasdaq OTC Bulletin Board company. Mr. Franklin also serves as a director of Bally Total Fitness Holding Corporation, a New York Stock Exchange company.


IAN G.H. ASHKEN
Vice Chairman and Chief Financial Officer
Mr. Ashken is Vice Chairman and Chief Financial Officer of the Company. Mr. Ashken was appointed to the Board of Directors on June 25, 2001 and became Vice Chairman, Chief Financial Officer and Secretary effective September 24, 2001. Mr. Ashken is also a principal and executive officer of a number of private investment entities. Mr. Ashken was the Vice Chairman of the Board of Directors of Bolle, Inc. from December 1998 until February 2000. From February 1997 until his appointment as Vice Chairman, Mr. Ashken was the Chief Financial Officer and a director of Bolle. Mr. Ashken previously held positions as Chief Financial Officer and a director of Lumen Technologies, Inc from May 1996 to December 1998 and Benson Eyecare Corporation from October 1992 to May 1996.


JAMES E. LILLIE
Chief Operating Officer
Mr. Lillie joined the Company in August 2003. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited, a diversified commercial printing and business communications company. From 1999 to 2000, Mr. Lillie served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (KKR) Portfolio

Company. From 1990 to 1999, Mr. Lillie held a succession of Managerial Human Resources and Operations positions at World Color, Inc., another KKR Portfolio Company.


DESIREE DESTEFANO
Senior Vice President
Ms. DeStefano serves as the Company's Senior Vice President, working in the areas of finance, treasury, compliance and acquisitions. She joined the Company as Chief Transition Officer and Vice President in 2001. From 2000 to 2001, Ms. DeStefano served as Chief Financial Officer of Sports Capital Partners, a private equity investment fund. Ms. DeStefano served as Vice President of Bolle, Inc. from 1998 to 2000. Also from 1996 to 1998, Ms. DeStefano was Vice President of Lumen Technologies, Inc. Prior to that, Ms. DeStefano held similar positions at Benson Eyecare Corporation and was an audit senior at Price Waterhouse LLP.


J. DAVID TOLBERT
Vice President, Human Resources and Administration
Mr. Tolbert is our Vice President, Human Resources and Administration. From April 1997 to October 1998, Mr. Tolbert served as our Vice President, Human Resources and Corporate Risk. From October 1993 to April 1997, Mr. Tolbert served as our Director of Human Resources. Since joining Ball Corporation in 1987, Mr. Tolbert served in various human resource and operating positions of Ball Corporation's and our former Plastic Packaging Division.


MICHAEL WHITCOMB
Chief Marketing Officer and Vice President, Marketing
Mr. Whitcomb serves as Chief Marketing Officer of the Company. Mr. Whitcomb joined the Company in 2002. From 2001 to 2002, Mr. Whitcomb was a partner at Crossbow Solutions, a management consulting firm based in Orange County, California. From 1999 to 2000, Mr. Whitcomb was President of Equative Inc., a business-to-business internet software company based in Irvine, California. From 1983 to 1999, Mr. Whitcomb held a succession of marketing and general management positions at The Quaker Oats Company. These included Managing Director for Australia and New Zealand, and Director of the Pacific Coast Region for Gatorade.


RENE-PIERRE AZRIA
Director
Mr. Azria has over twenty years of corporate finance experience, working generally on large size transactions with a high degree of complexity. His industry experience is concentrated in technology, media and telecommunications, and also includes healthcare and consumer goods. Prior to joining Rothschild, Inc. in 1996, Mr. Azria served as Managing Director of Blackstone Indosuez and President of Financiere Indosuez in New York. Mr. Azria serves as Chairman of our audit committee.


DOUGLAS W. HUEMME
Director
Mr. Huemme was Chairman and Chief Executive Officer of Lilly Industries, Inc. from 1990 until his retirement in December 2000. He also served as President of Lilly Industries, Inc. from 1990 until April 1999. Mr. Huemme serves as Chairman of our nominating and policies committee.


RICHARD L. MOLEN
Director
Mr. Molen was Chairman, President and Chief Executive Officer of Huffy Corporation from September 1994 until his retirement in December 1997. Mr. Molen served as President and Chief Executive Officer of Huffy Corporation since April 1993, and has served on its Board of Directors since June 1984. Mr. Molen also serves as a director of Huntington Bank and Concrete Technology, Inc. Mr. Molen serves as Chairman of our compensation committee and is a member of our nominating and policies committee.


LYNDA WATKINS POPWELL
Director
Ms. Popwell was President, Carolina Eastman Division of Eastman Chemical Company from January 1998 until her retirement in January 2000. From August 1995 until December 1997, she was Vice President, Health, Safety, Environment and Security and Vice President, Quality of Eastman Chemical Company. Ms. Popwell served as Vice President, Tennessee Eastman Division from October 1994 until July 1995. Ms. Popwell is a member of our audit committee.

IRWIN D. SIMON
Director
Mr. Simon has been the President and Chief Executive Officer and a director of Hain Celestial Group, Inc., a marketer and distributor of natural, organic and specialty food products and a NASDAQ company ("Hain"), since May 1993. Mr. Simon was appointed Chairman of the Board of Directors of Hain in April 2000. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company ("Slim Fast"), a national marketer of meal replacement and weight loss food supplements. In March 1992, Mr. Simon became Vice President of Marketing for Slim Fast. From 1986 through 1990, Mr. Simon held a number of positions with The Haagen-Dazs Company, a manufacturer and distributor of premium ice cream and related products, and its affiliated companies. Mr. Simon also serves as a director of Technology Flavors & Fragrances, Inc. and other privately held companies. Mr. Simon is a member of our compensation committee and nominating and policies committee.


ROBERT L. WOOD
Director
Mr. Wood has been Business Group President for Thermosets and Dow Automotive for The Dow Chemical Company since April 2000. He served as Business Vice President for Polyurethanes of The Dow Chemical Company from May 1997 until April 2000. He served as Business Vice President for Engineering Plastics of Dow Plastics, The Dow Chemical Company from October 1995 until May 1997. Mr. Wood also serves as a director for CoMerica Bank's Midland Region. Mr. Wood is a member of our audit and compensation committees.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding beneficial ownership of our common stock as of September 2, 2003, by (i) each person or entity known to us as a result of their filings pursuant to Sections 13(d) and 13(g) under the Securities Exchange Act of 1934, owning beneficially 5% or more of our Common Stock, (ii) each of our directors and nominees for directors,
(iii) each of our executive officers and (iv) all directors and executive officers as a group. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power. The following table does not include certain information regarding our common stock known to us as a result of filings pursuant to Section 13(f) of the Securities Exchange Act of 1934.


                                                                          SHARES BENEFICIALLY
NAME AND ADDRESS                                                               OWNED (1)         PERCENT (2)
----------------------------------------------------------------------   --------------------   ------------
Bricoleur Capital Management LLC
 12230 El Camino Real, Suite 100
 San Diego, CA 92130 .................................................       865,030 (3)              6%
Schroder Investment Management North America Inc.
 875 Third Avenue, 22nd Floor
 New York, NY 10022 ..................................................       851,900 (4)              6%
Martin E. Franklin ...................................................     1,015,517 (5)              7%
Ian G.H. Ashken ......................................................       297,292 (6)              2%
Rene-Pierre Azria ....................................................        20,000 (7)              *
Desiree DeStefano ....................................................        15,111 (8)              *
Douglas W. Huemme ....................................................        37,350 (9)              *
James E. Lillie ......................................................        38,400 (10)             *
Richard L. Molen .....................................................        28,400 (11)             *
Lynda W. Popwell .....................................................        39,850 (12)             *
Irwin D. Simon .......................................................        20,000 (13)             *
J. David Tolbert .....................................................        29,690 (14)             *
Michael Whitcomb .....................................................         5,000 (15)             *
Robert L. Wood .......................................................        50,000 (16)             *
All directors and executive officers as a group (12 persons) .........     1,336,638 (17)             9%

----------
*     Less than 1%

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any share of common stock that such person has the right to acquire within 60 days.

(2) Percent is based on the 14,610,641 shares of common stock outstanding as of September 2, 2003.

(3) Based solely on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2003.

(4) Based solely on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2003.

(5) Includes 250,000 shares of unvested restricted stock. Also includes 259,972 shares of common stock held by Ian G.H. Ashken of which Mr. Franklin disclaims beneficial ownership. Mr. Franklin entered into a voting agreement, dated as of August 22, 2002, with Mr. Ashken, pursuant to which Mr. Franklin has the power to vote, or direct the vote, over all of these 259,972 shares of common stock. Includes 125,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(6) Includes 90,000 shares of unvested restricted stock. Mr. Ashken entered into a voting agreement, dated as of August 22, 2002, with Mr. Franklin, pursuant to which Mr. Franklin has the power to vote, or direct the vote, over the 259,972 shares of common stock held by Mr. Ashken. Also includes 37,500 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(7) Consists of 20,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(8) Includes 12,500 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(9) Includes 36,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(10)  Includes 35,000 shares of unvested restricted stock.

(11) Includes 16,100 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(12) Includes 39,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(13) Consists of 20,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(14) Includes 18,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(15) Consists of 5,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(16) Includes 48,000 shares subject to outstanding options to purchase common stock which are exercisable within 60 days.

(17) Includes 377,100 shares subject to outstanding options to purchase common stock which are exercisable within 60 days. Also includes 375,000 shares of unvested restricted stock.

                                 UNDERWRITING


We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Banc of America Securities LLC are acting as representatives of the underwriters.


The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

UNDERWRITER                                   NUMBER OF SHARES
------------------------------------------   -----------------
CIBC World Markets Corp. .................     1,070,000
Banc of America Securities LLC ...........     1,070,000
SunTrust Capital Markets, Inc. ...........       374,500
William Blair & Company, L.L.C. ..........       160,500
CJS Securities, Inc. .....................        93,750
Burnham Securities Inc. .................         31,250
                                             -----------------
 Total ...................................     2,800,000
                                             =================

The underwriters have agreed to purchase all of the shares offered by this prospectus supplement (other than those covered by the over-allotment option described below) if any are purchased.

The shares should be ready for delivery on or about September 30, 2003 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $1.11 per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus supplement, permits the underwriters to purchase a maximum of 420,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be $119,140,000 and the total proceeds to us will be $113,183,000. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                              TOTAL WITHOUT EXERCISE OF     TOTAL WITH FULL EXERCISE OF
                                PER SHARE       OVER-ALLOTMENT OPTION          OVER-ALLOTMENT OPTION
                               -----------   ---------------------------   ----------------------------
Jarden Corporation .........      $1.85           $5,180,000                     $5,957,000

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $750,000.


We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


Subject to exceptions covering up to approximately 90,000 shares of common stock and other shares of common stock as to which beneficial ownership is disclaimed, we, our executive officers and directors have agreed to a 90-day "lock-up" with respect to primary issuances by us of shares of common stock and all shares of common stock held by such other persons, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. The lock-up restriction will not prohibit us from issuing options and shares under our 2003 Employee Stock Purchase Plan and 2003 Stock Incentive Plan. Any shares issued to our executive officers or directors during the lock-up period in accordance with the immediately preceding sentence will be subject to the lock-up. This means that, for a period of 90 days following the date of this prospectus supplement, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp. and Banc of America Securities LLC.


The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus supplement.


Certain of the underwriters and their affiliates from time to time in the past have provided investment banking, commercial lending and financial advisory services to us in the ordinary course of business for which we have paid customary compensation, and the underwriters and their affiliates may provide such services from time to time in the future for which we would expect to pay customary compensation. Without limiting the generality of the preceding sentence, affiliates of CIBC World Markets Corp., Banc of America Securities LLC and SunTrust Capital Markets, Inc. are lenders under our existing credit facility and have received customary compensation in connection therewith. In addition, an affiliate of Banc of America Securities LLC is the agent under our credit facility and receives customary compensation in connection therewith.


An undetermined portion of the net proceeds of the sale of the shares may ultimately be used to repay indebtedness under our credit facility, in which case affiliates of CIBC World Markets Corp., Banc of America Securities LLC and SunTrust Capital Markets, Inc. would receive their pro rata share of such net proceeds. Because the amount of such repayment, if any, is indeterminable and because affiliates of the underwriters listed in the preceding sentence could receive more than ten percent of the net proceeds of this offering, depending on the amount of such repayment, this offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules.


Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    o Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    o Over-allotments and syndicate covering transactions -- The underwriters may sell more shares of our common stock in connection with this offering than the number of shares the underwriters have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase in this offering.

    o Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold these shares as part of this offering.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of the common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on The New York Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on web sites maintained by one or more of the underwriters or selling group members participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members on the same basis as other allocations.


                                    EXPERTS

The consolidated financial statements of Jarden Corporation and its subsidiaries appearing in its Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Diamond Brands International, Inc. and its subsidiaries appearing in the Company's Current Report on Form 8-K/A filed on March 7, 2003 for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Lehigh Consumer Products Corporation as of December 31, 2002 and for the year then ended, incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 5, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.



                                 LEGAL MATTERS


The validity of the common stock offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

                                  PROSPECTUS

                              JARDEN CORPORATION

                                 $150,000,000

                        DEBT SECURITIES, COMMON STOCK,
                         PREFERRED STOCK, AND WARRANTS

                               ----------------

We may from time to time sell up to $150,000,000 aggregate initial offering price of one or more series of our debt securities, our common stock, $0.01 par value per share, our preferred stock, $0.01 par value per share, our warrants to purchase debt securities, common stock, or preferred stock, or any combination of our debt securities, common stock, preferred stock, and warrants.

These debt securities may consist of notes, debentures or other types of debt. We will provide specific terms of these debt securities in supplements to this prospectus. Our payment obligations under any series of debt securities may be guaranteed by one or more of our subsidiaries which are co-registrants.

This prospectus provides a general description of the securities we may offer. The specific terms of the securities offered by this prospectus will be set forth in a supplement to this prospectus and will include, among other things:

  o in the case of common stock, the number of shares, purchase price, and terms of the offering and sale thereof;

  o in the case of preferred stock, the number of shares, purchase price, the designation and relative rights, preferences, limitations and restrictions, and the terms of the offering and sale thereof;

  o in the case of debt securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate, time of payment of interest, terms (if any) for the subordination or redemption thereof, and any other specific terms of the debt securities; and

  o in the case of warrants, the title, aggregate number, price at which it will be issued, exercise price, and designation, aggregate principal amount and terms of the securities issuable upon exercise of the warrants.


Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and the additional information described under "Where You Can Find More Information" carefully before you invest in our securities.

Our common stock trades on the New York Stock Exchange under the symbol "JAH." On January 28, 2003, the last reported sale price of our shares on the New York Stock Exchange was $26.06 per share.

The securities may be sold through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time (see "Plan of Distribution").

                               ----------------

Please refer to "Risk Factors" beginning on page 9 and in any prospectus supplement for a description of the risks you should consider when evaluating this investment.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE EXCHANGE OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is January 31, 2003.

                               TABLE OF CONTENTS



                                                                                            PAGE
                                                                                           -----
Summary ..................................................................................   1
Incorporation of Certain Documents by Reference ..........................................   2
The Company ..............................................................................   3
Risk Factors .............................................................................   9
 Reductions, cancellations, or delays in customer purchases would adversely affect our
   profitability .........................................................................   9
 We may be adversely affected by the trend towards retail trade consolidation ............   9
 Sales of some of our products are seasonal and weather related ..........................   9
 We depend on suppliers in Asia ..........................................................   9
 Competition in our industries may hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers ..............  10
 If we fail to develop new or expand existing customer relationships, our ability to grow our business will be impaired .........................................................  11
 We cannot be certain that our product innovations and marketing successes will continue .  11
 We may experience difficulty in integrating acquired businesses, which may interrupt our business operations ...................................................................  11
 Our operations are subject to a number of Federal, state and local environmental regulations ............................................................................  11
 We may be adversely affected by remediation obligations mandated by applicable environmental laws ....................................................................  11
 We depend upon key personnel ............................................................  12
 We enter into contracts with the United States government and other governments .........  12
 Our operating results can be adversely affected by changes in the cost or availability of raw materials ......................................................................  12
 Our business could be adversely affected because of risks which are particular to international operations ..............................................................  12
 Our performance can fluctuate with the financial condition of the retail industry .......  13
 Claims made against us based on product liability could have a material adverse effect on our business .......................................................................  13
 We depend on our patents and proprietary rights .........................................  13
 We depend on a single manufacturing facility for certain essential products .............  13
 Certain of our employees are represented by labor unions ................................  14
 Our significant indebtedness could adversely affect our financial health, and prevent us from fulfilling our obligations under our debt ........................................  14
 We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control ..............................  14
 The indenture related to the debt securities, our 9 3/4% senior subordinated notes due
   2012, and our senior credit facility contain various covenants which limit our management's discretion in the operation of our business ..............................  15
 We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture related to our 9 3/4% senior subordinated notes due 2012 ........................................................................  15
 Delaware law and our rights plan may limit possible takeovers ...........................  15
 The market price for our common stock is volatile .......................................  16
 We may issue a substantial amount of our common stock in connection with future acquisitions and the sale of those shares could adversely affect our stock price ......  16
 Our stock price may be adversely affected if our stockholders sell substantial amounts of our common stock, or our preferred stock or warrants convertible into our common stock, in the public market following the offering ....................................  16

                                                                                            PAGE
                                                                                           -----
 Since we have broad discretion in how we use the net proceeds from this offering, we may use such proceeds in ways with which you disagree ..................................... 17
 Your right to receive payments on the debt securities is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the debt securities are junior to all of the guarantors' existing senior indebtedness and possibly to all their future borrowings ............................................... 17
 Since the debt securities are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt ................................................. 17
 Not all of our subsidiaries will guarantee our obligations under the debt securities, and the assets of the non-guarantor subsidiaries may not be available to make payments on the debt securities ................................................................ 17
 A public market for the debt securities may not develop ................................. 18
 Federal and state statutes allow courts, under specific circumstances, to void guarantees and require security holders to return payments received from guarantors ... 18
Forward Looking Statements ............................................................... 20
Use of Proceeds .......................................................................... 21
Ratio of Earnings to Fixed Charges ....................................................... 21
Description of Debt Securities ........................................................... 22
Description of Capital Stock ............................................................. 27
Description of Warrants .................................................................. 27
Description of Senior Indebtedness ....................................................... 28
Plan of Distribution ..................................................................... 32
Where You Can Find More Information ...................................................... 33
Experts .................................................................................. 33
Legal Matters ............................................................................ 34

                                    SUMMARY

This prospectus is part of a registration statement that Jarden Corporation and the co-registrants (together, the "registrants") filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, the registrants may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities the registrants may offer. Each time the registrants sell securities, the registrants will provide a prospectus supplement that will contain specific information about the terms of that offering. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement, which may add, update, or change information. Together these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus and in any prospectus supplement.


THE SECURITIES WE MAY OFFER

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer from time to time up to an aggregate of $150,000,000 of one or more series of our debt securities, our common stock, $0.01 par value per share, our preferred stock, $0.01 par value per share, our warrants to purchase debt securities, common stock, or preferred stock, or any combination of our debt securities, common stock, preferred stock, and warrants.


DEBT SECURITIES

The terms of each series of debt securities will be detailed or determined in the manner provided in an indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, among other things, the initial offering price, the aggregate principal amount the price or prices at which we will sell the debt securities, any limit on the aggregate principal amount of the debt securities, the date or dates on which we will pay the principal on the debt securities, and the rate or rates at which the debt securities will bear interest. We have summarized general features of our debt securities under the section entitled "Description of Debt Securities" contained in this prospectus.


COMMON STOCK

We may issue common stock, par value $0.01 per share. Holders of our common stock are entitled to receive dividends when declared by our board of directors, subject to the rights of holders of our preferred shares. Each holder of common shares is entitled to one vote per share. The holders of common shares have no preemptive or cumulative voting rights. Our credit facility contains restrictions on our ability to pay dividends or make other distributions.


PREFERRED STOCK

We may issue preferred stock, par value $0.01 per share, in one or more series. Subject to the terms of our governing documents and applicable Delaware law, our board of directors will determine the dividend, voting, conversion and other rights and preferences of the series of preferred stock being offered.


WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock either independently or together with other securities. Each warrant will entitle the holder to purchase the principal amount of our debt securities, or the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

                               ----------------

The mailing address and telephone number of our principal executive offices are 555 Theodore Fremd Avenue, Rye, New York, 10580, (914) 967-9400.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed by us with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this prospectus, except as superseded or modified herein:

   (a) Our annual report on Form 10-K/A for the fiscal year ended December 31, 2001;

   (b)        Our quarterly report on Form 10-Q/A for the period ended March
              31, 2002;

   (c)        Our quarterly report on Form 10-Q/A for the period ended June
              30, 2002;

   (d)        Our quarterly report on Form 10-Q for the period ended September
              30, 2002;

   (e) Our current report on Form 8-K, Date of Event -- December 18, 2001, filed on January 9, 2002;

   (f) Our current report on Form 8-K, Date of Event -- March 28, 2002, filed on March 28, 2002;

   (g) Our current report on Form 8-K, Date of Event -- March 28, 2002, filed on March 29, 2002;

   (h) Our current report on Form 8-K, Date of Event -- April 24, 2002, filed on May 9, 2002;

   (i) Our current report on Form 8-K, Date of Event -- May 30, 2002, filed on June 4, 2002;

   (j) Our current report on Form 8-K, Date of Event -- October 17, 2002, filed on October 24, 2002;

   (k) Our current report on Form 8-K, Date of Event -- October 28, 2002, filed on October 29, 2002;

   (l) Our current report on Form 8-K, Date of Event -- November 1, 2002, filed on November 1, 2002;

   (m) Our current report on Form 8-K, Date of Event -- January 7, 2003, filed on January 10, 2002;

   (n)        Our definitive proxy statement on Schedule 14A filed on April
              30, 2002;

   (o) The description of our common stock contained in our registration statement on Form 8-A/A filed on May 1, 2002, including any amendments or reports filed for the purpose of updating that description; and

   (p) The description of the preferred stock purchase rights of our common stock contained in our registration statement on Form 8-A/A filed on May 1, 2002, including any amendments or reports filed for the purpose of updating that description.

All of such documents are on file with the Commission. In addition, all documents filed by Jarden Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this prospectus and prior to termination of the offering are incorporated by reference in this prospectus and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates herein by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to Jarden Corporation, 555 Theodore Fremd Avenue, Rye, NY 10580, Attention: Corporate Secretary, or call (914) 967-9400.

                                  THE COMPANY

Jarden Corporation is a leading provider of niche consumer products used in home food preservation. We operate two distinct business groups, consumer products and material based. Our consumer products group markets and distributes the FoodSaver (Registered Trademark) line, which is the U.S. market leader in home vacuum packaging systems and accessories and is the leading North American manufacturer, distributor and marketer of home canning and related products, primarily under the Ball (Registered Trademark) , Kerr (Registered Trademark) and Bernardin (Registered Trademark) brands. Our materials based group is the country's largest producer of zinc strip and is a plastics manufacturer.

During 2001, we repositioned our growth strategy to focus on consumer products. Alltrista Consumer Products manufactures, markets and distributes a broad line of home food preservation and preparation products that includes recognized brand name home canning jars, jar closures and other accessories (including fruit pectin, Fruit-Fresh (Registered Trademark) brand fruit protector, pickle mixes and tomato mixes). As of April 24, 2002, through the acquisition of Tilia International, Inc. and its subsidiaries ("Tilia"), our consumer products group markets and distributes the FoodSaver (Registered Trademark) vacuum packaging system. Vacuum packaging is the process of removing air from a container to create a vacuum, and then sealing the container so that air cannot re-enter.

Our materials based group is comprised of three business segments: metals, injection molded plastics, and other. Our metals business is the sole source supplier of copper plated zinc penny blanks to both the United States Mint and the Royal Canadian Mint. In addition, we manufacture a line of industrial zinc items used in the plumbing, automotive, electrical component and European architectural markets, and the Lifejacket (Registered Trademark) anti-corrosion system. Our plastic injection molding business manufactures precision custom components for major companies in the healthcare and consumer products industries including CIBA Vision Corporation, Johnson & Johnson, Meridian Diagnostics, Inc., The Scotts Company and Winchester Ammunition. The other segment includes the manufacturing of non-injection molded plastic parts and other immaterial business activities.


RECENT DEVELOPMENTS


  Diamond Acquisition

On November 27, 2002, we entered into an Asset Purchase Agreement to purchase the business assets and liabilities of Diamond Brands Operating Corp. and its affiliates ("Diamond Brands"), a leading manufacturer and marketer of niche consumer products for domestic use including matches, toothpicks, disposable plastic cutlery, straws, clothespins and wooden crafts sold primarily under the Diamond Brands (Registered Trademark) and Forster (Registered Trademark) trademarks. The acquisition of Diamond Brands has been approved in the United States Bankruptcy Court for the District of Delaware as the exclusive plan to be voted on by the creditors.

Our acquisition of Diamond Brands is subject to final confirmation by the United States Bankruptcy Court for the district of Delaware, Hart-Scott-Rodino approval, and other customary closing conditions. Although we cannot assure you that any and all these conditions will be satisfied, at this time, we believe that we will complete the acquisition during the first quarter of 2003.

We intend to finance our acquisition of Diamond Brands at closing with the combination of available cash and borrowings under our credit facility. The purchase price for the sale and transfer of the assets shall consist of: (a) an aggregate amount equal to the sum of the following: (i) $12,950,000 in cash,
(ii) the balance, as of the closing, of the principal amount due under a DIP loan agreement, taking into account all payments made in respect of such principal amount by the debtors through the closing, plus (b) at Jarden's election, within six months after the closing (i) either $6 million in cash payable by wire transfer in immediately available funds or (ii) shares of Jarden common stock with an aggregate fair market value of $6 million as of the date of delivery; and (c) the assumption of certain liabilities.


  Exchange Offer

On December 4, 2002, we completed an offer to the holders of our 9 3/4% senior subordinated notes subject to Rule 144A of the Securities Act of 1933 to exchange those notes for our 9 3/4% senior subordinated notes which are registered under the Securities Act of 1933, as amended, and are substantially similar to the old notes except that the mandatory redemption provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. Substantially all of the $150,000,000 aggregate principal amount of the old notes were exchanged for the new notes.

CONSUMER PRODUCTS GROUP

The consumer products group is comprised of two segments: vacuum packaging and domestic consumables.

Our domestic consumables segment manufactures, markets and distributes a line of home food preservation products to serve value, mid-tier and premium oriented customers, which products include home canning jars, jar closures, home canning tools, and other accessories. These products are marketed under the well-known Ball (Registered Trademark) , Bernardin (Registered Trademark) , Golden Harvest (Registered Trademark) , and Kerr (Registered Trademark) brand names. We also market and distribute related food products, including fruit pectin, Fruit-Fresh (Registered Trademark) brand fruit protector, pickle mixes, tomato mixes and all-in-one canning kits, including a jam pectin kit and jelly and salsa kits. In addition, we market a line of housewares under the Golden Harvest (Registered Trademark) brand, including tumblers, beverage tappers and other glassware.

We also provide patented vacuum packaging systems for household use marketed under the FoodSaver (Registered Trademark) brand. Our seven models of compact, patented counter-top FoodSaver (Registered Trademark) appliances incorporate a vacuum pump and bag sealer to keep foods fresh and are sold at prices ranging from approximately $100 to almost $300. We market our FoodSaver (Registered Trademark) appliances in tandem with our patented FoodSaver (Registered Trademark) bags and rolls and complementary accessories, including canisters, containers, lids, jar sealers and bottle stoppers.

  Customers

Our customers are a diverse group of wholesalers and retailers in the United States and Canada. Our principal customers include grocery stores, mass merchants, warehouse clubs, and hardware stores, but we also sell through sporting goods and outdoor stores and specialty retailers. We have been Wal-Mart's category manager for the home canning segment since 1998. In this role, we are responsible for the home canning section within the store, including inventory management, the introduction of new items, and the creation of various reports to track inventory, sales, and margins. In addition to these channels of distribution, vacuum packaging products are sold directly to individual consumers through direct-to-consumer channels. Our direct-to-consumer sales have primarily been made through infomercials and catalogs.

  Sales and Marketing

Our consumer products sales are made in the United States and Canada through food brokers and manufacturer representative organizations as well as through our internal sales force and house accounts. We employ regional sales managers located in key geographic areas who oversee the sales and retail activities of food brokerage firms and independent manufacturer representatives.

  Distribution and Fulfillment

We utilize company-operated and independent warehouses located in various regions of the United States and Canada to distribute our products. The largest of these warehouses is located in Muncie, Indiana and is operated by an outsourced provider, which utilizes highly automated packaging equipment allowing us to maintain our efficient and effective logistics and freight management processes. We also work with an outsourced provider for the delivery of our products in order to ensure that as many shipments as possible are processed as full truckloads, saving significant freight costs.

  Manufacturing

We manufacture the metal closures for our home canning jars at our Muncie, Indiana facility. Lithographed tin plated steel sheet is cut and formed to produce the lids and bands. Liquid plastisol, which we formulate, is applied to lids, forming an airtight seal, which is necessary for safe and effective home canning. Finished products are packaged for integration with glass jars or sold in multi-packs as replacement lids.

Vacuum packaging products are sourced through a network of independent manufacturers. Appliances are currently sourced through three facilities in China; bags and rolls are currently sourced through suppliers in Korea and the United States; and accessories are sourced from Taiwan, China and the United States. Our own research and development department designs and engineers products in the United States and sets strict engineering specifications for the third-party manufacturers. We maintain ownership over all necessary production molds.


  Intellectual Property

Management believes that none of our active trademarks or patents is essential to the successful operation of our business as a whole. However, one or more trademarks or patents may be material in relation to individual products or product lines such as our property rights to use the Ball (Registered Trademark) , FoodSaver (Registered Trademark) , Fruit-Fresh (Registered Trademark) , Golden Harvest (Registered Trademark) , and Kerr (Registered Trademark) brand names and the Bernardin (Registered Trademark) trade name in connection with certain goods to be sold, including home food preservation supplies, kitchen housewares and packaged foods for human consumption.

We hold patents throughout many primary worldwide markets on both the design of the FoodSaver (Registered Trademark) appliance itself as well as on many of its components. Our patent on the FoodSaver (Registered Trademark) vacuum seal appliance expires in 2009, and our patent on FoodSaver (Registered Trademark) bags expires in 2005. The key elements of the bag are a unique waffle pattern that facilitates air removal, an oxygen barrier layer that prevents air from entering the bag and a heat resistant outer layer to allow easy sealing without burn-through. In addition, we have registered the VacLoc, SaverMate, VacuTop and VacuSave names with the U.S. Patent and Trademark Office and in several countries throughout the world. In addition, we have developed a proprietary two-piece closure system incorporating a plastisol sealant that differentiates our jar lids from our competitors' lids. We have pending patent applications for new technology for bags and vacuum packaging systems that we recently acquired.

Pursuant to the terms of the 1993 distribution agreement with Ball Corporation, we were granted a license to use the Ball (Registered Trademark) brand name for our consumer products. In the event of a change of control of Jarden which has not received the approval of a majority of our board of directors or causes us to be controlled or majority owned by a competitor of Ball, Ball has the option to terminate our license to use the Ball (Registered Trademark) brand name. Pursuant to the terms of an agreement with Kerr Group, Inc., we have a perpetual exclusive, worldwide license to use the Kerr (Registered Trademark) brand name in our consumer products division. However, in the event of a change of control of Jarden which has not received the approval of a majority of our board of directors, Kerr has the option to terminate our license to use the Kerr (Registered Trademark) brand name.


  Raw Materials

Most of our glass canning jars are supplied under an agreement with Anchor Glass Container Corporation. Such glass materials are also available from a variety of other sources at competitive prices. The tin plate raw material used in the manufacture of our home canning jar lids and closures is supplied by multiple vendors and is currently available from a variety of sources at competitive prices. Historically, the raw materials and components that are necessary for the manufacture of our products have been available in the quantities that we require.


  Competition

We are the leading provider of home canning products and related accessories and our brands represent a significant portion of the sales in this niche market. In addition to the competitors in our niche market, we compete with companies who specialize in other food preservation mediums such as freezing and dehydration.

Our vacuum packaging appliances compete with marketers of "conventional" food storage solutions, such as plastic bags and containers. In addition, our competitors include manufacturers of sealing appliances that heat-seal bags, but, we believe, do not create a vacuum seal comparable to ours. There are also several companies that manufacture industrial and commercial vacuum packaging products, but we do not believe that these manufacturers have attempted to enter the household marketplace.

MATERIALS BASED GROUP

Our materials based group is currently comprised of three business segments: metals, injection molded plastics, and other.


METALS

We believe our zinc strip business is the largest producer of zinc strip and fabricated products in the United States. We are the sole source supplier of copper plated zinc penny blanks to both the United States Mint and the Royal Canadian Mint and are currently exploring opportunities with several other countries. In addition, we manufacture a line of industrial zinc items used in the plumbing, automotive, electrical component and European architectural markets, and the Lifejacket (Registered Trademark) anti-corrosion system. Our anticorrosion zinc Lifejacket (Registered Trademark) is gaining recognition as a cost-effective solution to arrest the corrosion of the reinforcement steel within poured concrete structures. We are affected by fluctuations in penny blank requirements of the United States Department of the Treasury and the Federal Reserve System. Although the future use of the penny as legal tender has been debated in recent years, management believes that the zinc based coinage will remain an important part of the currency system for the foreseeable future.


  Sales and Marketing

Our sales and marketing staff consists of individuals with considerable technical background in the field of metallurgy. These individuals focus on leveraging our core capabilities in zinc metallurgy and electrochemistry to exploit new market opportunities. The sales and marketing staff works closely with our engineering and technical services group to deliver products to the customer. We maintain a website which contains technical information regarding the advantageous physical properties of zinc versus other metals.


  Manufacturing

In our Greenville, Tennessee facility, we manufacture alloys of zinc strip and fabricated zinc products in a number of configurations for our customers. We have five lines used to slit the coils into widths specified by customers. Many customers require less than the full master coil diameters, so the large coils are broken down into the requested diameters at the time they are slit. We also produce coin blanks stamped from slit coils using one of five high-speed presses. The stamped blanks are then rimmed and put into one of three electroplating lines where the copper coating is applied.


  Raw Materials

We purchase special high-grade zinc ingot and a variety of metals, including copper, lead, titanium, magnesium, manganese and other alloys, to produce the zinc alloys we use in our various applications. These alloys have been developed by our technical staff to meet the specific physical and chemical characteristics of the finished product applications. We purchase zinc ingot based on market prices quoted on the London Metals Exchange (month-end average price) from a variety of suppliers. Certain customers, including the United States Mint, provide their own purchased zinc that is utilized to manufacture product at a toll conversion price. We purchase copper for both alloying and plating purposes based on market prices quoted on the New York Commodities and Metals Exchange. As with zinc ingot, the United States Mint supplies the required copper for one-cent coin blanks. We also purchase a variety of chemicals for production and waste treatment, primarily for use in copper plating. Prices for chemicals are negotiated with suppliers based on market supply and demand conditions and volume purchase levels.


INJECTION MOLDED PLASTICS

We manufacture precision custom injection molded components for major companies in the healthcare and consumer products industries. We also own Yorker (Registered Trademark) Closures, a proprietary product line of plastic closures. Products for the healthcare industry include items such as intravenous harness components and surgical devices. Products for manufacturers of consumer goods primarily include packaging and sport shooting ammunition components.

  Customers

We supply shotgun shell components to Winchester Ammunition and various healthcare products (such as contact lens cases) to CIBA Vision Corporation, Ethicon, Inc., Johnson & Johnson, CB Fleet Company, Inc., and Meridian Diagnostics, Inc. and consumer products for The Scotts Company, among others.


  Sales and Marketing

We concentrate our marketing efforts in those markets that require high levels of precision, quality, and engineering expertise. There is potential for continued growth in all product lines, especially in the healthcare market, where our quality, service and "clean room" molding operations are critical competitive factors.


  Manufacturing

We manufacture at three facilities located in Greenville, South Carolina; Reedsville, Pennsylvania; and Springfield, Missouri. The injection-molding process involves converting plastic resin pellets to a fluid state through elevated temperature and pressure, at which point the resin is injected into a mold where it is then formed into a finished part. Molded parts are usually small, intricate components that are produced using multi-cavity tooling. Post-molding operations employ robotics and automation for assembly and packaging.


  Raw Materials

We purchase resin from regular commercial sources of supply and, in most cases, multiple sources. The supply and demand for plastic resins are subject to cyclical and other market factors.


  Competition

The market for injection molded plastics is highly competitive. We concentrate our marketing efforts in those markets that require high levels of precision, quality, engineering expertise and cleanliness. We have differentiated ourselves from our competitors by developing long-lasting relationships with a number of specialty tooling manufacturers and by possessing strong design capabilities. We believe that the quality and cleanliness of our facilities provides another competitive advantage for us. As a result, we believe that we will continue to capture new injection molding programs as they come to market, as well as benefit from continued outsourcing trends among original equipment manufacturers.


OTHER

Effective November 26, 2001, we sold our underperforming thermoformed plastics operations consisting of the assets of our Triangle, TriEnda and Synergy World divisions (the "TPD Assets") to Wilbert, Inc. for $21.0 million in cash, a $1.9 million noninterest-bearing one-year note, and the assumption of certain identified liabilities. We recorded a pre-tax loss of $121.1 million in 2001 related to the sale.

Effective November 1, 2001, we sold our majority interest in Microlin, LLC, a developer of proprietary battery and fluid delivery technology, for $1,000 in cash plus contingent consideration based upon future performance through December 31, 2012 and the cancellation of future funding requirements. We recorded a pre-tax loss of $1.4 million in 2001 related to the sale.

Currently, our other business primarily manufactures thermoformed plastic white goods for a variety of customers in our Fort Smith, Arkansas facility. We also manufacture and sell extruded plastic sheet and roll stock products in smooth, textured and laminated finishes for a variety of customers. Additionally, we produce plastic tables for original equipment manufacturers in our Fort Smith plant and have a proprietary line of tables selling under the VisionTM brand that are primarily sold to the hospitality and institutional markets. Our customers are primarily other equipment manufacturers.

Our products are produced through a thermoforming process. Thermoforming is an operation in which plastic sheet is converted into a formed product through single- or twin-sheet vacuum or pressure formed in conjunction with the application of heat. After the product is formed, the process of removing the excess material, or trimming, is generally performed by automated equipment programmed to execute the appropriate steps to produce the finished part to the customer's specifications. We purchase resin directly for use in the manufacture of extruded sheet and also purchase plastic sheet from third-party suppliers in those instances where we are unable to provide for our needs internally. These raw materials are obtained from regular commercial sources of supply and, in most cases, multiple sources. The supply and demand for plastic resins are subject to cyclical and other market factors. Certain of our customers purchase the resin on our behalf, thereby providing us protection from price fluctuations.


GOVERNMENT CONTRACTS


We enter into contracts with the United States Government which contain termination provisions customary for government contracts. See "Metals" under the materials based group discussion above. The United States Government retains the right to terminate such contracts at its convenience. However, if the contract is terminated, we are entitled to be reimbursed for allowable costs and profits to the date of termination relating to authorized work performed to such date. The United States Government contracts are also subject to reduction or modification in the event of changes in government requirements or budgetary constraints. Since entering into a contract with us in 1981, the United States Government has not terminated the penny blank supply arrangement.


ENVIRONMENTAL MATTERS


Our operations are subject to Federal, state and local environmental and health and safety laws and regulations, including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes. We believe that we are in material compliance with such laws and regulations. Further, the cost of maintaining compliance has not, and we believe, in the future, will not, have a material adverse effect on our business, results of operations or financial condition. Due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital or operating expenditures will not be required in order to comply with applicable environmental laws and regulations.


In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. We have attempted to limit our exposure to such liabilities through contractual indemnities and other mechanisms. We do not believe that any of our existing remediation obligations, including at third-party sites where we have been named a potentially responsible party, will have a material adverse effect upon our business, results of operations or financial condition.


EMPLOYEES


As of September 30, 2002, we employed approximately 950 people. Approximately 215 union workers are covered by two collective bargaining agreements at our metals and domestic consumables manufacturing facilities. These agreements expire at the domestic consumables facility (Muncie, Indiana) on October 15, 2006, and at the metals facility (Greeneville, Tennessee) on October 4, 2003.


We have not experienced a work stoppage during the past five years. Management believes that its relationships with our employees and collective bargaining unions are satisfactory.


Our principal executive offices are located at 555 Theodore Fremd Avenue, Rye, New York, 10580.

                                  RISK FACTORS

Investing in our securities involves risks, including the risks described in this prospectus, in any prospectus supplement and in the other documents that are incorporated herein by reference. You should carefully consider the risks factors together with all of the other information and data included in this prospectus, any prospectus supplement and the documents that are incorporated herein by reference before you decide to acquire any securities. If any of the following risks actually occur, our business, financial condition or results of operation may suffer.


                           RISKS RELATING TO JARDEN


REDUCTIONS, CANCELLATIONS, OR DELAYS IN CUSTOMER PURCHASES WOULD ADVERSELY AFFECT OUR PROFITABILITY.

Customers in our consumer products group, and many customers in our materials based group, generally do not enter into long-term contracts or commitments with us. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, or delay purchases for a number of reasons beyond our control. Significant or numerous cancellations, reductions, or delays in purchases by customers could have a material adverse effect on our business, results of operations and financial condition. In addition, because many of our costs are fixed, a reduction in customer demand could have an adverse affect on our gross profit margins and operating income.

Sales to one customer in our consumer products group, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 8% of our 2001 consolidated net sales and approximately 17% of our 2001 consolidated net sales on a pro forma basis. In addition, sales to one customer in our materials based group accounted for approximately 8% of our 2001 consolidated net sales and approximately 6% of our 2001 consolidated net sales on a pro forma basis. A significant reduction in purchases from either of these customers could have a material adverse effect on our business, results of operations and financial condition.


WE MAY BE ADVERSELY AFFECTED BY THE TREND TOWARDS RETAIL TRADE CONSOLIDATION.

With the growing trend towards retail trade consolidation, we are increasingly dependent upon key retailers whose bargaining strength is growing. Our consumer products businesses may be negatively affected by changes in the policies of our retailer customers, such as inventory destocking, limitations on access to shelf space, price demands and other conditions.


SALES OF SOME OF OUR PRODUCTS ARE SEASONAL AND WEATHER RELATED.

Sales of certain of our products, particularly our consumer products, are seasonal. Sales of our home canning products generally reflect the pattern of the growing season, and sales of our FoodSaver (Registered Trademark) products generally are strongest in the fourth quarter preceding the holiday season. Sales of these products may be negatively impacted by unfavorable weather conditions and other market trends. Periods of drought, for example, may adversely affect the supply and price of fruit, vegetables, and other foods available for home canning. Sales of our consumer products may also be adversely affected by the trend toward decreasing prices and increasing quality of purchased preserved food products. Either or both of these factors could have a material adverse effect on our business, results of operations and financial condition.


WE DEPEND ON SUPPLIERS IN ASIA.

The vast majority of our FoodSaver (Registered Trademark) products are manufactured by third party suppliers in China and Korea. Any adverse change in, among other things, any of the following could have a material adverse effect on our business, results of operations and financial condition:

  o our relationship with these suppliers;

  o the financial condition of these suppliers;

  o our ability to import outsourced products; or

  o these suppliers' ability to manufacture and deliver outsourced products on a timely basis.


We cannot assure you that we could quickly or effectively replace any of our suppliers if the need arose, and we cannot assure you that we could retrieve tooling and molds possessed by any of our suppliers. Our dependence on these few suppliers could also adversely affect our ability to react quickly and effectively to changes in the market for our products. In addition, international manufacturing is subject to significant risks, including, among other things:

  o labor unrest;

  o political instability;

  o restrictions on transfer of funds;

  o domestic and international customs and tariffs;

  o unexpected changes in regulatory environments; and

  o potentially adverse tax consequences.


Labor in China has historically been readily available at relatively low cost as compared to labor costs applicable in other nations. China has experienced rapid social, political and economic change in recent years. We cannot assure you that labor will continue to be available to us in China at costs consistent with historical levels. A substantial increase in labor costs in China could have a material adverse effect on our business, results of operations and financial condition. Although China currently enjoys "most favored nation" trading status with the United States, the U.S. government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China. We cannot assure you that our business will not be affected by the aforementioned risks, each of which could have a material adverse effect on our business, results of operations and financial condition.


COMPETITION IN OUR INDUSTRIES MAY HINDER OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY, ACHIEVE PROFITABILITY, OR MAINTAIN RELATIONSHIPS WITH EXISTING CUSTOMERS.


We operate in highly competitive industries. We compete against numerous other domestic and foreign companies, many of which are more established in their industries and have substantially greater revenue or resources than we do. We also face competition from the manufacturing operations of our current and potential customers in our materials based group. A shift away from outsourcing on behalf of our current or potential customers could have a material adverse effect on our business, results of operations and financial condition. Competition could cause price reductions, reduced profits or losses, or loss of market share, any of which could have a material adverse effect on our business.


To compete effectively in the future in the consumer products industry, among other things, we must:

  o maintain strict quality standards;

  o develop new products that appeal to consumers; and

  o deliver products on a reliable basis at competitive prices.


To compete effectively in the future in the materials based industry, among other things, we must:

  o provide technologically advanced manufacturing services;

  o maintain strict quality standards;

  o respond flexibly and rapidly to customers' design and schedule changes; and

  o deliver products on a reliable basis at competitive prices.


Our inability to do any of these things could have a material adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO DEVELOP NEW OR EXPAND EXISTING CUSTOMER RELATIONSHIPS, OUR ABILITY TO GROW OUR BUSINESS WILL BE IMPAIRED.

Growth in our consumer products and materials based groups depends to a significant degree upon our ability to develop new customer relationships and to expand existing relationships with current customers. We cannot guarantee that new customers will be found, that any such new relationships will be successful when they are in place, or that business with current customers will increase. Failure to develop and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.


WE CANNOT BE CERTAIN THAT OUR PRODUCT INNOVATIONS AND MARKETING SUCCESSES WILL CONTINUE.

We believe that our future success will depend, in part, upon our ability to continue to introduce innovative designs in our existing products and to develop, manufacture and market new products. We cannot assure you that we will be successful in the introduction, marketing and manufacturing of any new products or product innovations, or develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner would harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.


WE MAY EXPERIENCE DIFFICULTY IN INTEGRATING ACQUIRED BUSINESSES, WHICH MAY INTERRUPT OUR BUSINESS OPERATIONS.

We intend to grow through the acquisition of additional companies, including the proposed acquisition of the business assets of Diamond Brands. We expect to face competition for acquisition candidates, which may limit the number of opportunities and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire, or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on our business, results of operations and financial condition.


OUR OPERATIONS ARE SUBJECT TO A NUMBER OF FEDERAL, STATE AND LOCAL ENVIRONMENTAL REGULATIONS.

Our operations are subject to Federal, state and local environmental and health and safety laws and regulations including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes. We believe that we are in material compliance with such laws and regulations and that the cost of maintaining compliance will not have a material adverse effect on our business, results of operations or financial condition. While we do not anticipate having to make, and historically have not had to make, significant capital expenditures in order to comply with applicable environmental laws and regulations, due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital expenditures will not be required.


WE MAY BE ADVERSELY AFFECTED BY REMEDIATION OBLIGATIONS MANDATED BY APPLICABLE ENVIRONMENTAL LAWS.

In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, is a landfill or other location where we have disposed wastes, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of the past industrial operations conducted by us and others at these properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment has been conducted. We do not believe that any of our existing remediation obligations, including at third-party sites where we have been named a potentially responsible party, will require material capital or operating expenditures or will otherwise have a material adverse effect upon our business, results of operations or financial condition. However, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities that may be material.

WE DEPEND UPON KEY PERSONNEL.

We are highly dependent on the continuing efforts of our executive officers, including Martin E. Franklin, our Chairman and Chief Executive Officer, and Ian G.H. Ashken, our Vice Chairman and Chief Financial Officer, and we likely will depend on the senior management of any significant business we acquire in the future. Our business, results of operations and financial condition could be materially adversely affected by the loss of any of these persons and the inability to attract and retain qualified replacements.

WE ENTER INTO CONTRACTS WITH THE UNITED STATES GOVERNMENT AND OTHER
GOVERNMENTS.

We have entered into a contract with the United States government to supply penny blanks to the United States Mint. We have also entered into a contract with the Canadian government to supply penny blanks to the Royal Canadian Mint. These contracts contain termination provisions customary for government contracts. The United States government and Canadian government retain the right to terminate these contracts at their convenience. These contracts are also subject to reduction or modification in the event of changes in government requirements or budgetary constraints.

Our largest metals customer is the United States Mint, which comprised approximately 8% of our 2001 consolidated net sales (approximately 6% on a pro forma basis). The United States Mint announced in the fourth quarter of 2001 that it was implementing an inventory reduction program for all coinage. In addition, several times in recent years, proposed legislation has been introduced which, if passed, could reduce or eliminate the circulation of the penny. If production, use or demand for the U.S. penny is reduced, it could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS CAN BE ADVERSELY AFFECTED BY CHANGES IN THE COST OR AVAILABILITY OF RAW MATERIALS.

Pricing and availability of raw materials for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, have a material adverse effect on our business, results of operations and financial condition.

During periods of rising prices of raw materials, there can be no assurance that we will be able to pass any portion of such increases on to customers. Conversely, when raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we have existing inventory, lower margins. As a result, fluctuations in raw material prices could have a material adverse effect on our business, results of operations and financial condition.

Some of the products we manufacture require particular types of glass, plastic, metal or other materials. Supply shortages for a particular type of material can delay production or cause increases in the cost of manufacturing our products. This could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BECAUSE OF RISKS WHICH ARE PARTICULAR TO INTERNATIONAL OPERATIONS.

On a pro forma basis, approximately 10.8% of Jarden's net sales in 2001 were derived from sales outside of the United States. In addition, we anticipate that international sales will be a growth area for our consumer products business. International sales (and the international operations of our customers) are subject to inherent risks which could adversely affect us, including, among other things:

  o fluctuations in the value of currencies;

  o unexpected changes in and the burdens and costs of compliance with a variety of foreign laws;

  o political and economic instability;

  o increases in duties and taxation; and

  o reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.


OUR PERFORMANCE CAN FLUCTUATE WITH THE FINANCIAL CONDITION OF THE RETAIL
INDUSTRY.

We sell our consumer products to retailers, including food, hardware, catalog and mass merchants, in the United States and Canada. A significant deterioration in the financial condition of our major customers could have a material adverse effect on our sales and profitability. We continually monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, a bankruptcy filing by a key customer could have a material adverse effect on our business, results of operations and financial condition.

In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a "just-in-time" basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require the carrying of additional inventories.


CLAIMS MADE AGAINST US BASED ON PRODUCT LIABILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

As a producer and marketer of consumer products, we are subject to the risk of claims for product liability. We maintain product liability insurance, but there is a risk that our coverage will not be sufficient to insure against all claims which may be brought against us, or that we will not be able to maintain that coverage or obtain additional insurance covering existing or new products. If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could have a material adverse effect on our business, results of operations and financial condition.


WE DEPEND ON OUR PATENTS AND PROPRIETARY RIGHTS.

Our success with our proprietary products depends, in part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. Furthermore, the patents we maintain on the bags used for vacuum sealing expire in 2005 and the patents we maintain on our home vacuum packaging systems expire in 2009. We are currently applying for patents on new bags and vacuum packaging systems that we recently acquired.


WE DEPEND ON A SINGLE MANUFACTURING FACILITY FOR CERTAIN ESSENTIAL PRODUCTS.

Certain of our products, including some using specially designed machines and proprietary cutting technology, are manufactured at a sole company-owned manufacturing facility. These facilities are subject to the normal hazards that could result in material damage to such facilities. Damage to any of these facilities, or prolonged interruption in the operations of any of these facilities for repairs or other reasons, could have a material adverse effect on our business, results of operations and financial condition.

CERTAIN OF OUR EMPLOYEES ARE REPRESENTED BY LABOR UNIONS.

Approximately 215 of our employees are covered by collective bargaining agreements. These agreements expire at our domestic consumables facility (Muncie, Indiana) on October 15, 2006 and at our metals facility (Greeneville, Tennessee) on October 4, 2003. While we have not experienced a work stoppage, slowdown or strike during the past five years and management believes that its relationships with our collective bargaining units are good, no assurance can be made that we will not experience a work stoppage, slowdown or strike in the future. A work stoppage, slowdown or strike by our employees, or the employees of our suppliers or customers, could have a material adverse effect on our business, results of operations and financial condition.


OUR SIGNIFICANT INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH, AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR DEBT.

We have a significant amount of indebtedness and will incur more debt if we close the proposed acquisition of Diamond Brands and/or complete a debt offering. Our significant indebtedness could:

  o make it more difficult for us to satisfy our obligations with respect to the debt securities;

  o increase our vulnerability to general adverse economic and industry conditions;

  o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

  o limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

  o place us at a competitive disadvantage compared to our competitors that have less debt; and

  o limit, among other things, our ability to borrow additional funds.

The following table sets forth our total debt, total stockholders' equity, total capitalization and ratio of debt to total capitalization:




                                                     SEPTEMBER 30, 2002
                                                  -----------------------
                                                        (unaudited)
                                                   (dollars in thousands)
Total debt ....................................          $ 217,290

Total stockholders' equity ....................             69,789
                                                         ---------

Total capitalization ..........................          $ 287,079
                                                         =========

Ratio of debt to total capitalization .........                 76%

The terms of our senior credit facility, the indenture that will govern the debt securities, and the indenture governing our 9 3/4% senior subordinated notes due 2012 allow us to issue and incur additional debt upon satisfaction of certain conditions. See "Description of Senior Indebtedness" for a description of our senior credit facility. If new debt is added to current debt levels, the related risks described above could increase.


WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our ability to make payments on and to refinance our indebtedness, including the debt securities, our 9 3/4% senior subordinated notes due 2012, and amounts borrowed under our senior credit facility, and to fund planned capital expenditures and expansion efforts and strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, together with available cash and available borrowings under our senior credit facility, will be adequate to meet future liquidity needs for at least the next twelve months. However, we cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule or that future borrowings will be available to us under the senior credit facility in an amount sufficient to enable us to service indebtedness, including the debt securities, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the debt securities, our 9 3/4% senior subordinated notes due 2012, and our senior credit facility, on or before maturity. We cannot assure you that we will be able to do so on commercially reasonable terms or at all.

THE INDENTURE RELATED TO THE DEBT SECURITIES, OUR 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012, AND OUR SENIOR CREDIT FACILITY CONTAIN VARIOUS COVENANTS WHICH LIMIT OUR MANAGEMENT'S DISCRETION IN THE OPERATION OF OUR BUSINESS.

Our senior credit facility, the indenture related to our 9 3/4% senior subordinated notes due 2012, and the indenture related to the debt securities contain various provisions that limit our management's discretion by restricting our and our subsidiaries' ability to, among other things:

  o incur additional indebtedness;

  o pay dividends or distributions on, or redeem or repurchase, capital stock;

  o make investments;

  o engage in transactions with affiliates;

  o incur liens;

  o transfer or sell assets; and

  o consolidate, merge or transfer all or substantially all of our assets.

In addition, our senior credit facility requires us to meet certain financial ratios. Any failure to comply with the restrictions of our senior credit facility, the indenture related to our 9 3/4% senior subordinated notes due 2012, the indenture related to the debt securities or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE RELATED TO OUR 9 3/4% SENIOR SUBORDINATED NOTES DUE 2012.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes under the indenture related to our 9 3/4% senior subordinated notes due 2012. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of these notes. In addition, restrictions in our senior credit facility prohibit repurchases of the notes unless a waiver is obtained from the lenders or our senior credit facility is repaid in full. If we fail to repurchase the notes following a change of control, we will be in default under the indenture related to the notes, which will result in a cross-default under our senior credit facility. Any future debt, including the debt securities, which we incur may also contain restrictions on repayment of the notes. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness would not constitute a change of control under the indenture related to the notes.

                       RISKS RELATED TO OUR COMMON STOCK

DELAWARE LAW AND OUR RIGHTS PLAN MAY LIMIT POSSIBLE TAKEOVERS.

Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

We have adopted a rights plan that provides that shares of our common stock have associated preferred stock purchase rights. These rights become exercisable and detachable from the associated common stock only on the tenth day following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock or on the tenth business day (or such later date as our board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group holding 15% or more of the outstanding shares of our common stock. The rights entitle our stockholders, other than the person or entity that has acquired or made an exchange or tender offer for 15% or more of our outstanding common stock, to purchase shares of our series A junior participating preferred stock or other capital stock and, in certain circumstances, would allow our stockholders to acquire capital stock in an entity that acquires our company. The exercise of these rights would make the acquisition of Jarden by a third party more expensive to that party and has the effect of discouraging third parties from acquiring our company without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise. The preferred stock purchase rights are not presently exercisable and will expire at the close of business on March 22, 2003, unless earlier redeemed by us.


THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE.

The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could use the market price of our common stock to fluctuate substantially. Additionally, the market in general, and our common stock in particular, may be subject to increased volatility due to general economic conditions and the terrorist attacks in New York and Washington, D.C. and any resulting conflicts.


WE MAY ISSUE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN CONNECTION WITH FUTURE ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

As part of our growth strategy, we anticipate issuing additional shares of our common stock, preferred stock, and warrants. We may file other shelf registration statements with the Securities and Exchange Commission that we may use to sell shares of our common stock preferred stock, and warrants from time to time in connection with acquisitions. To the extent that we are able to grow through acquisitions for stock or warrants to purchase our stock, the number of outstanding shares of common stock and/or preferred stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving warrants or shares of our common or preferred stock in connection with these acquisitions may be more likely to sell large quantities of their warrants and stock which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.


OUR STOCK PRICE MAY BE ADVERSELY AFFECTED IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK, OR OUR PREFERRED STOCK OR WARRANTS CONVERTIBLE INTO OUR COMMON STOCK, IN THE PUBLIC MARKET FOLLOWING THE OFFERING.

If our stockholders sell substantial amounts of our common stock, or our preferred stock or warrants convertible into our common stock, in the public market following this offering, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance such acquisition. Additional shares sold in this offering or to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.

SINCE WE HAVE BROAD DISCRETION IN HOW WE USE THE NET PROCEEDS FROM THIS OFFERING, WE MAY USE SUCH PROCEEDS IN WAYS WITH WHICH YOU DISAGREE.

We have not allocated specific amounts of the net proceeds from this offering to any specific purpose. While we expect to use a portion of the net proceeds from this offering to pay down our credit facility, our credit facility will permit us to re-borrow that money at later times. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of management to use such funds effectively could have a material adverse effect on our business, financial condition and operating results.

                     RISKS RELATING TO THE DEBT SECURITIES

YOUR RIGHT TO RECEIVE PAYMENTS ON THE DEBT SECURITIES IS JUNIOR TO OUR EXISTING SENIOR INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THE DEBT SECURITIES ARE JUNIOR TO ALL OF THE GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

The debt securities and the guarantees rank behind all of our and the guarantors' existing senior indebtedness and all of our and the guarantors' future senior indebtedness. See "Description of Senior Indebtedness" for a description of our senior credit facility. As of September 30, 2002, the debt securities and the guarantees were subordinated to approximately $53 million of senior debt. In addition, our senior credit facility permitted up to approximately $46 million of additional borrowings, subject to compliance with the covenants and conditions to borrowing under the senior credit facility, which borrowings would be senior to the debt securities and the guarantees. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future.

As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceedings relating to us or the guarantors or our or the guarantors' property, the holders of our senior debt and the senior debt of the guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the debt securities or the guarantees.

In addition, all payments on the debt securities and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, the indenture relating to the debt securities will require that amounts otherwise payable to holders of the debt securities in a bankruptcy or similar proceeding be paid to holders of senior debt instead until the holders of senior debt are paid in full. As a result, holders of the debt securities may not receive all amounts owed to them and may receive less, ratably, than holders of trade payables and other unsubordinated indebtedness in any such proceeding.

SINCE THE DEBT SECURITIES ARE UNSECURED, YOUR RIGHT TO ENFORCE REMEDIES IS LIMITED BY THE RIGHTS OF HOLDERS OF SECURED DEBT.

In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the debt securities will be unsecured while obligations under our senior credit facility will be secured by substantially all of our assets and those of our subsidiaries. If we become insolvent or are liquidated, or if payment under the senior credit facility is accelerated, the lenders under the senior credit facility are entitled to exercise the remedies available to a secured lender under applicable law. These lenders have a claim on all assets securing the senior credit facility before the holders of unsecured debt, including the debt securities.

NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE OUR OBLIGATIONS UNDER THE DEBT SECURITIES, AND THE ASSETS OF THE NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE DEBT SECURITIES.

Our present and future domestic restricted subsidiaries will guarantee the debt securities. Payments on the debt securities are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the debt securities, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. On a pro forma basis, as of and for the year ended December 31, 2001, the aggregate total assets and net sales of our foreign subsidiaries, which represent all of our non-guarantor subsidiaries, were $14.3 million and $15.3 million, respectively, or 4.6% and 3.6%, respectively, of our total assets and net sales.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the debt securities are effectively subordinated to all indebtedness and other liabilities of the non-guarantor subsidiaries.


A PUBLIC MARKET FOR THE DEBT SECURITIES MAY NOT DEVELOP.

There can be no assurance that a public market for the debt securities will develop or, if such a market develops, as to the liquidity of the market. If a market were to develop, the debt securities could trade at prices that may be higher or lower than their principal amount. We do not intend to apply for listing of the debt securities on any securities exchange or for quotation of the debt securities on any automated quotation system. If an active public market does not develop or continue, the market price and liquidity of the debt securities may be adversely affected.

In addition, the liquidity of the trading market in the debt securities, and the market price quoted for the debt securities, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the debt securities.


FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE SECURITY HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

If a bankruptcy case or lawsuit is initiated by unpaid creditors of any guarantor, the debt represented by the guarantees entered into by the guarantors may be reviewed under the Federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of the guarantee could be subordinated to certain obligations of a guarantor if, among other things, the guarantor, at the time it entered into the guarantee:

  o received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

  o either:

    o was insolvent or rendered insolvent by reason of entering into a guarantee; or

    o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

    o intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they become due.

In addition, any payment by a guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor's creditors under those circumstances.

If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the debt securities would be solely creditors of our company and creditors of our other subsidiaries that have validly guaranteed the debt securities. The debt securities then would be effectively subordinated to all liabilities of the subsidiary whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  o the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  o the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  o it could not pay its debts or contingent liabilities as they become due.


If the claims of the holders of the debt securities against any subsidiary were subordinated in favor of other creditors of the subsidiary, the other creditors would be entitled to be paid in full before any payment could be made on the debt securities. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims there would be sufficient assets remaining to satisfy the claims of the holders of the debt securities.


Based upon financial and other information, we believe that the guarantees are being incurred for proper proposes and in good faith and that we, and our subsidiaries that are guarantors, on a consolidated basis, are solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on our business after the issuance of the debt securities and will be able to pay our debts as they mature. We cannot assure you, however, as to the standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

                          FORWARD LOOKING STATEMENTS

Certain statements we make in this prospectus, and other written or oral statements by us or our authorized officers on our behalf, may constitute "forward looking statements" within the meaning of the Federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industry and economies in which we operate and other information that is not historical information. Words or phrases such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we cannot assure you that our expectations, beliefs and projections will be realized.


Before you invest in our common stock or debt securities, you should be aware that the occurrence of the events described in the immediately above section captioned "Risk Factors" and otherwise discussed elsewhere in this prospectus or in materials incorporated in this prospectus by reference to our other filings with the Commission, could have a material adverse affect on our business, financial condition and results of operation.


The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources or our estimates based on management's knowledge and experience in the markets in which we operate. Our estimates have been based on information provided by customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

                                USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures and other potential acquisitions, and to make certain required prepayments under our senior credit facility. See the section titled "Description of Senior Indebtedness" for a detailed description of required prepayments. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from our sale of any securities.



                      RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the five years ended December 31, 2001 and the nine months ended September 30, 2002 are set forth below:


                     ---------------------------------------------------------------------------
                                                                             FOR THE NINE MONTHS
                               FOR THE YEAR ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                     ---------------------------------------------------------------------------
                        1997        1998       1999       2000      2001            2002
                     ---------------------------------------------------------------------------
Ratio of earnings
to fixed charges        10.5        12.4        6.2        1.5        *             4.6
                     ===========================================================================

* For the actual year ended December 31, 2001, the calculated ratio of earnings to fixed charges is less than one-to- one and represents a deficiency of approximately $125.6 million.


The ratios of earnings to fixed charges are calculated as follows:


              (income before income taxes and minority interest) +
                    (fixed charges) - (capitalized interest)
             -------------------------------------------------------
                                 (fixed charges)

                      DESCRIPTION OF THE DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities are to be issued under an indenture between us and a trustee, and may be supplemented or amended from time to time following its execution. The indenture, and any supplemental indentures, will be subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA").

The form of the indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the form of indenture will be described in the prospectus supplement relating to the debt securities.

The statements made hereunder relating to the indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture (including those terms made a part of the indenture by reference to the TIA) and such debt securities. We have filed a copy of the indenture as an exhibit to the registration statement. Capitalized terms used in the summary below have the meanings specified in the indenture.

GENERAL

The terms of each series of debt securities will be detailed or determined in the manner provided in the indenture and any applicable supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.


We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities, if applicable:

  o the title of the debt securities;

  o any limit on the aggregate principal amount of the debt securities;

  o the date or dates on which we will pay the principal on the debt securities;

  o the rate or rates at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for the interest payable on any interest payment date;

  o the place or places where principal of and any premium and interest on the debt securities will be payable;

  o whether the debt securities rank as senior subordinated debt securities or subordinated debt securities;

  o the terms of any guarantee of any debt securities;

  o the terms and conditions upon which we may redeem the debt securities;

  o any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

  o the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  o whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

  o the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

  o the currency, currencies, or currency units in which payment of the principal of and any premium and interest debt securities will be made;

  o if payments of principal of or any premium and interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies, or currency units in which payment of principal of or any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  o the manner in which the amounts of payment of principal of or any premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index, based upon a formula, or in some other manner;

  o whether, the ratio at which and the terms and conditions upon which, if any, the debt securities will be convertible into or exchangeable for our common stock or our other securities or securities of another person;

  o any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

  o any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities; and

  o any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.


TRANSFER AND EXCHANGE


A holder will be able to transfer or exchange debt securities in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of debt securities. Holders may be required to pay all taxes due on transfer.


EVENTS OF DEFAULT AND REMEDIES


An event of default means with respect to any series of debt securities, any of the following:

  o default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

  o default in the payment of the principal of or premium, if any, on any debt security of that series when it becomes due and payable;

  o default in the making of any sinking fund payment when and as due in respect of any debt security of that series;

  o default in the performance, or breach, of any other material covenant or warranty by us in the indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt elsewhere in the indenture or that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a certain specified percentage in aggregate principal amount of the then outstanding debt securities of that series as provided in the indenture;

  o any nonpayment or other default is made under any agreement or instrument relating to any of our other indebtedness and such default shall have continued after any applicable grace period and results in that indebtedness becoming due prior to its stated maturity or occurs at the final maturity of that indebtedness;

  o certain events of bankruptcy, insolvency or reorganization; and

  o any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a certain specified percentage in aggregate principal amount of the then outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and premium, if any, and interest of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under "--Amendment, Supplement and Waiver" below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any cost, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.


AMENDMENT, SUPPLEMENT AND WAIVER

Without notice to or the consent of any holders, we and the trustee enter into one or more supplemental indentures for any of the following purposes:

  o to evidence the succession of another entity to us and the assumption by that successor of our covenants in the indenture and in the debt securities;

  o to add to the covenants for the benefit of the holders of all or any series of debt securities, and if those covenants are to be for the benefit of less than all series, stating that those covenants are expressly being included solely for the benefit of that series, or to surrender any right or power conferred upon us;

  o to add any additional events of default;

  o to add or change any of the provisions of the indenture to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Securities in uncertificated form

  o subject to certain limitations, to add to, change, or eliminate any of the provisions of the indenture in respect of any series of debt securities;

  o to establish the form or terms of debt securities of any series as permitted by the indenture;

  o to evidence and provide for the acceptance of appointment of a separate or successor trustee with respect to one or more series of debt securities and to add to or change any of the provisions of the indenture as is necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee; or

  o to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

We and the trustee may, with some exceptions, amend or modify any indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series affected by the amendment or modification. However, no amendment or modification may, without the consent of the holder of each outstanding debt security affected thereby:

  o change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of maturity, or change the coin or currency in which any premium or interest on any debt security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date);

  o reduce the percentages of holders whose consent is required for any modification or waiver; or

  o modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A modification which changes or eliminates any provision of an indenture expressly included solely for the benefit of holders of debt securities of one or more particular series or modifies the holders' rights will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series.

The indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of that series waive any past default and its consequences with respect to that series, except:

  o a default in the payment of interest on or premium, if any, or the principal of, any debt security of that series; or

  o a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected.

DEFEASANCE OF INDENTURE


     Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents).


     Covenant Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions we may omit to comply with certain covenants contained in the indenture, as well as additional covenants contained in a supplement to the indenture and that certain events of default under the indenture will not constitute a an event of default with respect to the debt securities of that series.


In the case of either legal defeasance or covenant defeasance, we will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge the principal of and premium and interest on the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.


This discharge may occur only if, among other things, we have delivered to the trustee an officers' certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.


CONSOLIDATION, MERGER, SALE OR TRANSFER


We may not consolidate with or merge with or into any other person or transfer all or substantially all of our properties and assets to any person unless, among other things:

  o either:

    o we are the surviving or continuing corporation; or

    o the person (if other than us) formed by such consolidation or into which we are merged or the person which all or substantially all of our properties and assets are transferred is a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture all of our obligations under the debt securities and the indenture; and

  o immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection with the transaction, no default will exist.

                         DESCRIPTION OF CAPITAL STOCK


COMMON STOCK

The holders of our common stock, par value $0.01 per share, are entitled to one vote for each share on all matters voted on by our stockholders, including the election of directors. No holders of common stock have any right to cumulative voting. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor. We currently do not and do not intend to pay cash dividends on our common stock in the foreseeable future, and, at this time, are restricted from doing so under the terms of our credit facility.


In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of our preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. Subject to adjustment and certain limitations, each share of common stock has a preferred stock purchase right that entitles the registered holder of the common stock to purchase from us a unit consisting of one one-hundredth of a share of our series A junior participating preferred stock, at an exercise price of $45.00 per Right upon the happening of certain events. The preferred stock purchase rights are not presently exercisable and will expire at the close of business on March 22, 2003, unless earlier redeemed by us.


Our common stock is listed on the New York Stock Exchange under the symbol
"JAH."


PREFERRED STOCK


Our restated certificate of incorporation, as amended, authorizes our board of directors to issue, without further stockholder action, up to 5,000,000 shares of preferred stock, in one or more series, having a par value of $.01 per share, 250,000 of which has been designated as Series A Junior Participating Preferred Stock. The board of directors is authorized to fix for each such series the designation and relative rights (including, if any, conversion, participation, voting and dividend rights and stated redemption and liquidation values), preferences, limitations and restrictions, as are stated in the resolutions adopted by the board of directors and as are permitted by General Corporation Law of the State of Delaware. One right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock is attached to each outstanding share of our common stock.



                            DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, shares of preferred stock, or shares or common stock. We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.


Each warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the applicable prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

  o the title of the warrants;

  o the aggregate number of the warrants;

  o the price or prices at which the warrants will be issued;

  o the designation, aggregate principal amount and terms of the securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

  o the designation and terms of any related securities with which the warrants will be issued, and the number of warrants that will be issued with each security;

  o the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

  o the price at which the securities purchasable upon exercise of the warrants may be purchased;

  o the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  o the maximum or minimum number of warrants which may be exercised at any time;

  o a discussion of certain U.S. federal income tax considerations applicable to the exercise of the warrants; and

  o any other terms of the warrants and terms, procedures and limitations relating to the exercise of the warrants.

Holders may exchange warrant certificates for new warrant certificates of different denominations, and may exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.



                      DESCRIPTION OF SENIOR INDEBTEDNESS

On April 24, 2002, we refinanced our existing senior indebtedness with a new $100 million senior secured credit facility (the "Credit Facility") pursuant to the terms of a Credit Agreement (the "Credit Agreement"), with Bank of America, N.A., as Administrative Agent (the "Administrative Agent"), Swing Line Lender, and L/C Issuer, Canadian Imperial Bank of Commerce, as Syndication Agent, National City Bank of Indiana, as Documentation Agent, and the other Lenders party thereto, including The Bank of New York, Fleet National Bank, Harris Trust and Savings Bank, U.S. Bank National Association, Allfirst Bank, Transamerica Business Capital Corporation, and Union Federal Bank of Indianapolis.

The Credit Agreement, among other things, provides for a new senior credit facility for up to $100 million of senior secured loans, consisting of a $50 million five-year revolving credit facility (the "Revolving Credit Facility") and a $50 million five-year term loan facility (the "Term Loan Facility").

The Revolving Credit Facility includes up to an aggregate of $10 million in standby and commercial letters of credit and up to an aggregate of $10 million in swing line loans. As of June 30, 2002, we had not drawn any of the $50 million available under the Revolving Credit Facility, although we used $2.6 million of availability in connection with pre-existing letters of credit.

The Term Loan Facility was drawn in full, in the amount of $50 million, at the closing of the Credit Facility and $48.75 million was outstanding as of September 30, 2002 reflecting scheduled principal repayment since issuance. Principal and interest under the Term Loan Facility are payable quarterly, in accordance with a specified amortization schedule, with the final payment of all amounts outstanding thereunder being due on April 24, 2007.

The Revolving Credit Facility and the Term Loan Facility bear interest at a rate equal to (i) the Eurodollar Rate (as determined by the Administrative Agent) pursuant to an agreed formula or (ii) a Base Rate equal to the higher of
(a) the Bank of America prime rate and (b) the federal funds rate plus .50%, plus, in each case, an applicable margin ranging from .75% to 1.50% for Base Rate loans and from 2.00% to 2.75% for Eurodollar Rate loans.


The Credit Agreement contains certain restrictions on the conduct of our business, including, among other things, restrictions, generally, on:

  o incurring debt, including any debt issued in connection with this offering;

  o  disposing of certain assets;

  o  making investments;

  o  exceeding certain agreed capital expenditures;

  o  creating or suffering liens on our assets;

  o completing certain mergers, consolidations, and with permitted exceptions, acquisitions;

  o  declaring dividends;

  o  redeeming or prepaying other debt; and

  o  transactions with affiliates.


The Credit Agreement also requires us to maintain the following financial covenants:

  o our consolidated net worth may not be at any time less than the sum of:

    o $30,000,000;

    o an amount equal to 50% of our consolidated net income earned in each fiscal quarter ending after December 31, 2001 (with no deduction for a net loss in any such fiscal quarter); and

    o an amount equal to 100% of the aggregate increases in the stockholders' equity of Jarden and our subsidiaries after April 24, 2002 by reason of the issuance and sale of our capital stock (including upon any conversion of our debt securities into our capital stock);

  o our total leverage ratio as of the end of any four-quarter period may not be greater than the ratio set forth below opposite such four-quarter period:



    Four-Quarter Period ending closest to:     Maximum Total Leverage Ratio
--------------------------------------------   -----------------------------
    September 30, 2002;
    December 31, 2002;
    March 31, 2003;                            3.50 to 1.00
    June 30, 2003; and
    September 30, 2003

    December 31, 2003;
    March 31, 2004;
    June 30, 2004; and                         3.25 to 1.00
    September 30, 2004

    December 31, 2004 and thereafter           3.00 to 1.00

  o our senior leverage ratio as of the end of any four-quarter period may not be greater than the ratio set forth below opposite such four-quarter period:

     Four-Quarter Period ending closest to:     Maximum Senior Leverage Ratio
---------------------------------------------   ------------------------------
     September 30, 2002;
     December 31, 2002; and                     2.00 to 1.00
     March 31, 2003

     June 30, 2003;
     September 30, 2003;
     December 31, 2003;                         1.75 to 1.00
     March 31, 2004;
     June 30, 2004; and
     September 30, 2004

     December 31, 2004 and thereafter           1.50 to 1.00

     ; and

  o our fixed charge ratio as of the end of any applicable period, beginning with the period ending closest to September 30, 2002, may not be less than
    1.25 to 1.00.


However, the Credit Agreement does not make any significant restrictions on our or our domestic subsidiaries' ability to obtain funds from their respective subsidiaries by dividend or loan.


The occurrence of certain events or conditions described in the Credit Agreement (subject to grace periods in certain cases) constitutes an event of default. If an event of default occurs, the Administrative Agent may, at the request or consent of the Lenders, among other things, declare the entire outstanding balance of principal and interest of all outstanding loans to be immediately due and payable. The events of default include, among other things:


  o our failure to pay any principal, interest, or other fees when due;

  o any material judgment or order entered against us;

  o any inaccuracy in the representations and warranties;

  o failure to observe certain covenants under the Credit Agreement (including, e.g., the financial covenants);

  o bankruptcy, insolvency or receivership proceedings with respect to Jarden;
    and

  o a change of control of Jarden.


The Credit Agreement provides that we shall make required prepayments of the Term Loan and Revolving Loan, including, among other things, upon the happening of the following events:

  o in the event that our total leverage ratio is greater than 3.00 to 1.00 as of the end of any fiscal year, beginning with the fiscal year ending December 31, 2002, we must make a prepayment in an amount equal to fifty percent (50%) of the amount of excess cash flow, each such prepayment to be made on the date our and our subsidiaries' financial statements for such fiscal year are required to be delivered (or if earlier, the date such financial statements are delivered) pursuant to the Credit Agreement;


  o we must make, or must cause each applicable subsidiary to make, a prepayment with respect to each private or public offering of equity securities of Jarden or any of our subsidiaries (other than equity securities issued to Jarden or a guarantor) in an amount equal to fifty percent (50%) of the net proceeds of each issuance of equity securities of the Jarden or any of our subsidiaries, each such prepayment to be made within ten (10) business days of receipt of such proceeds and upon not less than five (5) business days' prior written notice to the Administrative Agent; however, no prepayment shall be required of the first $10,000,000 of net proceeds in each fiscal year of Jarden realized from (x) the issuance of equity securities in connection with the exercise of any option, warrant or other convertible security of Jarden or any of our subsidiaries or (y) the issuance, award or grant of equity securities to eligible participants under a stock plan of Jarden.

  o we must make, or must cause each applicable subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the net proceeds from each Disposition (as defined below) other than certain Permitted Dispositions (as defined below), each such prepayment to be made within ten (10) business days of receipt of the net proceeds thereof and upon not less than five (5) business days' prior written notice to the Administrative Agent. Disposition means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. A Disposition shall not include (a "Permitted Disposition"):

    o Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

    o Dispositions of inventory in the ordinary course of business;

    o Dispositions by Jarden or any of our subsidiaries of equipment or real property which is replaced by equipment or real property of substantially equivalent or greater utility and value within ninety (90) days of the date of disposition thereof, provided that if the fair market value of the property so disposed of is greater than $3,000,000, the Administrative Agent will have received notice of such disposition from us not less than twenty (20) days prior to the consummation of such disposition;

    o Dispositions of property (i) by any of our subsidiaries to a guarantor,
      (ii) by us or any guarantor to any guarantor, and (iii) by any of our subsidiaries that is not a guarantor to any other of our subsidiaries that is not a guarantor;

    o any of our subsidiaries may merge with or transfer substantially all its assets (upon voluntary liquidation or otherwise) to any guarantor, provided that, if a merger, the guarantor must be the continuing or surviving person, and provided further that if a transfer of assets in the form of a sale by a subsidiary that is not a guarantor, the sale shall be at fair market value and the aggregate amount of all such sales will not exceed $5,000,000;

    o any of our subsidiaries substantially all of whose assets consist of other subsidiaries' securities or other equity securities in any person may merge with or transfer substantially all its assets (upon voluntary liquidation or otherwise) to us, provided that, if a merger, we will be the continuing or surviving person, and provided further that if a transfer of assets in the form of a sale by a subsidiary that is not a guarantor, the sale will be at fair market value and the aggregate amount of all such sales will not exceed $5,000,000;

    o any of our subsidiaries that is not a guarantor may merge with or sell substantially all its assets (upon voluntary liquidation or otherwise) to any one or more subsidiaries that is not a guarantor; and

    o Dispositions not otherwise permitted by above, so long as the aggregate fair market value of all such property so disposed in any fiscal year of Jarden does not exceed $35,000,000 and the net proceeds therefrom are applied in accordance with the Credit Agreement;

  o In the event that the net proceeds received from insurance carried with respect to the collateral securing our obligations under the Credit Agreement and the other loan documents is not completely and fully utilized for the repair or replacement of such collateral, we must make, or must cause each applicable subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the net proceeds received with respect to such insurance that is not so utilized.

In connection with entering into the Credit Agreement, all of our domestic subsidiaries, including Hearthmark, Inc., Alltrista Plastics Corporation, Alltrista Newco Corporation, Alltrista Zinc Products, L.P., TriEnda Corporation, Tilia, Inc. (formerly known as Alltrista Acquisition I, Inc.), Tilia Direct, Inc. (formerly known as Alltrista Acquisition II, Inc.), and Tilia International, Inc. (formerly known as Alltrista Acquisition III, Inc.), and Quoin Corporation, have agreed to guarantee our obligations under the Credit Agreement.

Pursuant to a securities pledge agreement, all obligations under the Credit Agreement are secured by a security interest in all of the capital stock or other equity interests of each of our existing or future direct or indirect domestic subsidiaries, and 65% of the voting capital stock or other equity interests and 100% of the nonvoting stock or other equity interests of each of our (or any of our direct or indirect domestic subsidiaries') existing or future direct foreign subsidiaries. Pursuant to the terms of a security agreement and an intellectual property security agreement, the obligations under the Credit Agreement are also secured by a security interest in substantially all of the assets and properties of us and our domestic subsidiaries.

The foregoing is a summary of the material provisions of the Credit Agreement and certain of the documents entered into by us and our domestic subsidiaries in connection therewith which are incorporated herein by reference.


                             PLAN OF DISTRIBUTION

We may sell securities to or through underwriters and also may sell securities directly to purchasers or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement.

We may distribute the securities from time to time in one or more transactions:


  o at a fixed price or prices, which may be changed;

  o at market prices prevailing at the time of sale;

  o at prices related to such prevailing market prices; or

  o at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents participating in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.


                      WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. The telephone number of the Public Reference Room of the Commission is 1-800-SEC-0330. In addition, similar information can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

With respect to the common stock, preferred stock, warrants, and debt securities, this prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our common stock, preferred stock, warrants, and debt securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the registration statement. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than the common stock, preferred stock, warrants, and debt securities to which it relates, nor does it offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.


                                    EXPERTS

The consolidated financial statements of Jarden Corporation and subsidiaries (formerly Alltrista Corporation and subsidiaries) appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Tilia International, Inc. and its subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.



                                 LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

--------------------------------------------------------------------------------


                               2,800,000 SHARES



                        [JARDEN CORPORATION LOGO OMITTED]




                                 COMMON STOCK





                         ----------------------------
                             PROSPECTUS SUPPLEMENT
                              September 25, 2003
                         ----------------------------



                          JOINT BOOK RUNNING MANAGERS


                               CIBC WORLD MARKETS


                         BANC OF AMERICA SECURITIES LLC


                             --------------------


                           SUNTRUST ROBINSON HUMPHREY


                            WILLIAM BLAIR & COMPANY



--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO DEALERS, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY SALE OF
THESE SECURITIES.